Exhibit (a)(3)
CLAXSON INTERACTIVE GROUP INC.
Avenida Melian 2780
C1430EYH Buenos Aires, Argentina
NOTICE OF PLAN OF MERGER
AND
DISCLOSURE STATEMENT
Dear Shareholder:
     This notice of plan of merger and disclosure statement, which we refer to as this “Disclosure Statement,” is being furnished to the holders of Class A common shares of Claxson Interactive Group Inc., which we refer to as “Claxson,” in connection with the Agreement and Plan of Merger, dated as of April 2, 2008, between Claxson, and Remainco Inc., a wholly owned subsidiary of Claxson, which we refer to as “Remainco.” We refer to the Agreement and Plan of Merger as the “Merger Agreement” and to the merger of Remainco with and into Claxson that is contemplated by the Merger Agreement as the “Merger.”
     Upon completion of the Merger, each and every holder of Claxson’s Class A common shares (other than shares owned by the Group (as defined below) and shares as to which shareholders have properly dissented under British Virgin Islands law) will be entitled to receive $13.75 per Class A common share in cash, without interest, less any applicable tax withholdings (e.g., backup withholding). Remainco was formed solely for the purpose of completing the Merger. Both Claxson and Remainco are controlled by the Group. Pursuant to the Merger, Remainco will be merged with and into Claxson, with Claxson continuing as the surviving company, which will no longer be a publicly-traded company. The “Group” consists of Roberto A. Vivo-Chaneton; 1947 Carlyle Investments LLC; 1945 Carlton Investments LLC; Hicks, Muse, Tate & Furst Latin America Fund, L.P.; Hicks, Muse, Tate & Furst Latin America Private Fund, L.P.; Davivo International Ltd; HMLA 1-SBS Coinvestors, L.P.; HMTF Holdings; Hicks, Muse Co. Partners, L.P.; SLI.com Inc.; Gallia Enterprises Ltd.; Luis H. Moreno III; Interamerican Technology, S.A. and Bulls & Bears Enterprises Inc.
     Commonly referred to as “going-private,” the primary purpose of the Merger is to reduce the number of Claxson’s shareholders of record, as defined for the purposes of the Securities and Exchange Act of 1934, as amended, which we refer to as the “1934 Act,” to fewer than 300, thereby enabling Claxson (1) to terminate its obligation to file annual and periodic reports and make other filings with the U.S. Securities and Exchange Commission, which we refer to as the “Commission,” under the federal securities laws and (2) to terminate the registration of its common shares under the 1934 Act. Upon such termination, Claxson will no longer be subject to the Sarbanes-Oxley Act of 2002, which we refer to as “Sarbanes Oxley.” As a result of the Merger, Claxson would be able to realize the cost savings that would be achieved by eliminating most of the expenses related to its disclosure, reporting and compliance requirements under the 1934 Act. Claxson will no longer be considered a public company. Claxson’s shares will no longer be quoted on the pink sheets. Claxson is undertaking the Merger at this time in order to effect the cost savings described in the accompanying Disclosure Statement as soon as possible and, in particular, to avoid the significant prospective compliance costs relating to the internal control attestation requirements of Sarbanes Oxley described in the accompanying Disclosure Statement. In addition, the sooner that Claxson completes the Merger, the sooner shareholders who are to receive cash as a result of the Merger will receive and be able to reinvest or otherwise make use of such cash payments.
     The Group, as the prospective shareholders of the surviving company of the Merger, will enjoy the benefits of the cost savings the surviving company will attain upon consummation of the Merger and will continue to bear the risks and benefits from the rewards of Claxson’s business. The Group has a financial interest in the Merger that is distinct from those of the holders of Claxson’s Class A shares generally.
     On April 2, 2008, a special committee of independent members of Claxson’s board of directors, which we refer to as the “Special Committee,” unanimously determined that the proposed Merger on the terms and subject to the conditions set forth in the Merger Agreement is fair to the shareholders of Claxson that are not part of the Group and is in the best interests of Claxson and its shareholders taken as a whole, and resolved to approve the Merger Agreement and recommend that the board of directors of Claxson, which we refer to as the “Board of Directors,” adopt and approve the Merger Agreement. The Special Committee consists of three independent directors who are neither officers nor employees of Claxson or any member of the Group, are not directly or indirectly affiliated with any member of the Group, and will not own an economic interest in Claxson following the Merger. On April 2, 2008, the Board of Directors, taking into account the unanimous recommendation of the Special Committee, voted to approve the Merger Agreement.
     In reaching its decision, the Special Committee considered many factors, including a written opinion delivered by Houlihan Lokey Howard & Zukin Capital, Inc. (which we refer to as “Houlihan Lokey”), the Special Committee’s financial advisor, on April 2, 2008, stating that, as of that date, and based on, and subject to, the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the consideration to be paid to holders of Class A common shares (other than the Group) in the Merger was fair from a financial point of view to such Claxson shareholders.
     The approval and adoption of the Merger Agreement by Claxson’s shareholders requires the affirmative vote or written consent of the holders of a majority of the voting power of Claxson’s outstanding shares. Claxson, Remainco and the Group, which owns 81.98% of the total number of issued and outstanding shares of Claxson, entered into a Voting Agreement whereby such shareholders have agreed to vote to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, or to execute a written consent in lieu of a shareholder vote approving the Merger Agreement and the transactions contemplated thereby, including the Merger.

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     Following the distribution of this notice, we expect the Group to execute a written consent authorizing and approving the Merger Agreement and the transactions contemplated therein (including the Merger). Once the written consent has been executed, Claxson will send a copy of the written consent to the shareholders. Because no further action by any other Claxson shareholder shall be required following such written consent in lieu of a shareholder vote, Claxson has not and will not be soliciting your approval and adoption of the Merger Agreement and does not intend to call a shareholders’ meeting to vote on the transaction.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.
     Dissenters’ rights are available to Claxson’s shareholders in connection with the Merger under Section 179 of the British Virgin Islands Business Companies Act of 2004, which we refer to as the “BCA.” Any Claxson shareholder who desires to exercise these dissenters’ rights and is eligible under Section 179 of the BCA to do so must, in addition to satisfying the other conditions set forth in Section 179 of the BCA, deliver to us, no later than the date that is 20 days after the date of notice of the written consent of shareholders approving the Merger Agreement, a written notice demanding payment of fair value for such shareholder’s shares. The availability of dissenters’ rights under Section 179 of the BCA, a copy of which is attached to this Disclosure Statement as Annex D, is described in this Disclosure Statement.
     Please do not send in your share certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your share certificates and payment for your shares.
     Neither the Commission nor any state or foreign securities commission has approved or disapproved of this transaction, passed upon the fairness or merits of this transaction, or passed upon the accuracy or adequacy of the disclosure in this document. Any representation to the contrary is a criminal offense.
     This Disclosure Statement is dated                     , 2008 and is first being mailed to Claxson’s shareholders on or about                     , 2008.
By order of the Board of Directors,
Amaya Ariztoy
Senior Vice President and General Counsel

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Page
Annex A — Agreement and Plan of Merger
Annex B — Voting Agreement
Annex C — Opinion of Houlihan Lokey Howard & Zukin Capital, Inc.
Annex D — Section 179 of the British Virgin Islands Business Companies Act
Annex E — Information Relating to Directors and Officers of the Participants
Annex F — Second Amended and Restated Memorandum of Association and Articles of Association

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NOTICE TO UNITED STATES SHAREHOLDERS
     Claxson is an issuer incorporated pursuant to the laws of the British Virgin Islands. Shareholders of Claxson who are not residents of the British Virgin Islands should be aware that the disposition of shares and options pursuant to the Merger Agreement may have tax consequences both in the British Virgin Islands and in the United States which may not be described fully herein.
     The enforcement by shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that Claxson is incorporated under the laws of the British Virgin Islands and that all but seven of its directors and all but two of its officers are not residents of the United States, and that a substantial portion of the assets of Claxson and said persons may be located outside the United States. As a result, it may be difficult for shareholders to effect service of process within the United States upon such persons or to enforce against them judgments of Courts of the United States predicated upon civil liabilities under the United States federal securities laws or the securities or “blue sky” laws of any state within the United States. Shareholders in the United States should not assume that courts in the British Virgin Islands (a) would enforce judgments of United States courts obtained in actions against Claxson or such directors, officers and experts predicated upon the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or (b) would enforce, in original actions, liabilities against the British Virgin Islands or such directors, officers and experts predicated upon the United States federal securities laws or any state securities or “blue sky” laws.
     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL. THIS TRANSACTION RELATES TO THE SECURITIES OF A FOREIGN COMPANY AND IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.
CURRENCY
     All dollar references in this Disclosure Statement are in U.S. dollars, unless otherwise indicated.
FORWARD LOOKING STATEMENTS
     Certain statements in this Disclosure Statement, including statements preceded by, or predicated upon the words “anticipates,” “appears,” “believes,” “expects,” “estimated,” “hopes,” “plans,” “should,” “would,” “projects” or similar words constitute forward-looking statements. Such forward-looking statements are based on current expectations and are subject to certain risks and uncertainties including, but not limited to: risks of liability; claims of media content; competition in the media industry; our dependence on a limited number of pay television system operators; the nature of our business and our reliance on intellectual property and other proprietary rights subjects us to the risk of significant litigation; risks associated with our foreign operations; risks related to the economic conditions of the markets in which we operate; tax matters; changes in international trade policies; our dependence upon key personnel; differences in laws of the British Virgin Islands; exchange rate fluctuations; our control by our principal shareholders; risks that the proposed Merger disrupts current business plans and operations; the effect of the Merger on our customer relationships, operating results and business generally; the outcome of any legal proceedings against Claxson as a result of the Merger; and taxation of foreign corporations; as well as other risks and uncertainties both referenced and not referenced in this Disclosure Statement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Claxson disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY TERM SHEET
     The following summary briefly describes the proposed Merger and related transactions. While this summary describes what Claxson believes are the most material terms and features of the proposed Merger and related transactions, shareholders should read the entire Disclosure Statement and the documents incorporated in this Disclosure Statement by reference. In this Disclosure Statement, “we,” “our,” and “us” refer to Claxson. The Merger, the transactions contemplated by the Merger Agreement, the cash payments to shareholders and other related matters are collectively referred to in this Disclosure Statement as the “transaction.”
Summary of the Transaction
     The Board of Directors following consideration of the unanimous recommendation of the Special Committee of the Board of Directors consisting of three directors who are not officers or employees of Claxson, are not directly or indirectly affiliated with the Group, and will not own an economic interest in the surviving company following the Merger, has unanimously approved the Merger Agreement by and between Claxson and Remainco, a direct subsidiary of Claxson, pursuant to which Remainco will be merged with and into Claxson, with Claxson being the surviving company in the Merger. Under the terms of the Merger Agreement, each issued and outstanding Class A common share, par value $0.01 per share, Class C common share, par value $1.00 per share, Class F common share, par value $1.00 per share and Class H common share, par value $1.00 per share of Claxson owned by the Group would remain outstanding as a share of the same class and par value of the surviving company. All other Class A common shares would be converted into the right to receive U.S. $13.75 per share in cash, without interest. If the transactions contemplated by the Merger Agreement are effected, the surviving company will be wholly owned, directly and indirectly, by the Group. The Group consists of the following shareholders whose ownership of Claxson’s shares is set forth on the following table:

			Percentage of
		Other Shares	Outstanding
Members of Group	Class A Shares	Owned	Shares
1945 Carlton Investments LLC	4,178,846	1 Class C share	19.2%
1947 Carlyle Investments LLC	4,358,058	1 Class C share	20.0%
Hicks, Muse, Tate & Furst Latin America Fund, L.P.	5,589,525	1 Class H share	25.6%
Hicks, Muse, Tate & Furst Latin America Private Fund, L.P.	1,014,813		4.7%
Davivo International Ltd.	830,259		3.8%
HMLA 1-SBS Coinvestors, L.P.	217,360		1.0%
HMTF Holdings	107,945		*
Hicks, Muse Co. Partners, L.P.	10,000		*
Roberto A. Vivo-Chaneton (1)	932,204	6 Class F shares	4.3%
SLI.com Inc.	489,417	1 Class F share	2.2%
Gallia Enterprises Ltd.	2,285		*
Luis H. Moreno III	100,859		*
Interamerican Technology, S.A.	26,700		*
Bulls & Bears Enterprises Inc.	20,005		*

Total:	17,878,276

*	less than 1%

(1)	In addition, Mr. Vivo-Chaneton holds options to acquire 403,565 Class A common shares at a weighted average exercise price of $2.07 per share. Upon exercise of these shares, Mr. Vivo-Chaneton will hold 6.0% of the outstanding shares.

     The transaction represents a going-private transaction in which all shareholders of Claxson, other than the Group, will receive, for each Class A common share owned by them at the effective time of the Merger, consideration in the amount of $13.75 per share, less any applicable tax withholdings (e.g., backup withholding), which is the amount that has been negotiated on their behalf by the Special Committee and is intended to compensate such shareholders for the termination of their ongoing equity interest in Claxson.
The Participants
(Page 18)
     Claxson Interactive Group Inc. — Claxson Interactive Group Inc., a British Virgin Islands business company, is a multimedia company providing branded entertainment content targeted to Spanish and Portuguese speakers around the world. Claxson has a portfolio of popular entertainment brands that are distributed over multiple platforms through its assets in pay television and the Internet.
     Remainco Inc. — Remainco Inc., a British Virgin Islands business company and direct wholly-owned subsidiary of Claxson, was formed in 2008. The sole purpose of Remainco is to merge with and into Claxson pursuant to the Merger described in this Disclosure Statement, with Claxson as the surviving company.
     Roberto A. Vivo-Chaneton — Roberto A. Vivo-Chaneton is the Chairman and Chief Executive Officer of Claxson. Mr. Vivo-Chaneton beneficially owns 6.0% of the outstanding shares.
     Cisneros Group — 1947 Carlyle Investments LLC (“Carlyle”), a Delaware limited liability company, and 1945 Carlton Investments LLC (“Carlton”), a Delaware limited liability company, are passive holding companies. Carlyle and Carlton are member companies of the Cisneros Group of Companies, a name used to describe a group of investments, joint ventures, strategic alliances and companies that are associated with Gustavo A. Cisneros and Ricardo J. Cisneros and trusts established by them for the benefit of themselves and members of their families, which we refer to as the “Cisneros Group”. Carlyle is indirectly beneficially owned by a trust established by Ricardo J. Cisneros primarily for the benefit of himself and members of his family, and Carlton is indirectly beneficially owned by a trust established by Gustavo A. Cisneros primarily for the benefit of himself and members of his family. The Cisneros Group owns 39.2% of the outstanding shares.
     Hicks, Muse Parties — Funds and other persons and entities affiliated with Hicks, Muse, Tate & Furst Inc., including Hicks, Muse, Tate & Furst Latin America Fund, L.P., Hicks, Muse, Tate & Furst Latin America Private Fund L.P., Davivo International Ltd., HMLA 1-SBS Coinvestors, L.P., HMTF Holdings, and Hicks, Muse Co. Partners, L.P. which we refer to as collectively, the “Hicks, Muse Parties,” own 35.7% of the outstanding shares.
     Luis H. Moreno III, SLI.com (“SLI”), Gallia Enterprises, Ltd. (“Gallia”), Interamerican Technology, S.A. (“Interamerican”) and Bulls & Bears Enterprises Inc. (“Bulls”) — Luis H. Moreno III is the sole shareholder, Chief Executive Officer and Director of SLI, Gallia,

Interamerican and Bulls. SLI and Gallia are companies formed under the laws of the British Virgin Islands. The principal business of each of SLI and Gallia is to invest, directly or indirectly, in various companies. Interamerican and Bulls are corporations formed under the laws of Panama and engaged in the business of investing in other companies or ventures. Mr. Moreno and these companies collectively own 2.9% of the outstanding shares.
     The Group is also referred to herein as the “Participants.”
Required Shareholder Approval of the Merger
(Page 22)
     Approval of the transaction requires the affirmative vote of the holders of at least a majority of Claxson’s outstanding shares entitled to vote. The transaction has not been structured to require the affirmative vote of the unaffiliated holders of a majority of our outstanding shares entitled to vote. The Group collectively owns 81.98% of the total number of issued and outstanding shares of Claxson and has agreed pursuant to a Voting Agreement to either vote their shares in favor of the transaction or execute a written consent in lieu of a shareholder vote approving the transaction. See “The Voting Agreement” beginning on page 65.
Special Factors
(Page 22)
     Purpose of and Reasons for the Transaction
     The primary purpose of the transaction is to reduce the number of Claxson’s shareholders of record (as defined for purposes of the 1934 Act) to fewer than 300, thereby enabling Claxson (1) to terminate its obligation to file annual and periodic reports and make other filings under the federal securities laws and (2) to terminate the registration of its shares under the 1934 Act. Claxson will no longer be subject to Sarbanes Oxley and our officers will no longer be required to certify the accuracy of our financial statements. As a result of the transaction, Claxson would be able to realize the cost savings that would be achieved by eliminating most of the expenses related to our disclosure, reporting and compliance requirements under the 1934 Act. Claxson will thereafter be considered a private company. Our shares will no longer be quoted on the pink sheets. Claxson is undertaking the transaction for the reasons, and to attain the benefits, set forth below. Claxson is undertaking the transaction at this time following the sales of our basic pay television channels and Chilean radio businesses in 2007. Our continuing operations have significantly decreased while the costs of being a public company have not decreased proportionally. We believe the smaller continuing business should effect the cost savings referred to below as soon as possible and, in particular, to avoid the significant prospective compliance costs relating to the applicability of the internal controls provisions of Sarbanes Oxley described below. In addition, the sooner that Claxson completes the transaction, the sooner our shareholders who are to receive cash in the transaction will receive and be able to reinvest or otherwise make use of such cash payments.

     The reasons for the transaction include the following:
•	If Claxson continues to be a public reporting company, commencing with our annual report for the fiscal year ending December 31, 2007 due June 30, 2008, we will be required to comply with and incur substantial legal and accounting costs in order to comply with the internal control over financial reporting requirements of Item 308 of Regulation S-K. As part of these new rules, we will be required to include in our annual report on Form 20-F for the fiscal year ended December 31, 2007, a report containing management’s assessment of the effectiveness of our internal control over financial reporting. In addition, commencing with our annual report for the fiscal year ending December 31, 2008, our independent registered public accounting firm will be required to attest to and report on the effectiveness of our internal controls over financial reporting.

•	Claxson believes that the legal costs and liability risks of being a public company are substantial and increasing. The fees and expenses of securities counsel (excluding fees and expenses relating to the Merger) totaled $95,000 in fiscal 2007. Our directors’ and officers’ liability insurance premiums totaled $195,000 in fiscal 2007. If we remain a public company, we believe that these costs will increase significantly further, particularly as we incur costs in order to become compliant with Item 308 of Regulation S-K. Although the possibility and cost of potential securities litigation cannot be quantified, we believe that any future securities litigation would be time-consuming, disruptive and costly, even if Claxson were to prevail in such litigation.

•	Claxson believes that our characteristics (low percentage of shares traded publicly, low market capitalization and relatively low historical average return on assets or equity), the characteristics of our shares (low price, limited trading volume, no dividend and no analyst coverage), as well as the general volatility of our industry, have had and will continue to have a negative effect on our long-term share price.

•	Claxson believes that the characteristics of our shares discussed above do not allow us to effectively use shares as a currency for acquisition opportunities or to generate additional capital for other strategic opportunities.

•	Claxson recognizes that our shares are already relatively illiquid (averaging approximately 2,278 and 6,678 shares traded per day during the 12 and 36 months, respectively, prior to the public announcement of the proposed transaction) and that this illiquidity causes price volatility whenever relatively large blocks of shares are sought to be purchased or sold.

•	Claxson believes that the disclosures that we are required to make as a public company put us at a competitive disadvantage. We believe that we will benefit from no longer having to place this information into the public domain.

•	Given the foregoing, the shareholders receiving the $13.75 for each of their shares will receive a 42.5% premium for their shares based on the closing price of $9.65 the day Claxson announced the proposed transaction and a 19.5% premium based on the closing price of $11.51 the business day before Claxson announced the agreed price for the transaction, that they would not otherwise be able to obtain.
Benefits of the Transaction
     Benefits of the transaction to Claxson are expected to include the following:
•	Eliminating the current costs of being public, which are substantial and which we expect will increase significantly in fiscal 2008 and 2009 (For a breakdown of our expected costs, see “Special Factors — Purpose of and Reasons for the Transaction” beginning on page 28); and

•	Reducing the substantial time that management and other employees spend preparing and reviewing the periodic reports required of reporting companies and managing shareholder relations and communications, thus enabling them to devote more of their time and energy to core business operations.
     Benefits of the transaction to the Group include the following:
•	The Group, who collectively owns approximately 81.98% of the outstanding shares of Claxson, will hold all of the outstanding shares in the surviving company;

•	Claxson’s future earnings and growth will be solely for the Group’s benefit and not for the benefit of Claxson’s other current shareholders;

•	The Group may benefit from the reduction in total shares outstanding or from the cost savings by Claxson not being public, either or both of which may result in higher earnings per share;

•	Claxson’s officers and employees will benefit from eliminating the time and effort associated with implementation of the internal control over financial reporting requirements of Item 308 of Regulation S-K; and

•	Claxson’s officers and directors will benefit from eliminating the legal risks associated with being a public company.
     Benefits of the transaction to holders of Class A common shares other than the Group include the following:
•	Shareholders receiving the $13.75 for each of their Class A common shares will receive a 42.5% premium for their shares based on the closing price of $9.65 the day Claxson originally announced the proposed transaction and a 19.5% premium based on the closing price of $11.51 the business day before Claxson announced the agreed price for the transaction, that they would not otherwise be able to obtain;

•	Such shareholders will receive cash for their shares without having to pay brokerage commissions and other transaction costs, enabling them to immediately realize a fair value for their investment and provide such shareholders certainty of value for their shares; and

•	Such shareholders receiving $13.75 for each of their shares are receiving an amount that was considered fair as of the date of the written opinion from Houlihan Lokey, from a financial point of view, based upon and subject to the procedures followed, assumption made, qualifications and limitation on the review undertaken and other matters considered by Houlihan Lokey, financial advisor to the Special Committee in connection with the delivery of its written opinion.
     See “Special Factors — Benefits of the Transaction” beginning on page 32.
     Disadvantages of the Transaction
     Disadvantages of the transaction to Claxson include the following:
•	Claxson’s working capital and assets will be decreased to fund the purchase of shares, option buy outs and the other costs of the transaction, as described below under “Special Factors — Source of Funds” beginning on page 57; and

•	The limited ability that Claxson has to raise capital in the public securities markets or to use our shares as an acquisition currency will be effectively eliminated.
     Disadvantages of the transaction to the Group include the following:
•	The Group will have no market liquidity for its shares;

•	The risk that Claxson will decrease in value following the Merger; and

•	The payment by Claxson of approximately $2.0 million in transaction costs and estimated fees and expenses related to the Merger.
     Disadvantages of the transaction to shareholders of Claxson other than the Group include the following:
•	The receipt of the payment for their shares will be a taxable transaction for federal income tax purposes;

•	Shareholders who receive cash consideration will be unable to participate in any future operating results of Claxson; and

•	Shareholders who receive cash consideration of $13.75 per share in the transaction may receive less for their shares than they would if the shares continued to be quoted on the pink sheets.
     See “Special Factors — Disadvantages of the Transaction” beginning on page 33.
     Effects of the Transaction
     If approved by the shareholders and implemented by our Board of Directors, the Merger Agreement will become effective on such date as may be determined by the Board of Directors.
     If the transaction is completed, the following will occur:

•	Remainco will be merged with and into Claxson, with Claxson being the surviving company.

•	Each Class A common share of Claxson issued and outstanding immediately prior to the effective time of the transaction (other than shares held by the Group and shares held by shareholders who validly exercise and perfect dissenters’ rights) will be converted into the right to receive $13.75 in cash, without interest. Each outstanding option (other than options held by Roberto A. Vivo-Chaneton) to acquire shares will be converted into the right to receive in cash an amount determined by multiplying the excess, if any, of $13.75 over the per share exercise price of the option and the number of shares subject to the option, net of any applicable withholding taxes, without interest.

•	At the effective time of the Merger, the current shareholders, other than the Group, will cease to have ownership interests in Claxson or rights as shareholders except for the right to surrender shares in exchange for the cash consideration provided pursuant to the Merger Agreement and/or to perfect their dissenters’ rights. The Group will hold all of the outstanding shares in the surviving company.

•	Claxson will have fewer than 300 record holders of shares and, therefore, will be eligible to, and plans to, terminate registration of its shares with the Commission, which will terminate our obligation to continue filing annual and periodic reports and make other filings under the federal securities laws that are applicable to public companies, will terminate the obligation of our officers to certify the accuracy of our financial statements and we will no longer be considered a public company.

•	Our shares will no longer be quoted on the pink sheets.

•	Upon consummation of the transaction, we expect the operations of Claxson will be conducted substantially as they currently are being conducted, with the exception of fulfilling its requirements as a public company, and Claxson’s plans to deregister its shares under the 1934 Act and to make a distribution of $10.00 per share to its remaining shareholders following the Merger. At the effective time of the transaction, Roberto A. Vivo-Chaneton, Eric C. Neuman, John A. Gavin, Steven Bandel and Gabriel Montoya will become the directors of the surviving company. It is expected that the executive officers of Claxson immediately prior to the effective time of the transaction will remain the executive officers of the surviving company.
     Alternatives Considered
     Prior to deciding to pursue the transaction, Claxson considered and rejected a number of alternatives, including maintaining the status quo, increasing the public float, selling Claxson, causing a reverse share split combination, liquidating Claxson and other “going-private” transactions.

Recommendation of the Board of Directors; Fairness of the Transaction
(Page 37)
     The Board of Directors resolved to recommend the approval and adoption of the Merger Agreement and the transaction contemplated thereby and directed that the Merger Agreement be submitted to the holders of Claxson common shares for its approval and adoption. See “Special Factors — Recommendation of the Board of Directors; Fairness of the Transaction” beginning on page 37.
     Board of Directors Determination of the Fairness of the Transaction
     The Special Committee appointed by our Board of Directors to consider the transaction and our Board of Directors have determined that the transaction on the terms and subject to the conditions set forth in the Merger Agreement is procedurally and substantively fair to the unaffiliated shareholders of Claxson and in the best interests of Claxson and its shareholders taken as a whole, and the Board of Directors unanimously recommended the approval and adoption of the transaction to the shareholders.
     Based on the unanimous recommendation of the Special Committee that the proposed Merger is fair to the unaffiliated shareholders of Claxson and is in the best interest of Claxson and its shareholders taken as a whole, and the Board of Directors’ determination of the financial, procedural and substantive fairness of the transaction to the unaffiliated shareholders of Claxson, the Participants have determined that the transaction is fair procedurally, substantively and from a financial perspective.
     The determination of the Special Committee and the Board of Directors is based on a number of procedural and substantive factors, including the following:
     Procedural Factors:
•	The Special Committee was established with sole power to make the decision of whether or not to recommend the transaction; and the Special Committee’s membership consists of three of Claxson’s independent directors, Ricardo Verdaguer, Frank Feather and Emilio Romano, who represent the interests of Claxson’s minority members. In assessing the independence of the members of the Special Committee, the Board of Directors noted that the independent directors own 15,000 shares in the aggregate, which will be converted into the right to receive cash consideration upon consummation of the transaction on the same basis as for other holders of shares.

•	On behalf of the unaffiliated shareholders, for the purpose of negotiating the terms of the Merger and/or preparing a report concerning the fairness of the Merger, the Special Committee retained its own independent financial advisor and legal counsel, each of which had extensive experience in transactions similar to the proposed Merger, and in evaluating, negotiating and recommending the terms of the Merger, as applicable.

•	The transaction was approved unanimously by all of the independent directors of Claxson.

•	Claxson retained its own legal counsel.

•	The Special Committee negotiated with Claxson and thoroughly deliberated regarding the proposed transaction, with the result that the payment to Claxson’s holders was increased from $10.50 to $13.75 per share.

•	The transaction is being effected in accordance with all applicable requirements of British Virgin Islands law and Claxson’s Amended and Restated Memorandum and Articles of Association.

•	The Merger Agreement implementing the transaction is subject to the approval of holders of a majority of Claxson’s outstanding shares, recognizing that shareholders to be cashed out in the transaction hold a nominal percentage of the vote and that the Group (beneficially owning an aggregate of 81.98% of the outstanding shares) has agreed to vote their shares in favor of the transaction or to execute a written consent in lieu of a shareholder vote pursuant to a Voting Agreement.

•	Under the BCA, Claxson’s shareholders are entitled to dissenters’ rights.

•	Any amendment or modification of, or supplement to, the Merger Agreement that is adverse to the unaffiliated holders of shares shall require the consent of the Special Committee.
     The Board of Directors did not believe that it was necessary to retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction. For the reasons set forth in the preceding section, including the appointment of the Special Committee and the Special Committee’s retention of independent financial and legal advisors, the Board of Directors believed that there were sufficient procedural safeguards in place.
     The transaction is not structured so that approval of at least a majority of minority members is required. The Board of Directors determined that any such voting requirement would usurp the power of the holders of the majority of Claxson’s outstanding shares to consider and approve the proposed transaction as provided under British Virgin Islands law and Claxson’s Amended and Restated Memorandum and Articles of Association.
     Substantive Factors:
•	Based on the Special Committee’s determination that the Merger Agreement is in the best interests of Claxson and its shareholders taken as a whole, and that the cash price of $13.75 per share to be paid to the holders of Class A common shares who will receive cash is fair to such holders, the Special Committee unanimously approved the Merger Agreement and recommended that the Board of Directors adopt and approve the Merger Agreement. The Special Committee determined that the transaction, on the terms and conditions set forth in the Merger Agreement, is fair to the unaffiliated shareholders of Claxson.

•	The terms of the transaction, including the cash payments to holders of shares who will receive cash, resulted from negotiations between Claxson and the Special Committee.

•	The Merger Agreement provides for “Superior Proposals,” as such term is defined in the Merger Agreement, allowing Claxson to respond to unsolicited proposals under certain circumstances.

•	The Board of Directors believes that the transaction is the superior transaction for Claxson and its members as compared to the feasible alternatives considered. See “Financial Information — Market Prices of the Shares” beginning on page 77 and “Special Factors — Recommendation of the Board of Directors; Fairness of the Transaction” beginning on page 37.

•	The financial analysis reviewed by Houlihan Lokey with the Special Committee and the opinion of Houlihan Lokey to the Special Committee, with respect to the fairness, from a financial point of view, of the consideration of $13.75 per share to be received by the holders of Class A common shares, other than the Group, in the Merger (based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered in preparing its opinion). See “Special Factors — Opinion of Houlihan Lokey Howard & Zukin Capital, Inc.” beginning on page 43.

•	Based on the recommendation by the Special Committee, the fairness opinion of Houlihan Lokey, the financial analysis reviewed by Houlihan Lokey with the Special Committee, the fact that the $13.75 per share price is higher than the highest closing price per share since Claxson was formed in September of 2001, and that no commissions will be paid by those receiving cash, the Board of Directors concurred with the Special Committee that the transaction is fair to the shareholders (other than the Group).
     Interests of Claxson’s Directors and Executive Officers in the Transaction
     In considering the recommendation of the Board of Directors with respect to the transaction, the shareholders should be aware that Claxson’s executive officers and directors have interests in the transaction that are in addition to, or different from, our shareholders generally. These interests may create potential conflicts of interest and include the following:
•	As a result of the transaction, each of the following directors are either part of, or an affiliate of, the Group that will own the outstanding shares of the surviving company: Roberto A. Vivo-Chaneton, Carlos Bardasano, Eric C. Neuman, John A. Gavin, Steven Bandel, Gabriel Montoya, Christina Vest and Luis Villanueva.

•	Ricardo Verdaguer, as the Chairman of the Special Committee, will receive compensation in the amount of $20,000 and Frank Feather and Emilio Romano, members of the Special Committee, will each receive compensation in the amount of approximately $15,000, plus out-of-pocket expenses, for serving on the Special Committee.

•	Ricardo Verdaguer, Frank Feather and Emilio Romano, members of the Special Committee, own an aggregate of 15,000 shares, representing 0.07% of the current outstanding shares, which will be treated on the same basis as the shares held by all other shareholders other than the Group.

•	Roberto A. Vivo-Chaneton, Carlos Bardasano, Eric C. Neuman, John A. Gavin, Steven Bandel, Gabriel Montoya, Christina Vest and Luis Villanueva will be shareholders or affiliates of shareholders in the surviving company of the Merger and, in their capacity as such, will directly or indirectly receive the benefits and be subject to the disadvantages as described above in “Summary Term Sheet — Special Factors — Purpose of and Reasons for the Transaction” and “Summary Term Sheet — Special Factors — Benefits of the Transaction” and “Summary Term Sheet — Special Factors — Disadvantages of the Transaction.” See “Summary Term Sheet — Special Factors — Purpose of and Reasons for the Transaction” and “Summary Term Sheet — Special Factors — Benefits of the Transaction” beginning on page 5, “Summary Term Sheet — Special Factors — Disadvantages of the Transaction” beginning on page 8, “Special Factors — Purpose of and Reasons for the Transaction” beginning on page 28 and “Special Factors — Disadvantages of the Transaction” beginning on page 33.

•	While there are still significant controls, regulations and liabilities for directors and executive officers of private companies, the additional legal exposure for Claxson’s directors and executive officers from securities laws relating to public companies will be eliminated.

•	All of our directors and executive officers who directly own shares, other than Roberto A. Vivo-Chaneton, will receive cash for their shares as a result of the transaction. See “Special Factors — Interests of Claxson’s Directors and Executive Officers in the Transaction” beginning on page 41.

•	Pursuant to the Merger Agreement, the surviving company has agreed to maintain indemnification and directors’ and officers’ insurance in place for a period of time following the Merger.

•	Following completion of the Merger, Claxson expects to make a distribution of $10.00 per share to the remaining shareholders, including Roberto A. Vivo-Chaneton and affiliates of Carlos Bardasano, Eric C. Neuman, John A. Gavin, Steven Bandel, Gabriel Montoya, Christina Vest and Luis Villanueva. Mr. Vivo-Chaneton has informed Claxson that he expects to exercise his options prior to such distribution.

•	In accordance with his existing employment agreement, Roberto A. Vivo-Chaneton, will receive options in the surviving company of up to 10% of the equity at a price per share equal to the going-private transactions, as adjusted by the acquisition of the public shares and any dividend distribution, which we refer to as the “Adjusted Going-Private Price”. In addition, the Group has agreed to allow Mr. Vivo-Chaneton and/or Luis H. Moreno III, SLI, Gallia, Interamerican and Bulls to acquire additional shares from the surviving company at the Adjusted Going-Private Price, up to $7.0 million to increase their equity holding to up to 21% of the surviving company.

     The transaction will not trigger any change of control provisions in any of our executive officers’ employment agreements.
     Fairness Opinion of Houlihan Lokey
     On April 2, 2008, Houlihan Lokey rendered an opinion to the Special Committee, as to the fairness, from a financial point of view, of the consideration to be received by the holders of Class A common shares, other than the Group, in the Merger, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.
     Houlihan Lokey’s opinion was directed to the Special Committee and only addressed the fairness from a financial point of view of the consideration to be received by the holders of Class A common shares, other than the Group, in the Merger and does not address any other aspect or implication of the Merger. The summary of Houlihan Lokey’s opinion in this information statement is qualified in its entirety by reference to the full text of its opinion, which is included as Annex C to this Disclosure Statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. We encourage our shareholders to read carefully the full text of Houlihan Lokey’s opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this information statement are intended to be, and do not constitute advice or a recommendation to the Special Committee or any shareholder as to how to act with respect to the Merger or related matters. See “Special Factors — Opinion of Houlihan Lokey Howard & Zukin Capital, Inc.” beginning on page 43.
     Source of Funds
     Based on estimates of record ownership of shares and the number of shares outstanding and other information as of April 2, 2008, we estimate that the total funds required to pay the consideration to shareholders entitled to receive cash for their shares, to cash out options, and to pay the other costs of the transaction, will be approximately $57.2 million. We intend to fund these costs using available cash from the sale of our Chilean radio business to Grupo Latino de Radio in July 2007, and our basic pay television channel business to Turner Broadcasting System, Inc. in October 2007.
     Conduct of Claxson’s Business after the Transaction
     Claxson’s executive officers will remain the same immediately following the transaction.
     Claxson expects to conduct its business and operations after the effective date of the transaction in substantially the same manner as they are currently being conducted and, except as described in this Disclosure Statement with respect to Claxson’s plans to deregister its shares under the 1934 Act and make a distribution of $10.00 per share to the remaining shareholders following the Merger. As part of its continuing operations post-Merger, Claxson is considering acquiring one or more pay television channels in order to secure distribution for its LifestyleTV channel. Claxson is also contemplating contributing its Miami Playout operations into DLA. In addition, Roberto A. Vivo-Chaneton and/or Luis H. Moreno III, SLI, Gallia, Interamerican and Bulls may elect to acquire additional shares from the surviving company at a price of $7.0 million to increase their equity holding up to 21% of the surviving company. The transaction is not anticipated to have a material effect upon the conduct of Claxson’s business.
The Merger Agreement
(Page 58)
     On April 2, 2008, Claxson entered into the Merger Agreement with Remainco. The following is a summary of the material terms of the Merger Agreement and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is attached as Annex A hereto.
     The Merger Agreement provides for a Merger whereby Remainco will be merged with and into Claxson, with Claxson being the surviving company in the Merger. At the effective time of and as a result of the Merger, each issued and outstanding share owned by the Group would remain outstanding as a share of the same class and par value of the surviving company. All other Class A common shares would be converted into the right to receive $13.75 per share in cash, without interest. Each outstanding option to acquire shares held by Roberto A. Vivo-Chaneton would be converted into the right to receive the option to purchase one share of the same class of shares of the surviving company. Each other outstanding option to acquire shares would be converted into the right to receive in cash an amount equal to the product of (a) the number of shares previously subject to such option and (b) the excess, if any, of $13.75 over the exercise price per share previously subject to such option, without interest.
     Following the effective time of the Merger, Roberto A. Vivo-Chaneton, Eric C. Neuman, John A. Gavin, Steven Bandel and Gabriel Montoya will be the directors of the surviving company and the current officers of Claxson shall be the officers of the surviving company.
     The parties have made customary representations, warranties and covenants in the Merger Agreement. Consummation of the Merger is subject to various customary conditions, including the approval by the majority shareholders of Claxson and Remainco and no legal impediment to the Merger. The Merger Agreement contains customary termination rights for Claxson and Remainco.
The Voting Agreement
(Page 65)
     On April 2, 2008, concurrently and in connection with the Merger Agreement, Claxson entered into a voting agreement with Remainco and the members of the Group that are direct shareholders of Claxson (the “Voting Agreement”). The following is a summary of the material terms of the Voting Agreement and is subject to, and qualified in its entirety by, the full text of the Voting Agreement, which is attached as Annex B hereto. Pursuant to the Voting Agreement, and subject to certain conditions specified therein, the shareholders thereto agreed to vote their shares of Claxson (i) in favor of the approval and adoption of the Merger Agreement, the articles of merger, and the Merger; (ii) in favor of the approval of the Second Amended and Restated Memorandum of Association and Articles of Association of Claxson as provided in the Merger Agreement; and (iii) against any other action, proposal, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Claxson or Remainco under the Merger Agreement or which would result in any of the conditions to Claxson’s or Remainco’s obligations under the Merger Agreement not being fulfilled. Each shareholder thereto further agreed that, in lieu of voting at a meeting, upon two (2) business days notice, that such shareholder would execute and deliver to Claxson a written consent approving the Merger Agreement, the Merger and the articles of merger including the Second Amended and Restated Memorandum of Association and Articles of Association attached thereto as provided in the Merger Agreement. See “The Voting Agreement” beginning on page 65.
Material United States Federal Income Tax Consequences
(Page 65)
     Generally, the receipt of cash for shares will be treated for tax purposes in the same manner as if the shares had been sold in the market for cash. Claxson believes that there is a significant probability it will be a passive foreign investment company for its taxable year ending December 31, 2008. Accordingly, if Claxson is a passive foreign investment company for its 2008 taxable year, the U.S. federal income tax consequences of the Merger to a U.S. Holder, as defined below, will differ significantly depending on whether the U.S. Holder does or does not make an election, known as a qualified electing fund election, for Claxson and for each of Claxson’s subsidiaries that is also a passive foreign investment company. See “Material U.S. Federal Income Tax Consequences” beginning on page 65 for a description of the material U.S. federal income tax consequences of the Merger.
Material British Virgin Islands Income Tax Consequences
(Page 72)
     Claxson and Remainco are generally exempt from taxation in the British Virgin Islands and there will be no income tax consequences arising from the Merger unless a shareholder of Claxson is a person resident in the British Virgin Islands for tax purposes. It should be noted that a person would not be deemed a resident in the British Virgin Islands for tax purposes merely by holding shares in a British Virgin Islands registered company.
Anticipated Accounting Treatment of Purchase of Shares from Holders other than the Group
(Page 73)
     It is expected that the accounting for the transaction will imply a reduction of shareholders’ equity in the amount of the price offered per share, multiplied by the amount of shares effectively exchanged for cash.
Dissenters’ Rights; Escheat Laws
(Page 73)
     Under the BCA, Claxson’s shareholders are entitled to dissenters’ or appraisal rights. See “Dissenters’ Rights; Escheat Laws” beginning on page 73.

     Market Price of Shares
     The last sale price of the shares on March 23, 2007, the day Claxson originally announced the proposed going-private transaction, was $9.65 per share. The closing price of the shares on April 1, 2008, the business day before Claxson announced the approval of this transaction by the Special Committee and Board of Directors, was $11.51 per share. On May 2, 2008 (the most recent practicable date prior to the printing of this Disclosure Statement), the closing price of the shares was $13.01 per share. See “Financial Information — Market Prices of the Shares” beginning on page 77.

THE PARTICIPANTS
Claxson Interactive Group Inc.
Avenida Melian 2780
C1430EYH Buenos Aires, Argentina
011-54-11-4339-3700
     Claxson Interactive Group Inc. is a British Virgin Islands business company. Claxson is the subject company. Claxson is a multimedia company providing branded entertainment content targeted to Spanish and Portuguese speakers around the world. Claxson has a portfolio of popular entertainment brands that are distributed over multiple platforms through its assets in pay television and the Internet. Headquartered in Buenos Aires, Argentina and Miami, Florida, Claxson has a presence in the United States and all key Ibero-American countries, including without limitation, Argentina, Mexico, Chile, Brazil, Spain and Portugal. Claxson’s principal shareholders are the Cisneros Group and the Hicks, Muse Parties. For information regarding the directors and senior management of Claxson, see “Management of Claxson — Directors and Executive Officers” beginning on page 78 and “Annex E — Information Relating to Directors and Officers of the Participants.”
Remainco Inc.
c/o Claxson Interactive Group Inc.
Avenida Melian 2780
C1430EYH Buenos Aires, Argentina
011-54-11-4339-3700
     Remainco Inc. is a British Virgin Islands business company that was formed in 2008 and is a direct wholly-owned subsidiary of Claxson. The sole purpose of Remainco is to merge with and into Claxson pursuant to the Merger described in this Disclosure Statement, with Claxson as the surviving company. The directors of Remainco are Roberto A. Vivo-Chaneton, Ezequiel Paz and Amaya Ariztoy. For more information regarding Messrs. Vivo-Chaneton and Paz and Ms. Ariztoy, see “Annex E — Information Relating to Directors and Officers of the Participants.”
Roberto A. Vivo-Chaneton
c/o Claxson Interactive Group Inc.
Avenida Melian 2780
C1430EYH Buenos Aires, Argentina
011-54-11-4339-3700
     Roberto A. Vivo-Chaneton has been the Chairman and Chief Executive Officer of Claxson since September 21, 2001. Mr. Vivo-Chaneton was the co-founder of El Sitio, Inc., a subsidiary of Claxson, and has served as Chairman of El Sitio’s board of directors from inception in 1997. Mr. Vivo-Chaneton owns 4.3% of the outstanding shares of Claxson, and has options to acquire up to a total of 6.0% of Claxson. Mr. Vivo-Chaneton is a citizen of Uruguay. Mr. Vivo-Chaneton’s business address is c/o Claxson Interactive Group Inc., Avenida Melian 2780, C1430EYH Buenos Aires, Argentina, and his business telephone number is 011-54-11-4339-3700.

1947 Carlyle Investments LLC
1945 Carlton Investments LLC
c/o Venevision
Final Avenida La Salle, Edificio Venevision
Urbanizacion Colina de los Cabos
Caracas Venezuela
582-12-7089751/52
     Carlyle, a Delaware limited liability company, and Carlton, a Delaware limited liability company, are passive holding companies. Carlyle owns 19.98% of the outstanding shares of Claxson and Carlton owns 19.16% of the outstanding shares of Claxson. Carlyle and Carlton are member companies of the Cisneros Group. For more than the last five years, Gustavo A. Cisneros has served as Chairman and Chief Executive Officer of the Cisneros Group overseeing various of its companies worldwide such as Venevision, Venevision International, Los Leones del Caracas, and Cerveceria Regional, among others. Gustavo A. Cisneros also sits on the board of directors of Barrick Gold Corporation and is a Senior Advisor for RRE Ventures LLC. For more than the last five years, Ricardo J. Cisneros has served as Vice-Chairman and a director of a number of the companies associated with the Cisneros Group such as Venevision, Venevision International, Los Leones del Caracas, and Cerveceria Regional, among others. Ricardo J. Cisneros also serves as Director of Fundacion Cisneros. Carlyle is indirectly beneficially owned by a trust established by Ricardo J. Cisneros primarily for the benefit of himself and members of his family, and Carlton is indirectly beneficially owned by a trust established by Gustavo A. Cisneros primarily for the benefit of himself and members of his family. Carlton and Gustavo A. Cisneros disclaim beneficial ownership of the shares owned by Carlyle and/or Ricardo J. Cisneros. Carlyle and Ricardo J. Cisneros disclaim beneficial ownership of the shares of Claxson owned by Carlton and/or Gustavo A. Cisneros. Gustavo A. Cisneros and Ricardo J. Cisneros’ address is c/o Venevision, Final Avenida La Salle, Edificio Venevision, Urbanizacion Colina de los Cabos, Caracas Venezuela. Gustavo A. Cisneros and Ricardo J. Cisneros are citizens of Venezuela. Set forth on Annex E “Information Relating to Directors and Officers of the Participants,” and incorporated herein by reference, is a list containing the name, citizenship, business or residence address, present principal occupation or employment and material occupations, positions, offices or employment during the past five years, as well as the name and address of any corporation or other organization in which such occupation or employment is conducted or was carried on, respectively, of each of the directors and executive officers of each of Carlyle and Carlton, as of the date hereof.
Hicks, Muse Parties
200 Crescent Court, Suite 1600
Dallas, Texas 75201-6950
(214) 740-7300
     The Hicks, Muse Parties own, in the aggregate, 35.7% of the outstanding shares. The business address for each of the Hicks, Muse Parties is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950 and the business telephone number is (214) 740-7300. Information on each of the Hicks, Muse Parties is set forth below. Set forth on Annex E “Information Relating to Directors and Officers of the Participants,” and incorporated herein by reference, is a list containing the name, citizenship, business or residence address, present principal occupation or employment and material occupations, positions, offices or employment during the past five years, as well as the name and address of any corporation or other organization in which such occupation or employment is conducted or was carried on, respectively, of each of the directors and executive officers of each of the Hicks, Muse Parties that is an entity, as of the date hereof.
     Thomas O. Hicks, John R. Muse and Jack D. Furst are members of a three-person committee which exercises voting and dispositive and/or voting power over the shares held by the Hicks, Muse Parties. No single member of the committee has dispositive and/or voting power over the shares held by the Hicks, Muse Parties. As a result of the foregoing, each of Messrs. Muse, Furst and Hicks may be deemed to beneficially own all or a portion of the shares held by the Hicks, Muse Parties. Each of Messrs. Muse, Furst and Hicks disclaims the existence of a group and disclaims beneficial ownership of shares not owned of record by him. Each of Messrs. Muse, Furst and Hicks is a citizen of the United States of America. See Annex E “Information Relating to Directors and Officers of the Participants,” which is incorporated herein by reference, for the present principal occupation or employment and material occupations, positions, offices or employment during the past five years, as well as the name and address of any corporation or other organization in which such occupation or employment is conducted or was carried on for each of Messrs. Muse, Furst and Hicks.
     Since June 2007, Mr. Neuman has been a Managing Director and Partner of Hicks Equity Partners LLC, a private investment firm.
     HMTF Latin America Fund is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. HMTF Latin America Fund owns 25.63% of the outstanding shares of Claxson. HMLA & Co. is the sole general partner of HMTF Latin America Fund.
     HMTF Latin America Private Fund is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies. HMTF Latin America Private Fund owns 4.65% of the outstanding shares of Claxson. HMLA & Co. is the sole general partner of HMTF Latin America Private Fund.
     HMLA is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies. HMLA owns less than 1% of the outstanding shares of Claxson. GP Partners L.A. is the sole general partner of HMLA.
     Davivo International Ltd. is a Cayman Islands company, the principal business of which is to invest directly or indirectly in various companies. Davivo International Ltd. owns 3.8% of the outstanding shares of Claxson. For more information regarding the officers and directors of Davivo International Ltd., see “Annex E — Information Relating to Directors and Officers of the Participants.”
     HMTF Holdings is a Delaware general partnership, the principal business of which is to invest directly or indirectly in various companies. HMTF Holdings owns less than 1% of the outstanding shares of Claxson. HMTF Fund V Tech Holdings LLC is a Delaware limited liability company, the principal business of which is to serve as the managing general partner of HMTF Holdings. Hicks, Muse, Tate & Furst Equity Fund V, L.P. is a Delaware limited partnership, the principal business of which is to invest directly or indirectly in various companies, and is the sole member of HMTF Fund V Tech Holdings LLC. HM5/GP LLC is a Texas limited liability company, the principal business of which is to serve as the general partner of various limited partnerships, including Hicks, Muse, Tate & Furst Equity Fund V, L.P.
     Hicks, Muse & Co. Partners, L.P. is a Texas limited partnership, the principal business of which is to provide investment management services to various companies and private investment funds. Hicks, Muse & Co. Partners, L.P. owns less than 1% of the outstanding shares of Claxson. HM Partners Inc. is a Texas corporation, the principal business of which is to serve as the sole general partner of Hicks, Muse & Co. Partners, L.P.
     HMLA & Co. is a Texas limited partnership, the principal business of which is to invest directly or indirectly in various companies and limited partnerships, including HMTF Latin America Fund and HMTF Latin America Private Fund. GP Partners L.A. is the sole general partner of HMLA & Co.
     GP Partners L.A. is a Texas limited partnership, the principal business of which is to serve as the sole general partner in various limited partnerships, including HMLA & Co. and HMLA. Latin America Fund is the sole general partner of GP Partners L.A. Latin America Fund is a Texas corporation, the principal business of which is serving as the sole general partner in various limited partnerships, including GP Partners L.A. John R. Muse is the sole shareholder, director and an executive officer of Latin America Fund, which is the ultimate general partner of HMTF Latin America Fund, HMTF Latin America Private Fund and HMLA. Accordingly, Mr. Muse may be deemed to be the beneficial owner of shares held by HMTF Latin America Fund, HMTF Latin America Private Fund and HMLA.
Luis H. Moreno III
SLI.com Inc.
Gallia Enterprises Ltd.
Interamerican Technology, S.A.
Bulls & Bears Enterprises Inc.
Calle 50
Plaza Credicorp Bank, Piso 12
Panama City, Panama
     Luis H. Moreno III is the sole shareholder, Chief Executive Officer and Director of SLI, Gallia, Interamerican and Bulls. Mr. Moreno is a citizen of Panama. Mr. Moreno directly owns less than 1% of the outstanding shares. SLI and Gallia are companies formed under the laws of the British Virgin Islands. The principal business of each of SLI and Gallia is to invest, directly or indirectly, in various companies. SLI directly owns 2.24% of the outstanding shares of Claxson. Gallia directly owns less than 1% of the outstanding shares of Claxson. Interamerican and Bulls are corporations formed under the laws of Panama and engaged in the business of investing in other companies or ventures. Each of Interamerican and Bulls directly owns less than 1% of the outstanding shares of Claxson. Set forth on Annex E “Information Relating to

Directors and Officers of the Participants,” and incorporated herein by reference, is a list containing the name, citizenship, business or residence address, present principal occupation or employment and material occupations, positions, offices or employment during the past five years, as well as the name and address of any corporation or other organization in which such occupation or employment is conducted or was carried on, respectively, of each of the directors and executive officers of each of SLI, Gallia, Interamerican and Bulls, as of the date hereof.
REQUIRED SHAREHOLDER APPROVAL OF THE MERGER
     Approval of the transaction requires the affirmative vote of the holders of at least a majority of our outstanding shares entitled to vote. The transaction has not been structured to require the affirmative vote of the unaffiliated holders of a majority of our outstanding shares entitled to vote. Approval of the transaction by the shareholders is assured as the Group collectively owns 81.98% of the total number of issued and outstanding shares of Claxson and has agreed pursuant to and subject to the terms of a Voting Agreement, to either vote their shares in favor of the transaction or execute a written consent in lieu of a shareholder vote approving the transaction. See “The Voting Agreement” beginning on page 65.
SPECIAL FACTORS
Background of the Transaction
     In September 2001, Claxson became a public company upon its merger with El Sitio, Inc. Initially, the shares traded on the Nasdaq National Market until June 2002, at which time Claxson transferred its listing to the Nasdaq Small Cap Market, where it remained until December 2002. From December 2002 until September 2006, Claxson’s shares were quoted on the OTC bulletin board. From September 2006 to the present, Claxson’s shares have been quoted on the pink sheets. Since the merger with El Sitio, Inc., the closing share price has ranged from a high of $13.00 on March 11, 2008 to a low of $0.06 on June 27, 2002. From September 1, 2006 through March 23, 2007 (the date prior to the original public announcement of the proposed transaction) the closing price of the shares has ranged from a low of $3.00 on September 14, 2006 to a high of $10.75 on December 26, 2007. Over the last six years, the shares have also had a low trading volume and have not had analyst coverage.
     In conjunction with the auction efforts to sell its basic pay television channel business, Claxson sought to sell all of the additional assets to the interested parties. Such parties ascribed minimal value to the remaining assets, primarily due to various partnership interests of such assets or their profitability. See “Special Factors — Alternatives Considered” on page 36. After Claxson entered into agreements to sell its basic pay television channels to Turner Broadcasting Systems, Inc, and to sell its Chilean radio business to Grupo Latino de Radio, both in December of 2006, the Board of Directors considered that the remaining operations of Claxson would be significantly smaller in size and that Claxson should consider a going-private transaction to effect cost savings as a result of eliminating expenses related to disclosure, reporting and compliance requirements applicable to Claxson under the 1934 Act. The Board of Directors noted that the sale of the basic pay television channels would have to be completed in order to provide the necessary funds for such a going-private transaction.

     On March 19, 2007, in a letter from Roberto A. Vivo-Chaneton, Chairman and Chief Executive Officer of Claxson, to the Board of Directors, Mr. Vivo-Chaneton indicated that the management of Claxson, with the support of its controlling shareholders, were offering to acquire for cash all the outstanding shares, other than shares held by the Group, for $10.50 per share. The text of the letter follows:
March 19, 2007
Board of Directors
Claxson Interactive Group, Inc.
1550 Biscayne Blvd.
Miami, FL 33132
Dear Members of the Board:
     We are pleased to submit this proposal on behalf of management of Claxson Interactive Group, Inc. (“Claxson” or the “Company”) with the support of Claxson’s controlling shareholders, the Cisneros Group, Hicks Muse, Roberto Vivo and the Liberman family (collectively the “Group”) to acquire for cash up to all of the outstanding Class A common shares of Claxson held by shareholders other than the Group for a price of $10.5 per share subject to the closing of the Pay TV sale transaction.
     As we continue to work through the regulatory processes that would enable us to complete the sale of our Pay TV division to Turner and our Radio Chile business to Prisa, we believe this is the next logical step for Claxson. As we have seen throughout the years as a public company we know that (i) given the relatively low float of our shares, trading volumes have been very low; (ii) regulations implementing Sarbanes Oxley have had and are expected to continue to have increasing accounting, legal and administrative expenses; (iii) Claxson has received limited analyst coverage; and (iv) the overall costs of being a public company substantially outweigh any benefits Claxson has received.
     With the execution of the Pay TV and Radio Chile transactions we were able to significantly improve shareholder value and create a benchmark valuation for Claxson’s largest assets. Given that it is anticipated that the proceeds of the transactions would not be reinvested by Claxson but rather would be remitted to the shareholders, Claxson will become a significantly smaller company. As a smaller company the disparity between the costs and benefits of being a public company will only increase. We are confident this proposal is not only in the best interest of Claxson’s shareholders, but also in the best long-term interests of Claxson, its management and employees.
     The proposed price per share ($10.50) represents a 13% premium over the price as quoted on the OTC Bulletin Board for the 30 trading day-period and a 10% premium over the 60 trading day period each ending on March 15, 2007.
     Management believes the most effective manner to accomplish this goal would be through a merger whereby Claxson would form a new subsidiary and Claxson and such new subsidiary would merge. As part of the Merger Agreement, all existing shareholders of Claxson, except for the Group which would be the remaining shareholders, would receive cash for their shares.
     We suggest that the Board of Directors appoint a special committee with whom we will enter into immediate negotiations with regard to the transaction’s documentation. We are prepared to do this quickly due to the fact that (i) we will not need to conduct any due diligence prior to the consummation of the transaction and (ii) we will have no financing related condition precedent as Claxson intends to use the proceeds from the Pay TV transaction to fund the transaction. Moreover, we anticipate that the transaction could be effectuated quickly because definitive documentation will require very limited (i) representations and warranties and (ii) conditions to closing.
     Nothing in this letter should be considered to constitute a binding obligation or commitment of Claxson to proceed with, or consummate, a transaction. Any transaction between the parties is subject to, and qualified in its entirety by, the execution and delivery of mutually acceptable definitive agreements.
     As required by law we will file with the Commission amendments to the Schedules 13D that certain members of the Group have on file with the Commission to report our proposal made in this letter. A copy of this letter will be attached as an exhibit to such amendments. We are very excited about this transaction and are prepared to commit all necessary resources to proceed as quickly as possible. We look forward to your response to our proposal.
Sincerely yours,
/s/ Roberto A. Vivo-Chaneton
Roberto A. Vivo-Chaneton
Chairman and CEO
     At a meeting of the Board of Directors on March 19, 2007, members of management and the Board of Directors expressed their concerns about the requirements and costs of compliance with Sarbanes Oxley, especially given their perception that Claxson receives little benefit from being a public company. Management reviewed with the Board of Directors its preliminary research regarding strategic alternatives and going-private transactions. In particular, management focused on a merger transaction to reduce the number of shareholders of record to a level that would enable the subject company to delist and deregister its securities. At the same time, management and the Board of Directors considered the possibility of a reverse stock split or other significant transaction pursuant to which all of the unaffiliated shareholders of Claxson would be cashed out of their investment in Claxson.
     Due to the potential conflicts of interest involved in any of such transactions and for the protection of the minority shareholders, the Board of Directors concluded that it was prudent to establish the Special Committee, consisting of independent directors, to study and, ultimately, approve or disapprove any such transaction, including the negotiation of the amount of any cash payment to unaffiliated holders of shares. Accordingly, the Special Committee was established on March 19, 2007 and Ricardo Verdaguer, Frank Feather and Emilio Romano were appointed members of the Special Committee, after confirming that none of them had any significant past or current relationship with Claxson, any member of the Group or its management. The Board of Directors delegated to the Special Committee the power and authority to (1) consider the possibility of a Claxson financed going-private transaction as proposed by management with the support of the Group; (2) “test the waters” or otherwise engage in discussions and negotiations with other persons and entities regarding an alternative transaction; (3) reject the transaction (without further review or authorization by the Board of Directors); and (4) determine and negotiate the terms and conditions under which the transaction may be entered into by Claxson and recommend the same to the Board of Directors. The Board of Directors also authorized the retention by the Special Committee of legal counsel, financial advisor and others to assist and advise the Special Committee with respect to its duties and discharge of the authority delegated to it.
     On March 26, 2007, Claxson issued a press release announcing the offer and the formation of the Special Committee.
     On April 4, 2007, the Group filed reports on Schedule 13D disclosing that Claxson was considering an acquisition of all of the shares not held by the Group, deregistration of the shares under the 1934 Act and delisting of the shares from the pink sheets, and that the Special Committee had been formed for the purposes of evaluating whether to go forward with such a transaction and to negotiate the terms thereof.
     During the months of April and May, the Special Committee interviewed potential law firms and financial advisors to represent them in the process. On April 19, 2008, the Special Committee selected Arnold & Porter LLP as its legal counsel to assist with any proposed transaction and on May 18, 2007 the Special Committee engaged Houlihan Lokey as its financial advisor to assist in evaluating the offer and to the extent a transaction was approved, to prepare an opinion as to the fairness, from a financial point of view, of such a transaction to the shareholders who would receive cash in the transaction. The Special Committee considered experience in these types of transactions, availability, references and cost in making these selections. Other than this retention by the Special Committee, Claxson has not had any relationship with, or paid fees to, Houlihan Lokey or its personnel. The compensation to be paid to Houlihan Lokey included an incentive fee component, in the event the final price to be paid by the Group exceeded the offer price of $10.50 per share, to be calculated as a percentage of the increase in price, multiplied by the number of shares being purchased by Claxson.
     At the meeting of the Board of Directors on May 21, 2007, the Special Committee indicated to the Board of Directors that they had selected their legal and financial advisors and that they were now ready to commence the diligence process to assess the offer made by Claxson and the principal shareholders.
     Following its retention by the Special Committee, Houlihan Lokey requested financial, legal and operating information to understand the business and perform its diligence in order to arrive at a preliminary valuation analysis of Claxson. During July 2007, Claxson provided such information, and representatives of Houlihan Lokey and Claxson held various telephonic meetings and other discussions during July and August 2007 to go through the information and clarify Houlihan Lokey’s questions.
     On July 28, 2007, after obtaining antitrust approval from relevant authorities, Claxson closed the sale of its Radio Chile transaction.
     On October 3, 2007, after obtaining antitrust approval from relevant authorities as well as the satisfaction of other conditions precedent, Claxson closed the sale of its basic pay television channels to Turner Broadcasting Systems, Inc.
     On October 22, 2007, legal and financial advisors to the Special Committee met with representatives of Claxson, the Cisneros Group, Hicks, Muse Parties and counsel to Claxson, to discuss the valuation underlying the proposal and the process for moving forward with a transaction. During such meeting, Houlihan Lokey indicated that the Special Committee did not consider the offered price of $10.50 per share to be fair, from a financial point of view, to the unaffiliated shareholders, and suggested that Claxson revise the going-private offer price, specifically considering (a) the value of the remaining businesses, (b) the value ascribed to the cash remaining in escrow under the sale of the basic pay television channels and Radio Chile transactions and potential indemnifiable claims, and (c) the offer price in the context of historic stock price premiums observed in the market for going-private transactions. After reviewing these items, on November 14, 2007, Claxson issued a press release and subsequently filed a Current Report on Form 6-K advising that Claxson amended its going-private proposal made on March 19, 2007 to increase the price per share offered to acquire for cash up to all of the shares of Claxson held by the shareholders other than the Group to $12.35 per share.
     On November 14, 2007, Claxson executed a confidentiality agreement with a significant shareholder not affiliated with the Group that requested to be able to analyze the information provided to Houlihan Lokey to assess the offer. In order to provide such information, the shareholder acknowledged that it would be provided non-public information and it agreed to a standstill on future trading of Claxson’s shares.
     During the Board of Directors’ December 10, 2007 meeting, Mr. Vivo-Chaneton commented to the Board of Directors that in parallel to the process with the Special Committee, Claxson had executed a confidentiality agreement and shared information with a shareholder not affiliated with the Group and anticipated that advisors to the Special Committee would meet with such non-affiliated shareholder to compare valuation metrics. In terms of process, Mr. Vivo-Chaneton indicated that Claxson was expecting feedback from the Special Committee upon their meeting with the shareholder not affiliated with the Group. Additionally, Houlihan Lokey requested certain additional financial information from Claxson and had an opportunity to ask the management of Claxson questions regarding its financial and operating results.
     On December 18, 2007, the non-affiliated shareholders met with the Special Committee and its advisors to discuss the valuation conclusions and potential transaction.
     During the months of December 2007 and January 2008, the non-affiliated shareholder met and corresponded with advisors to the Special Committee and management of Claxson regarding the information received.

     On February 5, 2008, legal and financial advisors to the Special Committee, the non-affiliated shareholder and its advisors, and management of Claxson held a meeting in Claxson’s Miami offices to go over pending diligence questions. During the meeting, the parties also discussed the underlying assumptions and valuation methodologies applied by Claxson and the other parties in arriving at their views as to valuation. At the end of the meeting, Mr. Vivo-Chaneton indicated to the non-affiliated shareholder that management and the Group were open to consider the possibility of the non-affiliated shareholder becoming a part of the Group and continuing to be a shareholder in the private company upon completion of the going-private transaction.
     Following the meeting, the Group and that certain non-affiliated shareholder held conversations about a potential additional investment in Claxson by the non-affiliated shareholder, at the value per share that resulted from the going-private process agreed with the Special Committee, which would result in the dilution of the ownership of the Group in Claxson after the going-private transaction. Although, representatives of the Group engaged in such conversations with the non-affiliated shareholder, the parties could not agree on the governance of the private company.
     On February 14, 2008, in a telephonic meeting, Houlihan Lokey, on behalf of the Special Committee, indicated to management that the Special Committee considered the $12.35 offer to continue to be below the range that they considered fair and encouraged Claxson to further revise the price offered. In follow-up conversations, Claxson indicated that it was prepared to increase the offer and that a meeting or call with the Special Committee should be arranged in order to advance with the transaction.
     On February 28, 2008, the Special Committee, its legal and financial advisors, and representatives of Claxson, the Cisneros Group, and the Hicks, Muse Parties and Claxson’s legal advisors held a telephonic conference. During such telephonic conference, the Special Committee further indicated that it was not in a position to accept the offer made by Claxson and that in order to agree to a price, all of the relevant transaction documents would need to be ready. Claxson stated that it was prepared to increase the offer to $13.50 per share and indicated that it believed the offer to be fair. The Special Committee suggested that Houlihan Lokey and representatives of Claxson spend some time analyzing certain assumptions and valuation metrics in order to better understand each parties’ views as to valuation. Claxson also indicated that the parties should concentrate on negotiating the relevant documents so that a transaction could be executed immediately after reaching agreement on price.
     On March 3, 2008, Claxson issued a press release and subsequently filed a Current Report on Form 6-K and the Group filed an amendment to its Schedule 13-D advising that Claxson amended its going-private proposal to increase the price per share offered to acquire for cash up to all of the shares of Claxson held by the shareholders other than the Group to $13.50 per share.
     Following the meeting, representatives of Claxson and Houlihan Lokey held several phone conversations regarding the relevant valuation analyses. Also, Claxson and its legal advisors negotiated the non-financial terms of the Merger Agreement with the Special Committee’s legal advisors.

     On March 26, 2008, the Special Committee, its legal and financial advisors, and representatives of Claxson, the Cisneros Group, and the Hicks, Muse Parties and Claxson’s legal advisors held a telephonic conference. During the telephonic conference, Roberto A. Vivo-Chaneton indicated that the transaction had taken more time than any of the parties had anticipated and that Claxson would now have to commence the work on the preparation of its annual report on Form 20-F, as the transaction may not be completed by June 30, 2008. In addition, Mr. Vivo-Chaneton explained that this represented additional costs for Claxson and that part of the cost savings from being a private company would not be effected during 2008 as originally anticipated. Mr. Vivo-Chaneton indicated that Claxson continued to support the $13.50 offered price. The Special Committee responded that it was not prepared to accept a transaction with a $13.50 per share price, and that the fair market value of Claxson exceeded such a price, and suggested that Claxson increase the offered price in order to bridge the differences in valuation between the parties. After a separate discussion among Claxson, its advisors and the principal shareholders, Roberto A. Vivo-Chaneton indicated to the Special Committee that the Group would be prepared to revise the price offered to $13.75 per share in cash subject to confirmation of issuance of a fairness opinion by Houlihan Lokey and approval by the Board of Directors.
     At a meeting of the Special Committee on April 2, 2008, Houlihan Lokey confirmed to the Special Committee that in their opinion, the price of $13.75 per share to be paid to each holder of Class A common shares, other than the Group, was fair from a financial point of view. Upon receiving confirmation of the fairness of the offer, and after due deliberation, the Special Committee unanimously approved the transaction.
     On the afternoon of April 2, 2008, the Board of Directors held a meeting and invited the legal and financial advisors to the Special Committee, as well as legal counsel of Claxson, including British Virgin Island counsel, to participate at the meeting. During the meeting, the parties reviewed the process by which the Special Committee had arrived at its conclusion, and counsel to Claxson reviewed the relevant British Virgin Islands’ procedures before the vote could be taken. The Special Committee recommended that the Board of Directors approve the transaction as presented, and the Board of Directors unanimously approved the transaction.
     On April 17, 2008, Claxson received a notice from that certain non-affiliated shareholder purporting to dissent from Claxson’s shareholders in approving the transaction. Claxson has responded that such notice of dissent was premature under British Virgin Islands law.
Purpose of and Reasons for the Transaction
     The primary purposes of the transaction are to enable the Group to acquire the entire equity interest in Claxson and to reduce the number of Claxson’s shareholders of record to fewer than 300, thereby enabling Claxson (1) to terminate its obligation to file annual and periodic reports and make other filings under the federal securities laws and (2) to terminate the registration of the shares under the 1934 Act and the quotation of the shares on the pink sheets. As a result, we would be able to realize, and the Group would benefit from, the cost savings that would be achieved by eliminating most of the expenses related to our disclosure, reporting and compliance requirements under the 1934 Act for our shares. As a public reporting company, we incur significant expenses, most of which would be eliminated or reduced significantly as a result of the transaction, including the following:
•	fees and expenses of counsel to review and assist in the preparation of securities reports and news releases, as well as advising us on securities law compliance matters;

•	insurance premiums for directors’ and officers’ liability insurance in an amount sufficient to attract and retain qualified directors and executive officers;

•	fees and expenses of our exchange agent and others for printing, postage, share transfer and other administrative expenses to service public shareholders, most of whom are holders of relatively small numbers of shares;

•	independent registered public accounting firm fees for auditing our financial statements and reviewing our earnings releases; and

•	outside directors’ fees for their services and expenses related thereto.
     The transaction would also have the effect of reducing the substantial time that management and other employees spend preparing and reviewing periodic reports required of reporting companies and managing shareholder relations and communications, thus enabling them to devote more of their time and energies to Claxson’s strategy and operations.
     As a public company, the following items, among others, must be prepared and filed with the Commission:
•	annual reports on Form 20-F including certifications by our chief executive officer and chief financial officer of the accuracy of the financing statements contained in those reports and certification of internal controls by Claxson’s management, and eventually by our independent registered public accounting firm, under Section 404 of Sarbanes Oxley;

•	current reports on Form 6-K; and

•	ownership change reports as required by regulations under Section 13 and Section 16 of the 1934 Act.
     Claxson incurs direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies by the U.S. federal securities laws. We also incur substantial indirect costs as a result of, among other things, management’s time expended in preparing and reviewing such filings. Since we have relatively few executive personnel, these indirect costs can be substantial. Following the sales of our basic pay television channels and our Chilean radio operations in 2007, the size of our business has decreased and we do not expect the costs associated with being a public company to decline proportionally. Based on our experience in prior years, the direct external annual costs resulting from Claxson’s being a public company, and which can be avoided by being a private company, are estimated as follows:

Independent audit cost	$325,000
Investor relations and other public company costs	$50,000
Board of Directors’ fees and expenses	$290,000
Legal	$125,000
Directors’ and officers’ liability insurance	$180,000
Other	$30,000

Total	$1,000,000

     Estimates of the annual savings expected to be realized if the transaction is implemented are based upon (1) the actual historical costs to Claxson of the services and disbursements in each of the above categories that were reflected in its recent historical financial statements and (2) the allocation to each category of management’s estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to Claxson’s public reporting company status. In some instances, Claxson’s management’s estimates were based on information provided by others or upon verifiable assumptions. For example, discussions with other privately held companies and the experience of members of the Group with private companies lead us to believe that there will be a reduction in auditing fees if we cease to be public, because financial information and auditing requirements under the rules and regulations applicable to private companies formed under the laws of the British Virgin Islands would demand less audit work. In addition, there will be a reduced need for legal counsel for securities matters, reduced cost associated with outside directors and the related expenses, limited need for printing services if we no longer file reports with the Commission, and reduced directors’ and officers’ liability insurance costs if we no longer face the legal risks associated with being a public company. Other estimates were more subjective (e.g., the savings in exchange agent’s fees that could be expected because of the reduction in the number of accounts to be handled by the exchange agent, the lower printing and mailing costs attributable to such reduction and the less complicated disclosure required by Claxson’s private status, the need for fewer directors’ meetings (and the consequent reduction in associated expenses), and the reduction in direct miscellaneous clerical and other expenses (e.g., the word processing, edgarizing, telephone and fax charges associated with securities filings, and the elimination of the charges imposed by brokers and banks to forward materials to beneficial holders).
     The actual savings to be realized may be higher or lower than estimated above. Claxson expects that, if we become private before our Annual Report on Form 20-F for the fiscal year ended December 31, 2007 is due on June 30, 2008, then we will not be required to file such report and, as a result, a portion of the estimated savings could be realized in 2008 due to reductions in audit and legal fees associated with the preparation and review of that report. In addition, we expect the various costs associated with remaining a public company will continue to increase as a result of the applicability of the internal control provisions of Sarbanes Oxley and related regulations. We estimate that, in addition to the annual estimated $1,000,000 in savings referred to above, Claxson will avoid the incremental out-of-pocket costs related to additional audit for internal control certification. We would also need to hire additional personnel to meet the internal control assessment and attestation requirements of Sarbanes Oxley.
     Based on our size and limited financial resources, the Board of Directors does not believe the costs associated with remaining a public company are justified.

     Claxson believes the internal control assessment and attestation requirements of Sarbanes Oxley and related regulations will continue to have the effect of increasing the internal burdens and potential liabilities of being a public reporting company, as well as increasing compliance costs, legal fees, audit fees, director and officer insurance premiums and compensation for outside directors. The legal costs alone of a claim can be cost prohibitive to a small public company even if no liability is ultimately found and even if it is found to be a frivolous lawsuit.
     We believe that if we remain a public company, directors’ fees may need to be increased due to increasing responsibilities and potential liabilities imposed by new regulations. The level of compensation necessary to retain and attract qualified independent directors has not been quantified, but those costs are expected to increase. In addition, we believe that the litigation environment surrounding directors of public companies will make it increasingly difficult for smaller public companies to retain and attract qualified, independent directors.
     No longer being a reporting company will also free up management’s time currently spent on Claxson’s securities reporting and compliance obligations to focus on core business operations. We have traditionally maintained a lean management team, which is even smaller following the sale of the basic pay television channel and Chilean radio businesses. Currently, this management team spends a considerable amount of its time dealing with securities reporting and compliance obligations, particularly given the new internal controls being implemented by Claxson. Furthermore, additional review time is spent by management with respect to their individual certifications related to each statement contained in periodic reporting documents filed with the Commission.
     As a public company, our management may be required to make public disclosures, even though such disclosures may put us at a competitive disadvantage. As a private company, the pressure imposed by the investing community to generate short-term earnings and to disclose strategic initiatives will no longer exist, and operating decisions can be made with more of a long-term perspective.
     Claxson’s public company status has not provided the originally anticipated benefit of better access to the capital markets or growth through merger and acquisition activity. Further, dilution and pricing would likely make it impossible for us to undertake a public follow-on offering that would be acceptable to us or our shareholders. If an acquisition target were to be identified, we believe that the dilution to and valuation of our shares would not make it an acceptable acquisition currency. Even as publicly-traded shares, because we are only quoted on the pink sheets, there is a very limited trading market for Claxson’s shares, especially for sales of larger blocks of our shares, and we believe that shareholders derive little benefit from our status as a publicly-traded company.
     Shareholders receiving $13.75 for each of their shares will receive a 42.5% premium for their shares based on the closing price of $9.65 the day Claxson announced the potential transaction and a 19.5% premium based on the closing price of $11.51 the business day before Claxson announced the agreed price for the transaction, that they would not otherwise be able to obtain. Furthermore, structuring the transaction to cash out smaller shareholders without their incurring of typical transaction costs, such as brokerage commissions, provides those smaller shareholders the best opportunity to realize the value attributable to their shares. The price per share of $13.75 represents a premium of $11.55 per share compared to the per share book value as of December 31, 2006, and represents a premium of 8% as compared to the estimated book value per share of $12.75 as of December 31, 2007. See “Special Factors — Recommendation of the Board of Directors; Fairness of the Transaction” beginning on page 37 for a more detailed explanation.
     Claxson’s management believes, and the Board of Directors concurs, that the long-term viability and ultimately the success of Claxson is best served by taking Claxson private. The going-private proposal is being made at this time because the sooner the proposal can be implemented, the sooner we will cease to incur the expenses and burdens of being a public company (which are expected to significantly increase in the near future) and the sooner shareholders who are to receive cash in the transaction will receive and be able to reinvest or otherwise make use of such cash payments. We have determined that there are limited advantages, and yet there are significant and increasing disadvantages for Claxson remaining a public company.
Benefits of the Transaction
     Benefits of the transaction to Claxson are expected to include the following:
•	Eliminating the current costs of being public, which are substantial and which we expect will increase significantly in fiscal years 2008 and 2009. (For a breakdown of our expected costs, see “Special Factors — Purpose of and Reasons for the Transaction” beginning on page 28);

•	Reducing the competitive disadvantage of having the disclosure requirements of a public company;

•	Reducing the substantial time that management and other employees spend preparing and reviewing the periodic reports required of reporting companies and managing shareholder relations and communications, thus enabling them to devote more of their time and energy to core business operations; and

•	Increasing management’s flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce current earnings per share growth.
     Benefits of the transaction to the Group include the following:
•	The Group, who collectively own approximately 81.98% of the outstanding shares of Claxson, will hold all of the outstanding shares in the surviving company of the Merger;

•	Claxson’s future earnings and growth will be solely for the Group’s benefit and not for the benefit of Claxson’s other current shareholders;

•	The Group may benefit from the reduction in total shares outstanding or from the cost savings by Claxson not being public, either or both of which may result in higher earnings per share;

•	The Group may benefit from the elimination of the current costs of Claxson being public, which are substantial and which we expect will increase significantly in fiscal years 2008 and 2009, and which may result in higher earnings per share. (For a breakdown of our expected costs, see “Special Factors — Purpose of and Reasons for the Transaction” beginning on page 28);

•	Claxson’s officers and employees will benefit from eliminating the time and effort associated with the implementation of the Section 404 internal controls certification provisions of Sarbanes Oxley: and

•	Claxson’s officers and directors will benefit from eliminating the legal risks associated with being a public company. See “Special Factors — Interests of Claxson’s Directors and Executive Officers in the Transaction” beginning on page 41.
     Benefits of the transaction to shareholders of Claxson other than the Group include the following:
•	Shareholders receiving the $13.75 for each of their respective Class A common shares will receive a 42.5% premium for such shares based on the closing price of $9.65 the day Claxson announced the proposed transaction and a 19.5% premium based on the closing price of $11.51 on the business day before Claxson announced the agreed upon price for the transaction, that they would not otherwise be able to obtain;

•	Such shareholders will receive cash for their shares without having to pay brokerage commissions and other transaction costs;

•	Such shareholders will not be subject to the business risks of Claxson’s continuing operations; and

•	Such shareholders receiving $13.75 for each of their respective Class A common shares are receiving an amount that was considered fair, from a financial point of view, based upon and subject to the procedures followed, assumption made, qualifications and limitation on the review undertaken and other matters considered by Houlihan Lokey, financial advisor to the Special Committee in connection with the delivery of its written opinion. (See “Special Factors — Opinion of Houlihan Lokey Howard & Zukin Capital, Inc. beginning on page 43.)
Disadvantages of the Transaction
     Disadvantages of the transaction to Claxson include the following:
•	Claxson’s working capital and assets will be decreased to fund the purchase of the Class A common shares, option buy outs and the other costs associated with the transaction, as described below under “Special Factors — Source of Funds” beginning on page 57; and

•	The limited ability that Claxson has to raise capital in the public securities markets or to use our shares as an acquisition currency will be effectively eliminated.
     Disadvantages of the transaction to the Group include the following:
•	The Group will have no market liquidity for their shares;

•	The risk that Claxson will decrease in value following the Merger; and

•	The payment by Claxson of approximately $2.0 million in transaction costs and estimated fees and expenses related to the transaction.
     See “Special Factors — Source of Funds” beginning on page 57.
     Disadvantages of the transaction to shareholders of Claxson other than the Group include the following:
•	The receipt of the payment for their shares will be a taxable transaction for U.S. federal income tax purposes;

•	Shareholders who will receive cash consideration in the transaction will be unable to participate in any future operating results of Claxson; and

•	Shareholders who will receive $13.75 in cash per Class A common share in the transaction may receive less for their shares than they would if the shares continued to be quoted on the pink sheets.
     See “Special Factors — Effect of the Transaction on Claxson” beginning on page 34 and see “Material United States Federal Income Tax Consequences” beginning on page 65.
Effect of the Transaction on Claxson
     If the conditions to the closing of the transaction are either satisfied or waived, Remainco will be merged with and into Claxson, with Claxson being the surviving company. After the Merger, the Group will own all of the shares of the surviving company.
     When the Merger is completed, each share issued and outstanding of Claxson immediately prior to the effective time of the Merger (other than shares held by the Group and shares held by shareholders who validly exercise and perfect dissenters’ rights) will be converted into the right to receive $13.75 in cash. Each outstanding option (other than options held by Roberto A. Vivo-Chaneton) will be canceled in exchange for an amount in cash determined by multiplying the excess, if any, of $13.75 over the per share exercise price of the option and the number of shares subject to the option, net of any applicable withholding taxes, without interest.
     At the effective time of the Merger, the current shareholders, other than the Group, will cease to have ownership interests in Claxson or rights as shareholders except for the right to surrender shares in exchange for the cash consideration provided pursuant to the Merger Agreement and/or to perfect their dissenters’ rights. Therefore, current shareholders, other than the Group, will not participate in any future earnings or growth of Claxson and will not benefit from any appreciation in the value of Claxson.
     At the effective time of the Merger, Roberto A. Vivo-Chaneton, Eric C. Neuman, John A. Gavin, Steven Bandel and Gabriel Montoya will become the directors of the surviving company. It is expected that the executive officers of Claxson immediately prior to the effective time of the Merger will remain the executive officers of the surviving company. At the effective time of the Merger, the surviving company will adopt the Second Amended and Restated Memorandum and Articles of Association in the form attached as Annex F hereto.
     At the effective time of the Merger, Claxson will have fewer than 300 record holders of shares and, therefore, will be eligible to, and plans to, terminate registration of the shares under the U.S. federal securities laws, which will terminate our obligation to continue filing annual and periodic reports and make other filings under the federal securities laws that are applicable to public companies, will terminate the obligation of our officers to certify the accuracy of our financial statements, and we will no longer be considered a public company. Our shares will no longer be quoted on the pink sheets.
     It is expected that, upon consummation of the Merger, the operations of Claxson will be conducted substantially as they currently are being conducted, with the exception of: (1) the use of funds to finance the transaction and related costs, (2) Claxson’s plan to deregister its shares under the 1934 Act and (3) the expected distribution of $10.00 per share to its remaining shareholders following the Merger. As part of its continuing operations post-Merger, Claxson is considering acquiring one or more pay television channels in order to secure distribution for its LifestyleTV channel. Claxson is also contemplating contributing its Miami Playout operations into DLA. In addition, Roberto A. Vivo-Chaneton and/or Luis H. Moreno III, SLI, Gallia, Interamerican and Bulls may elect to acquire additional shares from the surviving company at a price of $7.0 million to increase their equity holding to up to 21% of the surviving company. In addition, Claxson will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with being a public company. The transaction is not anticipated to have a material effect upon the conduct of Claxson’s business.
     Except as otherwise described in this Disclosure Statement, neither Claxson nor its controlling shareholders have any present plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the Merger involving Claxson’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. It is expected, however, that following the Merger, Claxson’s management will continuously evaluate and review Claxson’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of Claxson. Claxson and its controlling shareholders have expressly reserved the right to make any changes deemed appropriate in light of their evaluation and review or in light of future developments.

     The following table sets forth Claxson’s net book value, net earnings, and net earnings from continuing operations prior to, and immediately after, the Merger based upon the net book value, net earnings, and net earnings from continuing operations of Claxson as of and for the twelve-month period ended December 31, 2006, and net earnings and net earnings from continuing operations projected as of and for the twelve-month period ended December 31, 2007. The percentages indicate what portion of these amounts are held by the Group in each instance.

	Prior to the Merger
			Unaudited Financial Data
	As of and for the twelve month		As of and for the twelve month
	period ended December 31,		period ended December 31,
	2006		2007
	$ in thousands	%	$ in thousands	%
Net Book Value	$47,533	82.57	$277,998	81.98
Net Earnings	12,017		217,473
Net Earnings from continuing operations	(2,024)		(7,469)

	Unaudited Proforma After the Merger
	As of and for the twelve month		As of and for the twelve month
	period ended December 31,		period ended December 31,
	2006		2007
	$ in thousands	%	$ in thousands	%
Net Book Value (1)	$(7,656)	100	$222,809	100
Net Earnings	12,017		217,473
Net Earnings from continuing operations	(2,024)		(7,469)

(1)	Includes the payment of $55.2 million for the purchase of shares not owned by the Group, and cash out of options.
     Upon completion of the Merger, shareholders other than the Group will no longer hold any direct or indirect equity interest in Claxson and therefore will no longer own any interest in its net book value or net earnings.
Alternatives Considered
     Prior to deciding to pursue this transaction, Claxson considered a number of alternatives to the transaction. These alternatives were presented to and discussed by the Board of Directors. These alternatives are discussed below. However, for the reasons set forth below, management did not recommend any of these alternatives to the Board of Directors, and the Board of Directors ultimately concurred that these alternatives should not be pursued:

     Maintaining the Status Quo. Claxson considered whether maintaining the status quo would be a viable strategy. The costs associated with maintaining public company status (expected to be at least $1.0 million per year beyond fiscal 2008), Claxson’s projected losses and the substantial increase in risks associated with being public made it clear that maintaining the status quo was not viable. We considered our decreased size and resources following the sale of our basic pay television channel and Chilean radio businesses in 2007, the relatively small and diminishing benefit that we believe Claxson and our shareholders have received as a result of Claxson’s being a publicly-traded company and the increasing risks to Claxson, our officers and directors in the current regulatory environment, and concluded that maintaining the status quo was not an option.
     Selling or Liquidating Claxson. As part of Claxson’s private auction for the sale of its basic pay television channel business, Claxson attempted to include certain of the remaining assets in such sale. Potential buyers, however, ascribed a nominal value to the businesses other than the basic pay television channel business, primarily due to partnership considerations as well as the economic performance, and in certain cases the nascent stage, of these businesses. Other than in connection with the sale of its basic pay television channel business, Claxson has not separately shopped its remaining businesses because of the difficulty in selling Claxson’s joint ventures and minority interests, including the Playboy TV Latin America joint venture with Playboy Entertainment Group, Inc., together with its interest in the PB Brasil Entretenimento joint venture with Globosat Programadora Ltd., and its non-controlling interests in Digital Latin America and DMX Latin America, as the sale of such joint ventures would require the approval and/or participation by Claxson’s partners in such joint ventures.
     “Going-Private” Transactions. Claxson considered various forms of “going-private” transactions in addition to the Merger that would make us eligible to terminate the registration of our shares under the 1934 Act. For example, we considered a tender offer, whereby an offer to purchase shares would be undertaken in an attempt to reduce the number of members of record to fewer than 300. Because of the volitional nature of a tender offer and the large number of holders of small lots of shares, no assurance could be given that a tender offer would result in reducing the number of shareholders of record to fewer than 300. Claxson also considered a reverse stock split that would reduce the number of shareholders to fewer than 300, but was concerned about the ability of remaining shareholders to distribute shares in a manner that would increase the number of shareholders.
     In Summary. Claxson discussed these alternatives with the Board of Directors. Based on such discussions and the factors described in “Special Factors — Purpose of and Reasons for the Transaction” beginning on page 28, the Board of Directors determined that changing Claxson’s status from that of a public, reporting company to that of a private, non-reporting company is the appropriate strategy for Claxson. Further, the Board of Directors concluded that the transaction is the most expeditious and economical alternative to accomplish that objective.
Recommendation of the Board of Directors; Fairness of the Transaction
     Each of the Participants, the Special Committee and the Board of Directors unanimously has determined that the transaction is fair to, and in the best interests of Claxson and its unaffiliated shareholders. The Board of Directors also believes, based on discussions with legal counsel, that the process for approving the transaction was procedurally fair. The Board of Directors recommended that the shareholders approve and adopt the Merger Agreement and the Merger.
     As discussed above, the Board of Directors considered several alternatives to the transaction, but ultimately approved the transaction. See “Special Factors — Alternatives Considered” beginning on page 36.
     During the year preceding the approval of the transaction by the Board of Directors, and in connection with determining whether the transaction is fair to the shareholders receiving cash and whether the transaction is in the best interests of Claxson and the Group, the Special Committee and the Board of Directors considered a number of factors and various information presented by management. The Special Committee and the Board of Directors did not assign any specific weights to the factors below, and individual directors may have given differing weights to different factors. Factors considered included:
•	Current and Historical Market Prices and Trading Volumes of the Shares. Claxson recognizes that our shares are already relatively illiquid, averaging approximately 2,278 and 6,678 shares traded per day during the 12 and 36 months period, respectively, prior to the public announcement of the proposed transaction, and averaging approximately 5,285 shares traded per day from the day Claxson became a public company on September 21, 2001 through the day prior to the public announcement of the proposed transaction. Such illiquidity causes price volatility whenever relatively large blocks of shares are sought to be purchased or sold. See “Financial Information — Market Prices of the Shares” beginning on page 77 for more information about the share prices. The closing sale price of the shares on March 23, 2007, the day Claxson announced its consideration of a going-private transaction proposal, was $9.65.

•	Book Value. As of December 31, 2006, the book value per share was $2.20. Claxson estimates that the book value per share as of December 31, 2007 was $12.75. The shareholders receiving the offered price of $13.75 per share in cash will be receiving an 8% premium compared to the estimated book value per share as of December 31, 2007, and an $11.55 per share premium over the book value as of December 31, 2006.

•	Opinion of the Financial Advisor. On April 2, 2008, Houlihan Lokey rendered an opinion to the Special Committee, to the effect that, as of April 2, 2008, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the consideration to be received by the holders of Class A common shares, other than the Group, in the Merger was fair, from a financial point of view, to the holders of Class A common shares, other than the Group.

•	Opportunity to Liquidate Shares. Shareholders receiving cash in the transaction will liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market for shares, at a price that represents a premium over historical and recent trading prices. Management believes this opportunity is a benefit to such shareholders given the relatively low price, limited trading volume and illiquidity of our shares (the trading volume of which averaged approximately 2,278 and 6,678 shares traded per day during the 12 and 36 months, respectively, prior to the public announcement of the proposed transaction).

•	Absence of Any Other Offers. Other than in connection with the private auction for the sale of its basic pay television channel business, the Board of Directors did not seek, and neither the Board of Directors nor the Special Committee is aware of, any proposals in the last two years from any unaffiliated persons for the merger or consolidation of Claxson, or for the sale or other transfer of all or substantially all of Claxson’s assets, or for the sale or other transfer of securities of Claxson that would enable the holder to exercise control of Claxson. The Board of Directors does not presently intend to seek any such proposal. However, the Board of Directors may still review Acquisition Proposals and accept a Superior Proposal under certain, limited circumstances. See “Merger Agreement — No Solicitation of Acquisition Proposals” on page 61.

•	Potential Cost Savings. The transaction, if consummated, enables Claxson to realize cost savings from no longer being subject to disclosure, reporting and compliance requirements arising under the federal securities acts.
     At the Board of Directors’ meeting on April 2, 2008, the Board of Directors was informed of the material elements of the Houlihan Lokey presentation supporting its fairness opinion. The Special Committee had an opportunity to ask questions and discuss each of Houlihan Lokey’s analyses individually.
     After careful consideration of all of these factors, the Board of Directors concluded that $13.75 per share was not only a fair price to shareholders being cashed out, but also to the shareholders remaining following the transaction after taking into account the pro forma analysis which examined the effect of the transaction on Claxson itself.
     The Board of Directors also believes that the transaction is procedurally fair to the unaffiliated shareholders of Claxson because, among other things:
•	The Special Committee was formed, consisting of three independent directors, and has reviewed and determined the fairness of the transaction and has negotiated with the controlling shareholders of Claxson.

•	The transaction was approved unanimously by the Special Committee.

•	All members of the Special Committee hold shares that will be converted into the right to receive cash pursuant to the transaction.

•	The Special Committee retained its own counsel and investment advisor to represent and assist the Special Committee with its deliberations and negotiations.

•	The transaction is being effected in accordance with all applicable requirements of British Virgin Islands law and Claxson’s Amended and Restated Memorandum and Articles of Association.

•	Under the BCA, Claxson’s shareholders are entitled to dissenters’ rights.

•	Any amendment or modification of, or supplement to, the Merger Agreement that is adverse to the unaffiliated holders of shares shall require the consent of the Special Committee.

•	The Merger Agreement implementing the transaction is being submitted to a vote of Claxson’s shareholders and is subject to the approval of holders of a majority of Claxson’s outstanding shares, recognizing that shareholders who will receive cash consideration in the transaction hold a nominal percentage of the vote and that pursuant to the Voting Agreement, the Group (owning an aggregate of 81.98% of the outstanding shares) has agreed to vote their shares in favor of the transaction.
     The Board of Directors also took into consideration that although certain holders of shares will receive cash consideration for their shares, it will be the remaining shareholders that will bear the burden of the expenses of the transaction.
     The Board of Directors did not believe that it was necessary to retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction. For the reasons set forth above, including the appointment of the Special Committee and the Special Committee’s retention of independent financial and legal advisors, the Board of Directors believed that there were sufficient procedural safeguards in place.
     The transaction is not structured so that approval of at least a majority of minority shareholders is required. The Board of Directors determined that any such voting requirement would usurp the power of the holders of the majority of Claxson’s outstanding shares to consider and approve the proposed transaction as provided under British Virgin Islands law and Claxson’s Amended and Restated Memorandum and Articles of Association.
     In reaching a conclusion on the financial, procedural and substantive fairness of the transaction, the Board of Directors did not assign any specific weights to the foregoing factors. These factors were considered as a whole, and each of the parties may have put different weights on different factors. In selecting a valuation method, the Board of Directors considered historical market prices, liquidation value, and the various measures of going concern value presented by Houlihan Lokey. All parties concluded that no single valuation method should be utilized, but that all should be taken into consideration.
     After consideration of the factors described above, the Board of Directors believes that the transaction is fair, notwithstanding the lack of an unaffiliated representative to represent unaffiliated shareholders, the absence of such an unaffiliated shareholder approval requirement or special provisions for access to corporate files.

     The Participants have adopted the analysis and conclusions of the Special Committee and the Board of Directors and have determined that the transaction is fair procedurally, substantively and from a financial perspective to the unaffiliated shareholders of Claxson.
Interests of Claxson’s Directors and Executive Officers in the Transaction
     In considering the recommendation of the Board of Directors with respect to the transaction, shareholders should be aware that Claxson’s executive officers and directors have interests in the transaction that are in addition to, or different from, the shareholders generally. These interests may create potential conflicts of interest and include the following:
•	As a result of the transaction, Roberto A. Vivo-Chaneton, Chairman of the Board of Directors and Chief Executive Officer of Claxson, and each of the following directors are either part of, or an affiliate of, the Group that will own the outstanding shares of the surviving company under the Merger Agreement: Carlos Bardasano, Eric C. Neuman, John A. Gavin, Steven Bandel, Gabriel Montoya, Christina Vest and Luis Villanueva. At the effective time, each outstanding option to acquire shares held by Roberto A. Vivo-Chaneton would be converted into the right to receive the option to purchase one share of the same class of shares of the surviving company. Claxson expects that he will exercise these options after the completion of the Merger.

•	Ricardo Verdaguer as the Chairman of the Special Committee will receive compensation in the amount of $20,000 and Frank Feather and Emilio Romano, members of the Special Committee, will each receive compensation in the amount of approximately $15,000, plus out-of-pocket expenses, for serving on the Special Committee.

•	Ricardo Verdaguer, Frank Feather and Emilio Romano, members of the Special Committee, own an aggregate of 15,000 shares, representing 0.07% of the current outstanding shares, which will be treated on the same basis as the shares held by all other members other than the Group.

•	Roberto Vivo-Chaneton, Chairman of the Board of Directors and Chief Executive Officer of Claxson, Carlos Bardasano, Eric C. Neuman, John A. Gavin, Steven Bandel, Gabriel Montoya, Christina Vest and Luis Villanueva will be shareholders or affiliates of shareholders in the surviving company of the Merger and, in their capacity as such, will directly or indirectly receive the benefits and be subject to the disadvantages as described above in “Summary Term Sheet — Special Factors — Purpose of and Reasons for the Transaction” and “Summary Term Sheet — Special Factors — Disadvantages of the Transaction.” See “Summary Term Sheet — Special Factors — Purpose of and Reasons for the Transaction” beginning on page 5, “Summary Term Sheet — Special Factors — Disadvantages of the Transaction” beginning on page 8, “Special Factors — Purpose of and Reasons for the Transaction” beginning on page 28 and “Special Factors — Disadvantages of the Transaction” beginning on page 33.

•	Following completion of the Merger, Claxson expects to make a distribution of $10.00 per share to the remaining shareholders, including Roberto A. Vivo-Chaneton and affiliates of Carlos Bardasano, Eric C. Neuman, John A. Gavin, Steven Bandel, Gabriel Montoya, Christina Vest and Luis Villanueva. Mr. Vivo-Chaneton has informed Claxson that he expects to exercise his options prior to such distribution.

•	In accordance with his existing employment agreement, Roberto A. Vivo-Chaneton will also receive options in the surviving company of up to 10% of the equity at the Adjusted Going-Private Price. In addition, the Group has agreed to allow Mr. Vivo-Chaneton and/or Luis H. Moreno III, SLI, Gallia, Interamerican and Bulls to acquire additional shares from the surviving company at the Adjusted Going-Private Price, up to $7.0 million to increase their equity holding to up to 21% of the surviving company.

•	While there are still significant controls, regulations and liabilities for directors and executive officers of private companies, the legal exposure for Claxson’s directors and executive officers will be greatly reduced and exposure from securities laws relating to public companies will be eliminated.

•	All of our directors and executive officers who directly own shares, other than Roberto A. Vivo-Chaneton, will receive cash for their shares as a result of the transaction.

•	Pursuant to the Merger Agreement, the surviving company has agreed to maintain indemnification and directors’ and officers’ insurance in place for a period of time following the Merger.

•	The table below sets forth information with respect to shares owned by our directors and executive officers.

			Number of
	Number of Class	Percentage of	Class F
	A Common	Class A Common	Common
Director / Executive Officer	Shares	Shares (%)(1)	Shares
Roberto A. Vivo-Chaneton(2)(5)	1,342,019	6.0	6
Carlos Bardasano	5,000	*
Eric C. Neuman	7,532	*
Steven Bandel (3)	65	*
Gabriel Montoya	5,865	*
John A. Gavin	5,000	*
Ricardo Verdaguer	5,000	*
Frank Feather	5,000	*
José Antonio Ríos	5,000	*
Emilio Romano	5,000	*
Luis Villanueva	—	*
Christina Vest	—	*
José Antonio Ituarte (4)	190,772	*
Amaya Ariztoy	800	*
Mariano Varela	2,433	*
Ezequiel Paz	625	*
All directors and executive officers as a group (16 persons)	1,580,111	7.1

*	indicates less than 1%

(1)	Based on 21,808,290 shares of our Class A common shares outstanding as of April 1, 2008 and calculated according to Rule 13(d)-3(d) of the 1934 Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights, or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating number and percentage owned by the holder of the options, warrants, rights or conversion privileges but not deemed outstanding for the purpose of calculating the percentage owned by any other person listed.

(2)	Includes 6,250 Class A common shares issued to Sarandi Comunicaciones S.A., which is also an affiliate of Mr. Vivo-Chaneton. Mr. Vivo-Chaneton disclaims beneficial ownership of all shares owned by Sarandi Comunicaciones S.A. Includes options to acquire 403,565 shares of Class A common shares granted to Mr. Vivo-Chaneton under the Claxson 2001 Share Incentive Plan which are currently exercisable.

(3)	Includes 62 Class A common shares owned by Mr. Bandel’s spouse. Mr. Bandel disclaims beneficial ownership of Mr. Bandel’s spouse’s shares.

(4)	Includes options to acquire 109,112 shares of Class A common shares granted to Mr. Ituarte under the Claxson 2001 Share Incentive Plan which are currently exercisable.

(5)	Each holder of Class F common shares which is a party to the Holdco Agreement must consult with, and take into account the views of Luis H. Moreno, III in exercising the voting rights of those shares.
     The transaction will not trigger any change of control provisions in any of our executive officers’ employment agreements.
Opinion of Houlihan Lokey Howard & Zukin Capital, Inc.
     On April 2, 2008, Houlihan Lokey rendered an opinion to the Special Committee, to the effect that, as of April 2, 2008, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the consideration to be received by the holders of Class A common shares, other than the Group, in the Merger was fair, from a financial point of view, to the holders of Class A common shares, other than the Group.
     Houlihan Lokey’s opinion was directed to the Special Committee and only addressed the fairness from a financial point of view of the consideration to be received by the holders of Class A common shares, other than the Group, in the Merger and does not address any other aspect or implication of the Merger. The summary of Houlihan Lokey’s opinion in this information statement is qualified in its entirety by reference to the full text of its opinion, which is included as Annex C to this Disclosure Statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. We encourage our shareholders to read carefully the full text of Houlihan Lokey’s opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this information statement are intended to be, and do not constitute advice, or a recommendation to the Special Committee or any shareholder as to how to act with respect to the Merger or related matters.
     In arriving at its opinion, Houlihan Lokey, among other things reviewed the following agreements and documents:
•	draft dated March 31, 2008 of the Merger Agreement;

•	Deposit Escrow Agreement, dated as of December 22, 2006 (“Chilean Escrow Agreement”), by and among Claxson Chile S.A., GLR Services, Inc. and The Bank of New York;

•	Escrow Agreement, dated as of October 3, 2007 (together with the Chilean Escrow Agreement, the “Escrow Agreements”), by and among Claxson, Claxson USA II, Inc. (“Services US”), El Sitio, Inc., Santori N.V., Morehaven Investments, Inc. and Madary S.A., Turner Broadcasting System, Inc., Turner International, Inc. and The Bank of New York;

•	Stock Purchase Agreement, dated as of December 14, 2006, by and among Claxson, Services US, El Sitio, Inc., Santori N.V., Morehaven Investments, Inc., Madary S.A., Turner International, Inc., Turner International Holding Company and Turner International Latin American Networks LLC, and related Disclosure Schedules;

•	Shareholders Agreement, dated as of July 4, 2007 (“Playboy Brasil Shareholders Agreement”), by and among Globosat Programadora, Ltda., Playboy TV Latin America, LLC (“PTVLA”) and PB Brasil Entretenimento S.A. (“PB Brasil”);

•	Shareholders Agreement, dated as of October 29, 2004, by and among DLA Holdings, Inc. (“DLA”), HMTF DLA, Inc. (“HMTF DLA”), DLA Partners, Inc. and Lifford International Co. Ltd. (“Lifford”);

•	Put and Call Agreement, dated as of October 29, 2004, by and among Lifford, and HMTF DLA;

•	Third Amended and Restated Operating Agreement for Playboy TV — Latin America, LLC, dated November 10, 2006 (“PTVLA Operating Agreement”), between Playboy Entertainment Group, Inc. (“PEGI”) and Lifford;

•	Amended and Restated Shareholders Agreement, dated June 5, 2002 (“DMX Shareholders Agreement”), between AEI Collingham Holdings Co. Ltd., AEI Collingham Holdings, Inc. (d.b.a. DMX Latin America) (“DMX”), Carlyle Investments LLC, and Carlton Investments LLC;

•	draft of the Articles of Merger to be entered into by Remainco and Claxson in connection with the Merger with Claxson;

•	draft of the Plan of Merger to be entered into by Remainco and Claxson in connection with the Merger with Remainco;

•	draft of the Voting Agreement, dated as of April 2, 2008, among Claxson, Remainco, and the Excluded Persons listed on the signature pages thereof;

•	certain publicly available business and financial information relating to Claxson that Houlihan Lokey deemed to be relevant; and

•	certain information relating to the current and future operations, financial condition and prospects of Claxson made available to Houlihan Lokey by Claxson, including (a) (i) financial budgets prepared by management of Claxson relating to each of PTVLA, Lifestyle Holdings, LLC (“Lifestyle”), Claxson Playout, Inc. (“Playout”), Claxson Argentina S.A. (“Services Argentina”), Services US, Claxson (on a parent-only basis) (“Holdco”), ESDC S.A. (“ESDC”), and DLA (collectively, the “Claxson Entities”) for the fiscal year ended December 31, 2008; (ii) financial forecasts and projections prepared by management of Claxson relating to each of PTVLA, Lifestyle, Playout, Services Argentina, Services US, HoldCo, and DLA for the fiscal years ended December 31, 2009 through December 31, 2012; and (iii) financial forecasts and projections prepared by management of Claxson relating to ESDC for the fiscal years ended December 31, 2009 through December 31, 2011; (c) financial forecasts and projections prepared by management of DMX relating to DMX for the fiscal years ended December 31, 2008 through December 31, 2009; and (d) financial forecasts and projections prepared by management of PB Brasil (together with DMX, the “Claxson Investments”), relating to PB Brasil, for the fiscal years ended December 31, 2008 through December 31, 2012. Houlihan Lokey also reviewed financial forecasts prepared by management of Claxson on a consolidated basis.
In addition, Houlihan Lokey:
•	spoke with certain members of the management of Claxson and certain of its representatives and advisers regarding the respective businesses, operations, financial condition and prospects of Claxson, the Claxon Entities, and the Claxson Investments, the Merger and related matters, including discussions relating to appropriate currency exchange rates and Claxson’s on-going investment level in DLA;

•	compared the financial and operating performance of Claxson with that of other public companies that Houlihan Lokey deemed to be relevant;

•	reviewed the current and historical market prices and trading volume for Claxson’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

•	reviewed a certificate addressed to Houlihan Lokey from senior management of Claxson which contained, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to Houlihan Lokey by or on behalf of Claxson, the Claxson Entities and Claxson Investments and the absence of material changes thereto; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.
     Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and Houlihan Lokey did not assume any responsibility with respect to such data, material and other information. In addition, management of Claxson advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections and budgets reviewed by Houlihan Lokey (i) with respect to the Claxson Entities were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Claxson as to the future financial results and condition of each Claxson Entity, and (ii) with respect to the Claxson Investments, were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of each Claxson Investment as to the future financial results and condition of such Claxson Investment, and in each case, Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there were no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Claxson, the Claxson Entities, and the Claxson Investments since the date of the most recent financial statements provided to Houlihan Lokey, and that there was no information or any facts that would make any of the information reviewed by us incomplete or misleading. Houlihan Lokey did not consider any aspect or implication of any transaction to which Claxson is a party (other than as specifically described in its opinion with respect to the Merger).
     Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified above and all other related documents and instruments that are referred to above were true and correct, (b) each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to Houlihan Lokey, without any amendments or modifications thereto. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of Claxson, or otherwise have an adverse effect on Claxson or any expected benefits of the Merger. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from the drafts of documents referred to above.
     Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Claxson or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation, other than certain valuation analyses prepared for financial reporting purposes under US GAAP FAS 142.
     Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Claxson is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Claxson is or may be a party or is or may be subject.
     Houlihan Lokey was not requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of Claxson, or any alternatives to the Merger, or (b) advise the Special Committee, the Board of Directors, or any other party with respect to alternatives to the Merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of April 2, 2008.

Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of its opinion.
     Houlihan Lokey’s opinion was furnished for the use and benefit of the Special Committee (and, at the instruction of the Special Committee, to the Board of Directors of Claxson) in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without our prior written consent; except that Houlihan Lokey consented to the inclusion of the opinion in its entirety in any filing with the Commission required to be made by Claxson in respect of the Merger. The opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. The opinion was not intended to be, and does not constitute, a recommendation to the Special Committee, the Board of Directors, any security holder or any other person as to how to act or vote with respect to any matter relating to the Merger.
     Houlihan Lokey was not requested to opine as to, and its opinion does not express an opinion as to or otherwise address: (i) the underlying business decision of the Special Committee, Claxson, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Merger or otherwise (other than the consideration to the extent expressly specified in the opinion), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of Claxson, or to any other party, except as set forth in its opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies that might exist for Claxson or any other party or the effect of any other transaction in which Claxson or any other party might engage, (v) the tax or legal consequences of the Merger to either Claxson, its security holders, or any other party, (vi) the fairness of any portion or aspect of the Merger to any one class or group of Claxson’s or any other party’s security holders vis-à-vis any other class or group of Claxson’s or such other party’s security holders (including without limitation the allocation of any consideration among or within such classes or groups of security holders), (vii) whether or not Claxson, its security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (viii) the solvency, creditworthiness or fair value of Claxson or any other participant in the Merger under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations were or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Special Committee, on the assessment by the Special Committee, Claxson and its advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to Claxson and the Merger. The issuance of the Houlihan Lokey opinion was approved by a committee authorized to approve opinions of like nature.

     In preparing its opinion to the Special Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.
     In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Claxson, such as the impact of competition on the business of Claxson and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Claxson or the industry or in the markets generally. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to Claxson or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. The estimates contained in Claxson’s analyses and the implied reference ranges indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Claxson. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.
     Houlihan Lokey’s opinion was provided to the Special Committee in connection with its consideration of the proposed Merger and was only one of many factors considered by the Special Committee in evaluating the proposed Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Merger consideration or of the views of the Special Committee or management with respect to the Merger or the Merger consideration. The type and amount of consideration payable in the Merger were determined through negotiation between Claxson and the Special Committee and its advisors, and the decision to enter into the Merger was solely that of the Board of Directors upon the recommendation of the Special Committee.
     The following is a summary of the material analyses reviewed by Houlihan Lokey with the Special Committee in connection with Houlihan Lokey’s opinion rendered on April 2, 2008. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.
     For purposes of its analyses, Houlihan Lokey reviewed a number of financial and operating metrics, including:
•	Enterprise Value calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet), as of a specified date.

•	Earnings before interest, taxes, depreciation, and amortization, or EBITDA.
     Unless the context indicates otherwise, enterprise values and equity values derived from the selected companies analysis described below were calculated using the closing price of Class A common shares and the common stock of the selected media, entertainment, distribution and other companies listed below as of April 1, 2008. Accordingly, this information may not reflect current or future market conditions. Estimates of revenue and EBITDA for the Claxson Entities for the next fiscal year for which financial information has not yet been reported, or NFY, and for the subsequent fiscal year, or NFY+1, were based on estimates provided by Claxson management. Estimates of NFY and NFY+1 revenue and EBITDA for the selected media, entertainment, distribution and other companies listed below were based on certain publicly available research analyst estimates for those companies.
     Selected Companies Analysis. Houlihan Lokey calculated multiples of enterprise value based on certain financial data for the following media, entertainment, distribution and other selected:

Adult Entertainment	Music and Other Distribution
Playboy Enterprises Inc.	Digital Music Group, Inc.
Private Media Group Inc.	Napster Inc.
New Frontier Media Inc.	Audible, Inc.
Real Networks Inc.
Warner Music Group Corp.

US Diversified Media	Post Production and Production Services

CBS Corporation	Pinewood Shepperton Studios
Walt Disney Co.	VTR plc
News Corp.	Rainmaker Income Fund
Time Warner Inc.	Point 360
Viacom, Inc.

Cable Networks	Direct Broadcast Satellite
Crown Media Holdings, Inc.	EchoStar Communications Corp.
Outdoor Channel Holdings Inc.	DirecTV Group Inc.
Discovery Holding Co.

Spanish Language Media
Grupo Televisa SA
TV Azteca SA de CV
Grupo Radio Centro, S.A.B. de C.V.
Entravision Communications Corp.
Spanish Broadcasting System Inc.
The calculated multiples included:
•	Enterprise value as a multiple of the latest reported twelve-month period, or LTM, Revenue;

•	Enterprise value as a multiple of estimated NFY Revenue;

•	Enterprise value as a multiple of estimated NFY+1 Revenue;

•	Enterprise value as a multiple of LTM EBITDA;

•	Enterprise value as a multiple of estimated NFY EBITDA; and

•	Enterprise value as a multiple of estimated NFY+1 EBITDA.

This analysis resulted in the following multiple ranges:

Multiple Description	Multiple Range*
Enterprise Value as a multiple of:	Low	High	Median	Mean
LTM Revenue	0.26x	8.35x	2.02x	2.49x
NFY Revenue	0.82x	4.06x	1.93x	2.10x
NFY+1 Revenue	0.74x	3.79x	1.83x	1.98x
LTM EBITDA	4.88x	17.40x	8.97x	9.07x
NFY EBITDA	4.83x	17.20x	8.15x	9.18x
NFY+1 EBITDA	4.34x	20.28x	7.92x	8.85x

*	Multiple ranges exclude revenue multiples greater than 5.00x (except for LTM Revenue) and EBITDA multiples greater than 30.00x.
     Houlihan Lokey applied the following selected multiple ranges derived from the selected companies to corresponding financial data for Claxson and its subsidiaries.

     The selected companies analysis indicated the following implied enterprise value reference ranges for Claxson on a consolidated basis:

Enterprise Value
Range
	Multiple Description	Selected Multiple Range	(in millions)
Claxson Consolidated	2007 Revenue	1.00x - 1.10x	$30.7 - $33.7
	NFY (2008) Revenue	0.80x - 0.90x	$29.9 - $33.6
	NFY+1 (2009) EBITDA	8.00x - 9.00x	$24.2 - $27.2
Selected Range			$28.2 - $31.5
     Houlihan Lokey then adjusted this selected enterprise value reference range by applying (i) a 10% marketability discount to Houlihan Lokey’s valuation of PTVLA, including Lifestyle, on a stand-alone basis (as more fully discussed below) to reflect certain transfer restrictions applicable to Claxson’s interest in PTVLA and (ii) a 19% discount to Houlihan Lokey’s valuation of PTVLA, including Lifestyle, on a stand-alone basis to reflect Claxson’s 81% ownership interest in PTVLA; these two discounts are referred to as the PTVLA Discounts.
     These adjustments resulted in an aggregate equity value of Claxson’s interests in PTVLA (including Lifestyle), ESDC, Playout, the Services Companies and Holdco, collectively referred to as the “Consolidated Subsidiaries,” of $20.4 million to $22.1 million. Houlihan Lokey added to this amount the aggregate equity values of Claxson’s interests in DLA (currently 48%, but assumed to be 62% in anticipation of the exercise of certain put/call arrangements), DMX (31%) and Playboy do Brazil (40%), collectively referred to as, the “Minority Investments,” calculated as an aggregate equity value of $34.7 million to $43.2 million as determined through the sum-of-the-parts analysis described below as well as a note receivable payable to Claxson by Lifestyle of $2.0 million. This resulted in an aggregate equity value of Claxson’s ongoing business of $55.1 million to $65.3 million.
     Houlihan Lokey made certain additional adjustments to the overall equity value of Claxson in light of Claxson’s liquidity position. Houlihan Lokey added to the equity value reference range referred to above: (i) an aggregate of $25.2 million to account for escrowed amounts due to Claxson in connection with the sales of Claxson’s basic pay television channels and Chilean radio businesses, adjusted to reflect the estimate of Claxson’s management as to the net present value of the escrow amounts ultimately to be received, (ii) $1.2 million to reflect estimated proceeds from the exercise of certain stock options, and (iii) $218.4 million to reflect cash on hand as of December 31, 2007, which excluded $4.4 million held at various subsidiaries for estimated working capital needs. Collectively, these additions are referred to as the Cash Adjustments.
     These adjustments resulted in an aggregate value reference range of $300.0 million to $310.1 million. Based on 22.3 million fully diluted shares outstanding as contemplated by the Merger Agreement, this analysis resulted in an implied per share value of $13.44 to $13.89, as compared to the Merger consideration of $13.75 per share.

     The selected companies analysis included the following implied enterprise value reference ranges for the Consolidated Subsidiaries and Minority Investments on stand-alone bases:

Enterprise Value
Range
	Multiple Description	Selected Multiple Range	(in millions)
Consolidated Subsidiaries

PTVLA	2007 Revenue	1.10x - 1.20x	$25.3 - $27.6
	NFY (2008) Revenue	1.00x - 1.10x	$24.1 - $26.5
	NFY+1 (2009) Revenue	0.90x - 1.00x	$23.2 - $25.8
	NFY+1 (2009) EBITDA	8.00x - 9.00x	$22.5 - $25.3
Selected Range			$23.8 - $26.3

Lifestyle	NFY (2008) Revenue	1.75x - 2.00x	$5.9 - $6.8
	NFY+1 (2009) Revenue	1.00x - 1.25x	$7.2 - $9.0
	NFY+1 (2009) EBITDA	6.00x - 7.00x	$7.9 - $9.2
Selected Range			$7.0 - $8.3

ESDC	2007 Revenues	2.00x - 2.50x	$2.5 - $3.1
	NFY (2008) Revenues	1.75x - 2.25x	$6.0 - $7.7
	NFY (2008) EBITDA	5.00x - 6.00x	$6.6 - $7.9
Selected Range			$5.0 - $6.3

Playout	NFY (2008) Revenue	0.50x - 0.60x	$2.1 - $2.5
	NFY (2008) EBITDA	6.00x - 7.00x	$0.6 - $0.7
	NFY+1 (2009) Revenue	0.40x - 0.50x	$1.4 - $1.8
	NFY+1 (2009) EBITDA	5.00x - 6.00x	$1.2 - $1.4
Selected Range			$1.3 - $1.6

Services Companies	N/A	N/A	N/A
Holdco	N/A	N/A	N/A

Minority Investments

DLA	2007 EBITDA	9.00x - 10.00x	$15.1 - $16.8
	NFY (2008) EBITDA	8.00x - 9.00x	$13.2 - $14.8
	NFY+1 (2009) EBITDA	7.00x - 8.00x	$19.5 - $22.3
Selected Range			$17.3 - $19.5
(2008 EBITDA excluded from selected range because of non-recurring expenses)

DMX	2007 EBITDA	7.00x - 8.00x	$10.0 - $11.4
	NFY (2008) EBITDA	5.00x - 6.00x	$10.7 - $12.9
	NFY+1 (2009) EBITDA	4.00x - 5.00x	$9.9 - $12.3
Selected Range			$10.2 - $12.2

Enterprise Value
Range
	Multiple Description	Selected Multiple Range	(in millions)
Playboy do Brazil	2007 EBITDA	7.00x - 8.00x	$29.4 - $33.6
	NFY (2008) EBITDA	6.00x - 7.00x	$93.2 - $108.7
	NFY+1 (2009) EBITDA	5.00x - 6.00x	$128.9 - $154.6
Selected Range			$93.2 - $108.7
(2007 EBITDA excluded because of lack of full fiscal year; 2009 EBITDA excluded because Claxson management believed estimate was too aggressive)
     Houlihan Lokey did not use the results of this analysis for the Consolidated Subsidiaries and Minority investments to calculate a separate stand-alone reference range analysis for these entities. Rather, Houlihan Lokey used this analysis as one component in its sum-of-the-parts analysis described below.
     Discounted Cash Flow Analysis — EBITDA Multiple. Houlihan Lokey calculated the net present value of Claxson’s unlevered, after-tax cash flows based on estimates provided by Claxson’s management and terminal value multiples taking into account the selected companies analyses. The analyses used discount rates taking into account Claxson’s and its subsidiaries’ estimated weighted average costs of capital.
     In calculating the estimated weighted average costs of capital for Claxson and its subsidiaries and minority investments, Houlihan Lokey applied both size premiums and geographic/country risk premiums. The size premium for Claxson on a consolidated basis was based on Claxson’s market capitalization as of April 1, 2008. The geographic/country risk premium for Claxson on a consolidated basis was based on an estimated blend of the risk premiums associated with the countries in which Claxson conducts business. The discount rates for the Consolidated Subsidiaries and Minority Investments were based on Claxson’s estimated weighted average cost of capital, as adjusted to reflect Houlihan Lokey’s judgment as to the incremental amount of risk for the subject subsidiary or minority investment based on the nature of such entities’ businesses and operational plans.
     These discounted cash flow analyses indicated the following implied enterprise value reference ranges for Claxson on a consolidated basis and the Consolidated Subsidiaries and Minority Investments on stand-alone bases:

Selected Enterprise
Value Range
	Discount Rate	Terminal Multiple	(in millions)
Claxson — Consolidated	24.0% - 26.0%	6.50x - 7.50x	$31.1 - $37.6

Consolidated Subsidiaries

PTVLA	19.0% - 21.0%	7.50x- 8.50x	$27.0 - $32.0

Selected Enterprise
Value Range
	Discount Rate	Terminal Multiple	(in millions)
Lifestyle	34.0% - 36.0%	4.50x - 5.50x	$7.9 - $9.9
ESDC	29.0% - 31.0%	4.50 x - 5.50x	$6.8 - $8.3
Playout	19.0% - 21.0%	4.50x - 5.50x	$0.9 - $1.0
Services Companies	N/A	N/A	N/A
Holdco	N/A	N/A	N/A

Minority Investments

DLA	19.0% - 21.0%	6.50x - 7.50x	$22.2 - $26.4
DMX	24.0% - 26.0%	4.50x - 5.50x	$9.4 - $11.3
Playboy do Brazil	29.0% - 31.0%	4.00x - 6.00x	$98.7 - $131.6
     Discounted Cash Flow Analysis — Gordon Growth. Houlihan Lokey also calculated the net present value of Claxson’s unlevered, after-tax cash flows based on estimates provided by Claxson’s management and ranges of implied perpetual growth rates with constant average annually compounded rates of growth in perpetuity, or Gordon growth rates, selected by Houlihan Lokey based on discussions with Claxson’s senior management and a review of the after-tax cash flow projections provided by such management. These discounted cash flow analyses indicated the following implied enterprise value reference ranges for Claxson on a consolidated basis and Consolidated Subsidiaries and Minority Interests on stand-alone bases:

Selected Enterprise
Value Range
	Discount Rate	Gordon Growth Rate	(in millions)
Claxson — Consolidated	24.0% - 26.0%	14.5% - 15.5%	$29.3 - $40.9

Consolidated Subsidiaries

PTVLA	19.0% - 21.0%	7.0% - 8.0%	$20.0 - $25.6
Lifestyle	34.0% - 36.0%	14.0% - 16.0%	$6.4 - $7.9
ESDC	29.0% - 31.0%	9.0% - 11.0%	$5.4 - $6.5
Playout	19.0% - 21.0%	2.0% - 4.0%	$0.8 - $0.9
Services Companies	24.0% - 26.0%	2.0% - 4.0%	$(2.6) - $(3.0)
Holdco	24.0% - 26.0%	2.0% - 4.0%	$(5.3) - $(5.9)

Minority Investments

DLA	19.0% - 21.0%	6.5% - 8.5%	$17.2 - $23.1
DMX	24.0% - 26.0%	9.0% - 11.0%	$9.0 - $11.6
Playboy do Brazil	29.0% - 31.0%	4.0% - 6.0%	$83.2 - $94.7
     Houlihan Lokey calculated a discounted cash flow reference range for Claxson on a consolidated basis by averaging the corresponding results of the two discounted cash flow methodologies described above. This averaging resulted in a reference range of $30.2 million to $39.3 million. Houlihan Lokey then applied the PTVLA discounts described above to the averaged amounts. This resulted in an aggregate equity value reference range for Claxson’s interests in its consolidated subsidiaries of $22.4 million to $29.9 million.
     Houlihan Lokey then adjusted these amounts by adding the Minority Interests reference ranges referred to above together with the Cash Adjustments described above, to reach an implied per share value of $13.53 to $14.24 per share, as compared to the Merger consolidation of $13.75 per share.
     The corresponding results of the discounted cash flow analyses described above were not used for stand-alone reference range analyses of the Consolidated Subsidiaries and Minority Investments. Houlihan Lokey used these analyses as additional components in its sum-of-the-parts analysis described below.
     Discounted Cash Flow Analysis — Dividends — Gordon Growth. In addition, Houlihan Lokey calculated the net present value of the estimated dividends to be received from its investments in DMX and Playboy do Brazil based on estimates provided by Claxson and ranges of Gordon growth rates selected by Houlihan Lokey based on discussions with Claxson’s senior management and a review of the projections provided by management. These discounted cash flow analyses indicated the following implied equity value of reference ranges for Claxson’s interests in DMX and Playboy do Brazil:

Equity Value Range
	Discount Rate	Gordon Growth Rate	(in millions)
DMX	24.0% — 26.0%	9.0% — 11.0%	$2.7 — $3.3
Playboy do Brazil	29.0% — 31.0%	4.0% — 6.0%	$16.3 — $18.7
     Sum of the Parts Analysis. Houlihan Lokey performed a sum-of-the-parts reference range analysis for each of the Consolidated Subsidiaries and Minority Investments described above. For purposes of this analysis, Houlihan Lokey reviewed each of the valuation methodologies described above for each Consolidated Subsidiary and Minority Investment and calculated the average of the high and low of such valuations, weighing each methodology equally. This analysis indicated the enterprise value reference ranges set forth below.

	Low	High
	(in millions)
PTVLA	$23.6	$28.0
Lifestyle	$7.1	$8.7
ESDC	$5.7	$7.0
Playout	$1.0	$1.2
Service Companies	$(2.6)	$(3.0)
Holdco	$(5.3)	$(5.9)
Total Consolidated Subsidiaries	$27.5	$34.0

Minority Investments

DLA	$18.9	$23.0
DMX	$9.5	$11.7
Playboy do Brazil	$91.7	$111.7

     Houlihan Lokey then made adjustments to the computed enterprise value reference ranges in order to adjust for (i) transfer restrictions applicable to PTVLA (including Lifestyle), DMX and Playboy do Brazil, (ii) Claxson’s less-than-100% equity interest in PTVLA and the Minority Investments, (iii) outstanding preferred stock and debt of DLA, including preferred stock that Claxson owns and (iv) the note receivable payable to Claxson by Lifestyle of $2.0 million. These adjustments resulted in the following reference ranges for Claxson’s equity interests in its Consolidated Subsidiaries and Minority Investments:

	Low	High
	(in millions)
Total Consolidated Subsidiaries	$19.7	$24.6
DLA	$7.6	$10.2
DMX	$2.8	$3.5
Playboy do Brazil	$22.3	$27.5
     Houlihan Lokey added to these reference ranges the note receivable payable to Claxson by Lifestyle. This resulted in an aggregate equity value of Claxson’s ongoing business of $54.4 million to $67.7 million. Houlihan Lokey added the Cash Adjustments to this reference range, which resulted in an aggregate value of reference range of $299.2 million to $312.6 million. Based on the 22.3 million fully diluted shares outstanding referred to above, this analysis resulted in an implied per share value of $13.41 to $14.00, as compared to the Merger consideration of $13.75 per share.
Other Matters
     Houlihan Lokey was engaged by the Special Committee and Claxson to act as financial advisor to the Special Committee in connection with the Merger and provide financial advisory services, including an opinion to the Special Committee regarding the fairness from a financial point of view of the consideration to be received by the holders of Class A common shares, other than the Group, in the Merger. Houlihan Lokey was engaged based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with Mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. Pursuant to an engagement letter, Claxson will pay Houlihan Lokey a customary fee for its services, a portion of which became payable upon the execution of Houlihan Lokey’s engagement letter, an additional portion of which became payable upon the delivery of Houlihan Lokey’s opinion, regardless of the conclusion reached therein and the balance of which is payable upon consummation of the Merger. Claxson has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.
     In the ordinary course of business, certain affiliates of Houlihan Lokey, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Claxson or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger.

     Houlihan Lokey and its affiliates have in the past provided and are currently providing investment banking, financial advisory and other financial services to affiliates of HM Capital Partners LLC, for which Houlihan Lokey and such affiliates have received and may receive compensation, including, among other things, having provided valuation and tax and financial reporting advice to such affiliates of HM Capital Partners LLC. Houlihan Lokey and its affiliates may provide investment banking, financial advisory and other financial services to affiliates of Claxson or the Group in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees, including individuals that participated in the preparation of the opinion, may have committed to invest in private equity or other investment funds managed or advised by the one or more members of the Group or one or more of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the one or more members of the Group or one or more of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates have in the past acted, are currently acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including without limitation formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, Claxson, one or more of the members of the Group and/or one or more of its their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.
Source of Funds
     Based on estimates of record ownership of shares, the number of shares outstanding and other information as of April 2, 2008, we estimate that the total funds required to consummate the transaction will be approximately $57.2 million, of which $54.0 million will be used to pay the consideration to shareholders entitled to receive cash for their shares, $1.2 million will be used to cash out options, and $2.0 million will be used to pay the costs of the transaction, as follows:

Legal fees and expenses	$300,000
Accounting, tax planning and appraisal fees	$180,000
Postage and printing	$65,000
Miscellaneous
Special Committee fees and expenses:
Legal fees and expenses	$400,000
Financial advisor and fairness opinion fees and expenses	$1,000,000
Special Committee fees and expenses	$70,000
Board fees and expenses
Other fees and expenses	$5,000
Total	$2,020,000
     We intend to fund these costs using cash on hand which was derived from the sale of our basic pay television channels to Turner Broadcasting System, Inc. in October 2007 and our Chilean radio operations to Grupo Latino de Radio, an affiliate of Prisa, in July 2007.

Conduct of Claxson’s Business after the Transaction
     Claxson expects to conduct its business and operations after the effective date of the transaction in substantially the same manner as they are currently being conducted, except as described in this Disclosure Statement with respect to Claxson’s plans to deregister its shares under the 1934 Act, and to make a distribution of $10.00 per share to the remaining shareholders following the Merger. As part of its continuing operations, and in an effort to achieve the revenue objectives set forth in the financial projections, Claxson is considering acquiring one or more pay television channels in order to secure distribution for its LifestyleTV channel. In addition, and as part of a rationalizing effort of future operating structures, Claxson intends to contribute its Miami playout operations into DLA, although the terms of such contribution have not been determined with the DLA partners. These transactions are not anticipated to have a material effect upon the conduct of Claxson’s business.
     Except as otherwise described in this Disclosure Statement, neither Claxson nor its controlling shareholders have any present plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the Merger involving Claxson’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. It is expected, however, that following the Merger, Claxson’s management will continuously evaluate and review Claxson’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of Claxson. Claxson and its controlling shareholders have expressly reserved the right to make any changes deemed appropriate in light of their evaluation and review or in light of future developments.
THE MERGER AGREEMENT
     On April 2, 2008, Claxson entered into the Merger Agreement with Remainco. The following is a summary of the material terms of the Merger Agreement and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is attached as Annex A hereto.
The Merger
     The Merger Agreement provides that, at the effective time of the Merger, Remainco will merge with and into Claxson. Upon completion of the Merger, Remainco will cease to exist and Claxson will continue as the surviving company.
Completion of the Merger
     The Merger will be completed upon the filing of the articles of merger with the Registrar of Corporate Affairs, in such form as required by and executed in accordance with the relevant provisions of the laws of the British Virgin Islands. The parties have agreed to make such filing as soon as practicable after the satisfaction or due waiver of the Merger Agreement’s closing conditions described below. The parties expect to make such filing shortly after the execution by the Group of a written consent of shareholders approving the transaction following the mailing of this Disclosure Statement, assuming that all conditions to the Merger have been satisfied or waived.

Amended and Restated Memorandum and Articles of Association and Directors and Officers of the Surviving Company
     At the effective time of the Merger:
•	Concurrently with the filing of the articles of merger, Claxson shall file the Second Amended and Restated Memorandum of Association and Articles of Association of Claxson in the form attached hereto as Annex F; and

•	Roberto A. Vivo-Chaneton, Eric C. Neuman, John A. Gavin, Steven Bandel and Gabriel Montoya will become the directors of the surviving company and the executive officers of Claxson will become the executive officers of the surviving company.
Conversion of Shares
     At the effective time of the Merger:
•	The shares owned by the Group will remain outstanding each as a share of the same class and par value of the surviving company; and

•	The shares owned by all other shareholders will be converted into the right to receive $13.75 per share in cash, without interest.
Treatment of Outstanding Options
     At the effective time of the Merger, each outstanding option to acquire shares held by Roberto A. Vivo-Chaneton would be converted into the right to receive the option to purchase one share of the same class of shares of the surviving company. Each other outstanding option to acquire shares would be converted into the right to receive in cash an amount equal to the product of (a) the number of shares previously subject to such option and (b) the excess, if any, of $13.75 over the exercise price per share previously subject to such option, without interest. As of April 9, 2008, options to purchase 512,677 shares were outstanding, of which 403,565 are held by Roberto A. Vivo-Chaneton and all of which have an exercise price less than $13.75 per share.
Dissenting Shares
     Holders of shares immediately prior to the effective time of the Merger shall be entitled to receive payment of the fair value for their shares upon properly dissenting from the Merger in accordance with the provisions of Section 179 of the BCA and upon the effective time of the Merger, the dissenting shareholders shall cease to have any rights with respect to the surviving company except for the right to receive payment of fair value for their shares and the right to initiate proceedings against the surviving company. See “Dissenters’ Rights; Escheat Laws” beginning on page 73.

Payment of Consideration and Surrender of Shares
     Prior to the effective time of the Merger, Claxson will enter into an agreement with an exchange agent pursuant to which the exchange agent will receive and disburse the merger consideration. Prior to the effective time of the Merger, Claxson will deposit with the exchange agent an aggregate amount of cash that is sufficient to enable the exchange agent to make the cash payments due to the shareholders.
     As soon as practicable after the effective time of the Merger, the exchange agent shall mail to each holder of record of an outstanding certificate or certificates which immediately prior to the effective time represented shares, or of shares represented by book-entry, a letter of transmittal for return to the exchange agent, and instructions for use in effecting the surrender of certificates or, in the case of book-entry shares, the surrender of such shares and receipt of the merger consideration for each of such holder’s shares. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to and receipt of such share certificate or certificates by the exchange agent or the proper surrender of such book-entry shares, to the exchange agent, as the case may be.
     In effecting the delivery of the cash consideration in respect of shares represented by certificates and book-entry shares entitled to cash consideration pursuant to the Merger Agreement, upon the surrender of each such share certificate or book-entry share and in consideration for such share certificate or book-entry share, the exchange agent shall pay the holder of such share certificate or book-entry share the sum of $13.75 multiplied by the number of such shares. Upon such payment by the exchange agent, such share certificate or book-entry share shall forthwith be cancelled and retired, and shall cease to exist.
     In effecting the delivery of the consideration in respect of outstanding options pursuant to the Merger Agreement, the exchange agent shall pay to the holders of outstanding options entitled to cash consideration cash in an amount to which such person is entitled pursuant to the Merger Agreement. Upon such payment by the exchange agent, each such outstanding option shall be cancelled and shall cease to exist.
No Further Rights or Transfers
     At and after the effective time of the Merger, each holder of record, other than the Group, of shares that were issued and outstanding shares immediately prior to the effective time shall cease to have any rights as a shareholder of Claxson or the surviving company, except for the right to surrender his or her share certificate or certificates or, in the case of book-entry shares, to surrender such shares, in exchange for the cash consideration provided pursuant to the Merger Agreement and/or to perfect his or her dissenters’ rights pursuant to section 179 of the BCA and the Merger Agreement, and no transfer of such shares shall be made on the share register of the surviving company. If, after the effective time of the Merger, share certificates or book-entry shares formerly representing such shares are surrendered to the surviving company, they shall be cancelled and exchanged for $13.75 per share in cash, without interest.

Representations and Warranties
     The Merger Agreement contains certain customary representations and warranties of the parties relating to, among other things, incorporation, organization, authorization, no material adverse change, Claxon’s financial statements and capitalization.
Covenants
     Claxson agreed that, among other things, it shall conduct the respective operations of itself and its subsidiaries only in, and Claxson and its subsidiaries shall not take any action except in, the ordinary and usual course of business and consistent with past practice.
     The parties agreed to use reasonable best efforts to take all actions reasonably necessary to consummate the transaction.
     Claxson and its affiliates agreed to provide customary indemnification to all current and past directors and officers of Claxson. Claxson agreed that the articles of association of the surviving company shall contain provisions no less favorable with respect to indemnification than are set forth in Sections 107 through 112 of the Amended and Restated Articles of Association of Claxson, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the effective time of the Merger in any manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time, were directors, officers, employees, fiduciaries or agents of Claxson or any of its subsidiaries, unless such modification shall be required by law and then only to the minimum extent required by law.
     Claxson also agreed to provide for a period of six years from the effective time of the Merger directors’ and officers’ liability insurance policies containing terms and conditions that are not less favorable than those of the current directors’ and officers’ liability insurance policies (other than coverage amount), requiring aggregate premiums for such six-year period not in excess of $225,000 and providing for coverage of $10,000,000 with respect to matters occurring prior to the effective time of the Merger; provided, however, that in the event of an expiration, termination or cancellation of such policies, the surviving company shall be required to obtain as much coverage as is possible under substantially similar policies for an annual amount in aggregate annual premiums of $40,000. This obligation will be assumed by the successor to the surviving company if the surviving company consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers all or substantially all of its properties and assets to any person.
No Solicitation of Acquisition Proposals
     The Merger Agreement provides that neither Claxson nor any of its subsidiaries nor any of their representatives will, directly or indirectly:
•	initiate, solicit or encourage (including by way of providing information) the submission of inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

•	engage in any discussions or negotiations with respect thereto, or otherwise knowingly facilitate any such inquiries, proposals, discussions or negotiations; or

•	approve or recommend, or propose to approve or recommend, an Acquisition Proposal or enter into any Merger Agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring Claxson to abandon, terminate or fail to consummate the transactions or breach its obligations under the Merger Agreement.
     Notwithstanding the foregoing, the Merger Agreement provides that Claxson shall, in response to an unsolicited bona fide written Acquisition Proposal that the Board of Directors, acting through the Special Committee has determined in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or could reasonably be expected to result in a Superior Proposal (as defined below):
•	furnish information with respect to Claxson and its subsidiaries to the person who has made such an unsolicited bona fide written Acquisition Proposal, provided that Claxson will not, and will not allow its representatives to, disclose any non-public information without entering into a confidentiality agreement; and

•	participate in discussions or negotiations with any person who has made such an unsolicited bona fide written Acquisition Proposal;
if and only to the extent that prior to taking any action described in the two bullet points above, the Board of Directors, acting through the Special Committee, concludes in good faith, after consultation with its outside legal counsel and independent financial advisor, that the failure to take such action would constitute a breach of the directors’ fiduciary duties under applicable law. After the date of the Merger Agreement through the date hereof, Claxson has not received any Acquisition Proposals.
     For purposes of the Merger Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer relating to: (1) any direct or indirect acquisition or purchase of (a) all or substantially all of the assets of Claxson and its subsidiaries, taken as a whole, (b) all of the shares not held by the Group, or (c) all of the outstanding shares of Claxson; (2) any tender offer or exchange offer that would result in any person owning all of the shares not held by the Group or all of the outstanding shares of Claxson; or (3) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Claxson that results in any person or group owning all of the shares not held by the Group or all of the outstanding shares of Claxson.
     For purposes of the Merger Agreement, the term “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal which (1) in lieu of a break-up fee, offers no less than a 4% increase in the $13.75 per share consideration; (2) the Board of Directors, acting through the Special Committee, has determined in its good faith and after receiving advice from its financial advisor, would result in a transaction that is more favorable from a financial point of view to the shareholders of Claxson than the transactions; (3) the Board of Directors, acting through the Special Committee, in good faith determines is likely to be consummated within a substantially similar time frame to the transactions, after consultation with its outside legal counsel, and taking into account all legal, financial, regulatory or other material aspects of the proposal; (4) for which financing, to the extent required, is then unconditional and fully committed; and (5) is not subject to a due diligence condition.
     In addition, the Merger Agreement provides that Claxson will promptly (and, in any event, within one business day) notify the Special Committee if it receives an Acquisition Proposal.
     The Merger Agreement provides that, if Claxson receives an Acquisition Proposal and the Board of Directors, acting through the Special Committee, determines in good faith that it constitutes a Superior Proposal, Claxson may, in response to such a Superior Proposal, terminate the Merger Agreement; provided that Claxson concurrently enters into a definitive agreement providing for the implementation of such Superior Proposal.
Conditions to Completing the Merger
     The obligations of both parties to complete the Merger are subject to the satisfaction or waiver of the following conditions:
•	The Merger Agreement, the Merger and the Articles of Merger and Plan of Merger shall have been approved and adopted by the requisite vote of the shareholders of Claxson required by Claxson’s Amended and Restated Articles of Association and the BCA.

•	There shall not be outstanding any order, statute, rule, regulation, executive order, stay, decree, judgment, or injunction which shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which restrains or prohibits the consummation of the Merger.

•	Thirty (30) days following the initial filing of the Schedule 13E-3 with the Commission shall have passed and the Commission shall have indicated that it has no further comments to the Schedule 13E-3.
The obligations of Remainco to complete the Merger are subject to the satisfaction or waiver of the following conditions:
•	Claxson shall have performed and complied in all material respects with the agreements and obligations contained in the Merger Agreement required to be performed and complied with by it at or prior to the effective time of the Merger.

•	The representations and warranties of Claxson contained in the Merger Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case when made and at and as of the effective time of the Merger.

The obligations of Claxson to complete the Merger are subject to the satisfaction or waiver of the following conditions:
•	Remainco shall have performed and complied in all material respects with the agreements and obligations contained in the Merger Agreement required to be performed and complied with by it at or prior to the effective time of the Merger.

•	The representations and warranties of Remainco contained in the Merger Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case when made and at and as of the effective time of the Merger.
Termination
     The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the effective time of the Merger, whether before or after approval of the Merger by the shareholders of Claxson and Remainco by mutual consent of the boards of directors of Remainco and Claxson or by either Remainco or Claxson:
•	if the effective time of the Merger shall not have occurred by July 31, 2008; or

•	if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement which order is not subject to appeal.
     The Merger Agreement may be terminated by Claxson if it receives an Acquisition Proposal that the Special Committee determines is a Superior Proposal and Claxson concurrently enters into a definitive agreement for the implementation of such Superior Proposal.
Amendment
     Subject to applicable law, the Merger Agreement may be amended, modified or supplemented only by written agreement of Remainco and Claxson at any time prior to the effective time of the Merger with respect to any of the terms contained in the Merger Agreement. Notwithstanding the foregoing, any amendment or modification of, or supplement to, the Merger Agreement that is adverse to the holders of the shares shall require the consent of the Special Committee.
Waiver
     Any failure of Remainco, on the one hand, or Claxson, on the other hand, to comply with any obligation, covenant, agreement or condition in the Merger Agreement may be waived in writing by Claxson or Remainco, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure; provided, however, that the waiver of any obligation, covenant, agreement or condition in the Merger Agreement, or the giving of any consent or the exercise of any material right pursuant to the Merger Agreement, by Claxson, Remainco or their respective boards of directors (other than in connection with any condition to the obligations of Remainco set forth in Sections 5.1(c) or 5.2 of the Merger Agreement) shall require the consent of the Special Committee.
THE VOTING AGREEMENT
     On April 2, 2008, concurrently and in connection with the Merger Agreement, Claxson entered into a Voting Agreement with Remainco and the members of the Group that are direct shareholders of Claxson. The following is a summary of the material terms of the Voting Agreement and is subject to, and qualified in its entirety by, the full text of the Voting Agreement, which is attached as Annex B hereto. Pursuant to the Voting Agreement, and subject to certain conditions specified therein, the shareholders thereto agreed to vote their shares of Claxson as follows: (i) in favor of the approval and adoption of the Merger Agreement and the Merger; (ii) in favor of the approval of the Second Amended and Restated Memorandum of Association and Articles of Association of Claxson as provided in the Merger Agreement; and (iii) against any other action, proposal, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Claxson or Remainco under the Merger Agreement or which would result in any of the conditions to Claxson’s or Remainco’s obligations under the Merger Agreement not being fulfilled. Each shareholder thereto further agreed that, in lieu of voting at a meeting, upon two business days notice, that such shareholder would execute and deliver to Claxson a written consent approving the Merger Agreement, the Merger, and the articles of merger including a plan of merger with the Second Amended and Restated Memorandum of Association and Articles of Association attached thereto as provided in the Merger Agreement.
     The obligations under the Voting Agreement shall terminate upon the earlier of (1) the closing of the transactions and (2) the termination of the Merger Agreement. Notwithstanding the other provisions of the Voting Agreement, each shareholder shall have the right to vote in favor of a Superior Proposal.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     The following discussion sets forth material U.S. federal income tax consequences of the Merger to Claxson’s shareholders. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code,” final, temporary and proposed Treasury regulations, court decisions and rulings and other administrative positions of the Internal Revenue Service, in each case as in effect on the date of this document. All of the foregoing are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the continuing validity of the following discussion.
     For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of a share of Claxson that is:

•	an individual citizen or resident alien of the United States,

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, organized under the law of the United States, any State thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income tax without regard to its source, or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person.
     For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of a share of Claxson that is (i) a nonresident alien individual, (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the law of a country other than the United States or a political subdivision thereof or (iii) an estate or trust that is not a U.S. Holder.
     If a partnership, or other entity treated as a partnership for U.S. federal income tax purposes, holds shares, the tax treatment of a partner, or other member, generally will depend on the status of the partners, or other members, and the activities of the partnership, or other such entity. If you are a partner, or other member, of such an entity that holds shares of Claxson, you should consult your tax adviser.
     This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a regulated investment company;

•	a dealer in securities or foreign currencies;

•	a person that has a functional currency other than the U.S. dollar;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a shareholder subject to the alternative minimum tax provisions of the Code;

•	a shareholder who received shares through the exercise of employee share options, through a tax-qualified retirement plan or otherwise as compensation;

•	a holder of any warrant or other noncompensatory option to acquire shares of Claxson or the holder of any shares of Claxson acquired on the exercise of any warrant or other noncompensatory option;

•	a person who is, for U.S. federal income tax purposes, considered, either constructively or otherwise through attribution, to own shares of Claxson beneficially owned by another;

•	any person that owns, actually, indirectly and constructively, ten percent or more of the voting shares of Claxson;

•	any estate or trust that owns directly or indirectly any shares of Claxson or any shares of any subsidiary of Claxson in respect of which a qualified electing fund election has not been in effect for each taxable year the company was or is a passive foreign investment company for U.S. federal income tax purposes;

•	a person whose direct, indirect, and constructive ownership of shares of Claxson is not completely terminated pursuant to the Merger; or

•	a person who holds shares of Claxson as part of a hedge against currency risk, a straddle, a constructive sale, a conversion transaction or any other risk reduction transaction.
     This discussion assumes you hold your shares of Claxson as capital assets within the meaning of section 1221 of the Code.
     Taxation of U.S. Holders
     Claxson believes there is a significant probability that it will be a passive foreign investment company, referred to as a “PFIC,” for U.S. federal income tax purposes for its taxable year that began January 1, 2008. Claxson’s taxable year that began January 1, 2008 may end before December 31, 2008 if the Merger occurs before December 31, 2008 and if, as is currently anticipated, Claxson makes an election to be treated as a partnership for U.S. federal income tax purposes shortly after the Merger and that election is effective before December 31, 2008. Claxson’s taxable year will terminate upon the effectiveness of that election. Claxson’s taxable year that began on January 1, 2008 is referred to hereafter as Claxson’s 2008 taxable year, regardless of whether it ends on December 31, 2008 or prior to that date upon Claxson’s making an election to be treated as a partnership effective prior to December 31, 2008. Claxson believes that it has not been a passive foreign investment company in any year prior to Claxson’s 2008 taxable year.
      If Claxson is a PFIC in Claxson’s 2008 taxable year, the U.S. federal income tax consequences of the Merger to a U.S. Holder will be different depending on whether the U.S. Holder makes an election, known as a qualified electing fund or “QEF” election, for the U.S. Holder’s taxable year in which or with which Claxson’s 2008 taxable year ends.
     The PFIC rules are a special set of U.S. federal income tax rules that apply to a foreign corporation that satisfies a definitional test to be a PFIC. The PFIC rules are designed generally to eliminate the benefit of deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a corporation that is organized outside the United States, referred to herein as a foreign corporation, and that in any taxable year realizes significant passive income or holds significant passive assets. In Claxson’s 2008 taxable year, Claxson will derive a significant amount of passive income and will own a significant amount of passive assets by reason of its holding, directly or indirectly, and investing the proceeds of sale of a number of its operating subsidiaries in 2007.

     In general, a foreign corporation is a PFIC if at least 75% of its gross income for the taxable year is passive income or if at least 50% of its gross assets for the taxable year produce passive income or are held for the production of passive income. In determining whether a foreign corporation is a PFIC, the corporation generally is treated as if it owned its proportionate share of the assets of another corporation and received directly its proportionate share of the income of another corporation if the foreign corporation owns, directly or indirectly, at least 25% by value of the stock of the other corporation. Therefore, in determining whether Claxson or any of its foreign subsidiaries is a PFIC, each of those corporations is treated as owning its proportionate share of the assets and as receiving its proportionate share of the income of each corporation in which it owns, directly or indirectly, at least 25% by value of the shares, with a modified rule for certain U.S. corporations.
     For purposes of determining whether a foreign corporation is a PFIC, cash is a passive asset, and any other assets that produce passive income or are held for the production of passive income are passive assets. Passive income for this purpose generally means, with certain designated exceptions, dividends, interest, rents, royalties, other than certain rents and royalties derived in the active conduct of trade or business, annuities, net gains from dispositions of certain assets, net foreign currency gains, income equivalent to interest, income from notional principal contracts and payments in lieu of dividends.
     In certain circumstances, a foreign corporation will not be treated as a PFIC in a taxable year in which it changes its business when substantially all of its passive income for the taxable year is attributable to proceeds from the disposition of one or more active trades or businesses. In addition, the corporation must not have been a PFIC in any prior taxable year, and it must be established to the satisfaction of the Secretary of the Treasury that the foreign corporation will not be a PFIC for either of the first two taxable years following the year in which it changes its business, and the foreign corporation must not in fact be a PFIC for either of those two taxable years.
     In Claxson’s 2008 taxable year, Claxson will derive a significant amount of passive income and will own a significant amount of passive assets by reason of its holding, directly or indirectly, and investing the proceeds of sale of a number of its operating subsidiaries in 2007. Based on Claxson’s current income and assets, there is a substantial likelihood that its passive income or passive assets will cause Claxson to satisfy the income or asset test to be a PFIC for Claxson’s 2008 taxable year. Because those tests are based on the results for the entire taxable year, and exact calculations cannot be made at this time. In addition, although the interpretation of the change-of-business exception to PFIC treatment described in the preceding paragraph is subject to uncertainty, that exception is unlikely to apply to Claxson, and there is a not insignificant possibility that that exception would not apply to any of Claxson’s subsidiaries that is also a PFIC.
     Tax Consequences to a U.S. Holder That Does Not Make QEF Elections
     If Claxson is treated as a PFIC, a U.S. Holder that does not make a QEF election for Claxson and for each subsidiary of Claxson that is also a PFIC would be subject to special rules with respect to any gain realized on the exchange of a Claxson share for cash pursuant to the Merger. If the U.S. Holder realizes a loss on any of its Claxson shares, that is, if the U.S. Holder’s basis in any of its Claxson shares exceeds the amount of cash the U.S. Holder receives for those shares pursuant to the Merger, that loss should be deductible. The calculation of whether a U.S. Holder realizes a gain or a loss will be made on a share-by-share basis. Thus, if a U.S. Holder realizes a loss on some shares and a gain on others, the losses will not offset the gains.
     If a U.S. Holder realizes a gain on any of its Claxson shares, that is, if the amount of cash the U.S. Holder receives for those shares pursuant to the Merger exceeds the U.S. Holder’s basis in those shares, the gain will be subject to special rules. Those rules will apply separately to each share on which a gain is realized. Under those rules, (i) the gain in respect of any Claxson share will be allocated ratably over the U.S. Holder’s holding period for the share, (ii) the amount allocated to the taxable year in which the Merger occurs and to each prior year in which the U.S. Holder owned the share but Claxson was not a PFIC will be taxable as ordinary income, (iii) the amount allocated to each prior year, if any, beginning after December 31, 1986 in which Claxson was a PFIC will be subject to tax at the highest applicable marginal tax rate in effect for that year, and (iv) the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior year described in clause (iii). The amount that may be included in ordinary income pursuant to clause (ii) is not limited by the amount of our earnings and profits.
     Claxson believes that it has not been a PFIC in any year prior to Claxson’s 2008 taxable year. In that event, if a U.S. Holder realizes a gain on the exchange of a Claxson share for cash pursuant to the Merger, all of the gain would be subject to the rule described in clause (ii) of the preceding paragraph and would be treated as ordinary income.
     Whether a U.S. Holder realizes a gain or a loss on the exchange of a Claxson share for cash pursuant to the Merger, the U.S. Holder will also be treated as disposing of the U.S. Holder’s proportionate interest in the stock of any direct or indirect subsidiary of Claxson that, on a separate company basis, is a PFIC. Claxson believes that Claxson Chile, S.A., and possibly other direct or indirect subsidiaries, may qualify as a PFIC in 2008. For this purpose, the U.S. Holder would be treated as recognizing a gain in the case of each lower-tier subsidiary that is a PFIC if the value of any shares in that subsidiary held by its direct shareholder exceeds the tax basis of that shareholder in those shares. In that case, the U.S. Holder would recognize its pro rata portion of the gain on each such share calculated as if that direct shareholder had sold all of its shares in the lower-tier subsidiary that is a PFIC. If Claxson has not been a PFIC in any year before Claxson’s 2008 taxable year, a U.S. Holder should not be treated as owning any shares of any such subsidiary before Claxson’s 2008 taxable year.
     In that case, all of the U.S. Holder’s gain, if any, with respect to any subsidiary of Claxson that is a PFIC should be taxable pursuant to the rules described in clause (ii) of the third preceding paragraph and should be ordinary income. The aggregate amount of gain recognized by a U.S. Holder in respect of subsidiaries of Claxson that are PFICs will increase the U.S. Holder’s basis in its shares. As a result, the amount of gain recognized in respect of a U.S. Holder’s shares that will be taken into account under the rules described in the third preceding paragraph, or the amount of loss, will be adjusted. As noted above, Claxson believes that Claxson Chile S.A. and possibly other direct or indirect subsidiaries may qualify as PFICs in Claxson’s 2008 taxable year.
     A U.S. Holder who owns a Claxson share during any taxable year in which Claxson is a PFIC must file Internal Revenue Service Form 8621 with its tax return for its taxable year in or with which the taxable year of Claxson in which it is a PFIC ends.
     Tax Consequences to a U.S. Holder That Makes QEF Elections
     The special PFIC rules described above, except the Form 8621 filing requirement, generally will not apply to a U.S. Holder if the U.S. Holder makes a timely election to treat Claxson and each of its subsidiaries that is a PFIC as a QEF. The elections must be made for the first taxable year in which the U.S. Holder owns a Claxson share and Claxson is a PFIC, or, in the case of any subsidiary of Claxson that is a PFIC, in the first taxable year in which the U.S.

Holder is treated as owning any shares of that subsidiary and it is a PFIC. If Claxson has not previously been a PFIC, the first taxable year in which Claxson may be a PFIC should be Claxson’s 2008 taxable year, and in that case that year would be the first year in which a U.S. Holder could be treated as owning the shares of any subsidiary of Claxson that is a PFIC.
     If a U.S. Holder makes a QEF election for Claxson and each of its subsidiaries that may be a PFIC, the U.S. federal income tax consequences to a U.S. Holder, solely with respect to the disposition of Claxson’s shares, should generally be the same as if Claxson were not a PFIC. The U.S. Holder would recognize gain or loss on the exchange of shares for cash pursuant to the Merger in an amount equal to the difference between the U.S. Holder’s basis in each of its Claxson shares and the amount of cash received therefor. That gain or loss would be capital gain or loss and, if the U.S. Holder has owned its shares of Claxson for more than one year as of the date of the Merger, long-term capital gain or loss. Capital gains of non-corporate U.S. Holders derived with respect to capital assets held for more than one year are eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss. A U.S. Holder would not recognize any separate income or gain in respect of any direct or indirect subsidiary of Claxson that is a PFIC provided the U.S. Holder has also made a timely QEF election with respect to that subsidiary.
     In addition, however, by reason of the QEF elections, the U.S. Holder would be currently taxable on its pro rata share of the ordinary earnings and net capital gains, of Claxson and each of its subsidiaries that is a PFIC, as ordinary income and long-term capital gain, respectively, in the taxable year of the U.S. Holder in or with which Claxson’s 2008 taxable year ends. For this purpose, the amount of a PFIC’s ordinary earnings is determined by subtracting its net capital gain for the taxable year from its earnings and profits for the taxable year. The ordinary income would not qualify for the 15% maximum tax rate on dividends received by a non-corporate U.S. Holder, although any net long-term capital gain would qualify for the 15% maximum long-term capital gain rate applicable to the net capital gain of a non-corporate U.S. Holder.
     The foregoing favorable tax consequences of a QEF election generally do not arise if the QEF election is not made for the first taxable year a foreign corporation is a PFIC in the hands of a U.S. Holder unless the U.S. Holder also makes another type of election, which generally results in the payment of tax by the U.S. Holder, that purges the prior PFIC status of the shares of the foreign corporation in the hands of the U.S. Holder. As noted, Claxson believes that it was not a PFIC in any taxable year prior to Claxson’s 2008 taxable year. If Claxson’s determination regarding its prior taxable years is correct, there would be no need for a U.S. Holder to make any purging election.
     A QEF election is made by a U.S. investor, not by the PFIC, and is made for the taxable year of the U.S. investor. Special rules apply to identify the person who makes the election when the U.S. investor is not the direct holder of the PFIC stock, and U.S. investors in that circumstance should consult their tax advisers. A QEF election is normally made on IRS Form 8621 on or before the due date, including extensions, for the income tax return for the taxable year to which the election relates. In certain circumstances, a retroactive QEF election is possible. The election is effective for the taxable year of the PFIC that ends within or simultaneously with the taxable year of the electing investor. A QEF election cannot be revoked without permission from the IRS.
     For a U.S. Holder to make a QEF election with respect to Claxson or any of its subsidiaries, Claxson must provide to the U.S. Holder certain information with respect to itself and each of its subsidiaries that is a PFIC. That information includes the amount of ordinary earnings and net capital gain of the PFIC and other information necessary for carrying out the purposes of the QEF rules. Claxson intends to provide to its U.S. Holders the information necessary to enable them to make QEF elections for Claxson and for its subsidiaries that are PFICs.
     In lieu of a QEF election, a U.S. Holder of stock in a PFIC that is considered marketable stock could elect to mark the stock to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the stock and the U.S. Holder’s adjusted basis in the stock. Losses would be allowed only to the extent of net mark-to-market gains previously included in income by the U.S. Holder under the election for prior taxable years. Under current law, Claxson’s shares would not qualify as marketable stock for purposes of the mark-to-market election because the shares trade on the pink sheets, which is not a qualified exchange within the meaning of the Code.
     Tax Consequences to a U.S. Holder if Claxson is not a PFIC in Claxson’s 2008 Taxable Year
     If Claxson was not a PFIC in any prior taxable year and, if Claxson is not a PFIC in Claxson’s 2008 taxable year, a U.S. Holder would recognize gain or loss on the exchange of Claxson’s shares for cash pursuant to the Merger in an amount equal to the difference between the U.S. Holder’s basis in each of its Claxson shares and the amount of cash received therefor. That gain or loss would be capital gain or loss and, if the U.S. Holder has owned its Claxson shares for more than one year as of the date of the Merger, long-term capital gain or loss. Capital gains of non-corporate U.S. Holders derived with respect to capital assets held for more than one year are eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.
     The foregoing tax consequences will arise whether or not the U.S. Holder makes a QEF election with respect to Claxson or any subsidiary of Claxson that is a PFIC. In addition, any QEF election made for Claxson or any such subsidiary will have no effect, and no amount of ordinary earnings or capital gain of Claxson or any of its subsidiaries will be includible in income by a U.S. Holder by reason of any QEF election having been made.
     A U.S. Holder would not recognize any separate income or gain in respect of any direct or indirect subsidiary of Claxson that is a PFIC, whether or not the U.S. Holder has made a QEF election with respect to Claxson or that subsidiary.
     Taxation of Non-U.S. Holders
     A Non-U.S. Holder will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of a Claxson share unless:

•	the gain is effectively connected with the conduct of trade or business by the Non-U.S. Holder within the United States, and is attributable to a permanent establishment or fixed base the Non-U.S. Holder maintains in the United States if an applicable income tax treaty so requires as a condition for the Non-U.S. Holder to be subject to U.S. federal income taxation on a net income basis on income from the Claxson share, in which case the Non-U.S. Holder generally will be subject to tax in the same manner as a U.S. Holder, or

•	in the case of a Non-U.S. Holder who is an individual, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions apply.
Any effectively connected gain of a Non-U.S. Holder that is a corporation may also be subject under certain circumstances to an additional “branch profits tax” at a rate of 30%, unless that rate is reduced pursuant to an applicable income tax treaty. The PFIC rules do not apply to a Non-U.S. Holder.
     Information Reporting and Backup Withholding
     Cash proceeds that a U.S. Holder receives pursuant to the Merger generally will be subject to information reporting requirements and may be subject to backup withholding at the rate of 28% unless the U.S. Holder provides an accurate taxpayer identification number or otherwise establishes an exemption. The amount of any backup withholding collected from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided certain required information is furnished to the Internal Revenue Service.
     A Non-U.S. Holder generally will be exempt from these information reporting requirements and backup withholding but may be required to comply with certain certification and identification procedures in order to establish its eligibility for exemption.
     THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE AND EACH SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO IT AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.
MATERIAL BRITISH VIRGIN ISLANDS INCOME TAX CONSEQUENCES
     There will be no British Virgin Islands income tax consequences unless a holder of shares is a “person resident in the British Virgin Islands.” It should be noted that a person would not be a resident in the British Virgin Islands for tax purposes merely by holding shares in a British Virgin Islands registered company.

ANTICIPATED ACCOUNTING TREATMENT OF PURCHASE OF SHARES FROM
HOLDERS OTHER THAN THE GROUP
     It is expected that the accounting for the transaction will imply a reduction of shareholders equity in the amount of the price offered per share, multiplied by the amount of shares effectively exchanged for cash.
DISSENTERS’ RIGHTS; ESCHEAT LAWS
     Under the BCA, shareholders have the right to dissent with respect to the Merger Agreement and to receive the fair value of their shares, unless after the Merger such shareholders will continue to hold the same or similar shares in the surviving company.
     The dissenting shareholder must, however, comply with the procedure set out in the BCA in order to receive his entitlement. The procedure is as follows:
•	Within 20 days immediately following the date on which the written consent of the shareholders of Claxson approving the Merger is obtained, Claxson shall give written notice (the “Resolution Notice”) of such consent to the non-consenting shareholders.

•	Within 20 days after having received the Resolution Notice (the “Dissent Period”), the dissenting shareholder must give Claxson written notice of his election to dissent (the “Dissenter’s Notice”). The Dissenter’s Notice must contain the name and address of the dissenting shareholder, the number and classes and series of shares in respect of which he dissents (a shareholder must dissent with respect to all shares held by him) and a demand for payment of the fair value of his shares.

•	Within 7 days immediately following the Dissent Period or within 7 days after the effective date of the Merger, whichever is later, Claxson must make a written offer to each dissenting shareholder to purchase the shares of each such dissenting shareholder at a specified price which Claxson determines to be the fair value of the shares.

•	If within 30 days immediately following the date of the offer, Claxson and the dissenting shareholder agree upon the fair value for the shares, Claxson shall pay the fair value to the dissenting shareholder upon the surrender of the share certificate(s) held by the dissenting shareholder.

•	If Claxson and the dissenting shareholder are unable to agree upon the fair value of the shares during the 30-day period referred to in the paragraph above, each of Claxson and the dissenting shareholder shall within 20 days immediately following the date on which the aforesaid 30-day period expires, appoint an appraiser. Further, each appraiser shall appoint a third appraiser within such 20 day period and the three appraisers together will determine the fair value payable for the shares held by the dissenting shareholder. The value as determined by the three appraisers will be binding on Claxson and the dissenting shareholder for all purposes.

•	Once the fair value is arrived at, Claxson shall pay to the dissenting shareholder the fair value of his shares, as determined by the appraisers upon receipt of the share certificate(s) held by the dissenting shareholder.

•	It should be noted that after giving the Dissenter’s Notice, the dissenting shareholder ceases to have any rights as a shareholder except the right to be paid fair value for his shares or to institute proceedings to obtain relief on the grounds that the Merger is illegal.

•	The unclaimed property and escheat laws of each state of residence of the shareholders provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender such property to the state. Persons whose shares are eliminated and whose addresses are unknown to Claxson, or who do not surrender their share certificate(s) or book-entry shares and request payment therefor, generally will have a period of years (depending on applicable state law) from the effective date of the transaction in which to claim the cash payment payable to them. Following the expiration of that period, the escheat laws of states of residence of shareholders, as shown by the records of Claxson, generally provide for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state.
FINANCIAL INFORMATION
Selected Historical Financial Information
     The following summary of historical consolidated financial data was derived from Claxson’s audited consolidated financial statements as of and for each of the fiscal years ended December 31, 2006, 2005, 2004, 2003 and 2002. This financial information is only a summary and should be read in conjunction with, for each of the fiscal years ended December 31, 2006, 2005, 2004, 2003 and 2002, the consolidated financial statements of Claxson and other financial information, including the notes thereto, contained in Claxson’s Annual Report on Form 20-F for the fiscal year ended December 31, 2006, which information is incorporated by reference in this Disclosure Statement. See “Other Information — Incorporation by Reference” and “Where You Can Find More Information,” both on page 85.
Consolidated Statements of Income and Comprehensive Income Data
for the Years Ended December 31:

	2002	2003	2004	2005	2006
	(In thousands of U.S. dollars)
Total net revenues	$13,056	$21,228	$19,136	$22,396	$26,413
Total operating expenses	(22,662)	(29,536)	(25,511)	(28,322)	(28,845)

Operating loss	(9,606)	(8,308)	(6,375)	(5,926)	(2,432)
Other (expense) income	(2,068)	632	777	1,486	1,025
Equity in (losses) earnings from unconsolidated affiliates and related transactions	(6,745)	367	245	(2,593)	(313)
(Provision) benefit for income taxes	34	(971)	(471)	296	(233)

	2002	2003	2004	2005	2006
	(In thousands of U.S. dollars)
Minority interest	—	27	267	267	(71)
Net loss from continuing operations	(18,385)	(8,253)	(5,557)	(6,470)	(2,024)
Discontinued operations	(120,881)	16,196	12,247	12,702	14,041
Net (loss) income	$(139,266)	$7,943	$6,690	$6,232	$12,017
Net loss from continuing operations per common share
Basic	$(0.98)	$(0.46)	$(0.28)	$(0.32)	$(0.10)
Diluted	$(0.98)	$(0.46)	$(0.28)	$(0.32)	$(0.10)
Net (loss) income per common share
Basic	$(7.46)	$0.42	$0.34	$0.31	$0.57
Diluted	$(7.46)	$0.42	$0.34	$0.31	$0.57
Consolidated Balance Sheet Data
as of December 31:

	2002	2003	2004	2005	2006
	(In thousands of U.S. dollars)
Cash and cash equivalents	$3,697	$4,750	$4,491	$19,716	$14,183
Total assets (1)	155,922	157,192	169,949	167,997	165,755
Working capital (1)	(11,064)	(1,553)	11,342	18,497	32,051
Total long-term liabilities	1,109	466	3,616	—	—
Minority interest	1,208	1,191	562	293	360
Shareholders’ equity	3,195	9,993	22,603	33,101	47,533
Total common shares	18,678	19,407	20,313	20,486	21,651

(1)	For 2002, 2003, 2004, 2005 and 2006, includes assets and liabilities of discontinued operations.

Certain Prospective Financial Information
     The following is a summary of the prospective financial information provided to and used by the Special Committee (except as noted below) relating to the statement of operations of the continuing operations of Claxson and its proportionate share of its unconsolidated affiliates (DLA, PB Brasil Entretanimentos and DMX).

	2007	2008	2009	2010	2011
Total net revenues	30,673	34,585	41,127	47,630	54,984
Total operating expenses	37,934	38,044	38,727	42,143	45,588
Operating (loss) Income	(7,261)	(3,459)	2,400	5,487	9,396
Other income	2,238	5,214	664	540	583
Share of income from unconsolidated affiliates	1,248	1,762	8,154	10,765	13,564
Provision for taxes	(3,598)	—	—	—	—
Minority Interest	(96)	(252)	(1,890)	(2,625)	(3,564)
Discontinued operations	224,942	—	—	—	—
Net Income	217,473	3,267	9,328	14,167	19,980
     In compiling the summary prospective financial information, Claxson made certain assumptions, in particular with respect to its minority investments, partially as Claxson has less information on these operations than it does on its controlled businesses. Specifically, Claxson made the following assumptions in compiling the summary set forth above of the prospective financial information provided to the Special Committee: (a) the relevant intercompany transactions were eliminated in consolidation, (b) the exchange rate utilized to convert Claxson’s share of the results of PB Brasil Entretenimentos into US dollars was R$1.75 per US dollar, which was the exchange rate as of March 26, 2008, (c) Claxson assumed that Hicks Muse will exercise its put option with respect to 1,500,000 Common Shares of DLA, and Motorola will exercise certain warrants with respect to shares of DLA, so that Claxson’s equity interest in DLA (and the share of the results from operations) will increase to 62% as of 2010; the Special Committee used a more conservative approach and assumed for its analysis that Claxson’s equity interest in DLA increased to 62% upon consummation of the Merger, and (d) Claxson assumed that DMX will continue to provide the same level of net income to Claxson, with an annualized growth of 10% beyond the period of the prospective financial information provided by DMX’s management (2009).

     See cautionary statement regarding forward looking information under “Forward-Looking Statements” beginning on page 1.
     Claxson does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Claxson has prepared the prospective financial information set forth above to present a summary of the information presented to the Special Committee. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Claxson’s management, was prepared on a reasonable basis, reflects the best available estimates and judgments at the time of preparation, and presents, to the best of managements knowledge and belief, the expected course of action and the expected future financial performance of Claxson. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this Disclosure Statement are cautioned not to place undue reliance on the prospective financial information.
     Neither Claxson’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
     The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by the management of Claxson as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties, including changes in economic circumstances in the region and other risk factors included in our Annual Reports on Form 20-F. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Claxson or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this Disclosure Statement should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.
     Claxson does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, Claxson does not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Claxson does not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions.
Market Prices of the Shares
     The shares are quoted on the pink sheets under the symbol “XSONF.PK.” The following table sets forth the range of high and low closing prices as reported on the OTC Bulletin Board until becoming quoted on the pink sheets after September 27, 2006 and thereafter as quoted on the pink sheets. On March 23, 2007 the day Claxson announced its consideration of a going-private transaction proposal with respect to all of the shares not held by the Group, the last reported price of the shares on the pink sheets was $9.65 per share. On April 1, 2008 the business day before Claxson’s announcement that the transaction had been approved, the last reported price of the shares on the pink sheets was $11.51 per share. On May 2, 2008 (the most recent practicable date prior to the printing of this Disclosure Statement), the closing price of the shares was $  $13.01 per share.

	High	Low
Calendar 2008
First quarter	U.S.$13.00	U.S.$11.00
Second quarter (through April 30th)	13.25	11.50
Calendar 2007
First quarter	10.75	9.00
Second quarter	12.75	10.30
Third quarter	12.00	11.50
Fourth quarter	12.50	10.90
Calendar 2006
First quarter	U.S.$4.25	U.S.$3.05
Second quarter	4.25	3.50
Third quarter	4.42	2.30
Fourth quarter	10.75	3.25
There were approximately 127 shareholders of record as of December 31, 2007.
Dividends
     Claxson has not declared or paid any dividends since it became a public company in September 2001.
MANAGEMENT OF CLAXSON
     Set forth below is information about the directors and executive officers of Claxson.
Directors
     The following table presents the names of the members of the Board of Directors, and the date each member assumed office (the term of each director expires at the 2008 Annual Meeting):

Name	Director Since
Roberto A. Vivo-Chaneton	September 21, 2001
Carlos Bardasano	September 21, 2001
Eric C. Neuman	September 21, 2001
Steven Bandel	April 7, 2006
Frank Feather	September 21, 2001

Name	Director Since
John A. Gavin	September 21, 2001
Gabriel Montoya	April 30, 2002
José Antonio Ríos	September 21, 2001
Emilio Romano	November 12, 2001
Ricardo Verdaguer	September 21, 2001
Luis Villanueva	April 30, 2002
Christina Vest	November 30, 2005
     See Annex E “Information Relating to Directors and Officers of the Participants,” which is incorporated herein by reference, for the present principal occupation or employment and material occupations, positions, offices or employment during the past five years, as well as the name and address of any corporation or other organization in which such occupation or employment is conducted or was carried on for each of the directors of Claxson.
Executive Officers
     The following table sets forth the names of each of Claxson’s executive officers, the position they hold in Claxson and the date of employment in said position:

Current Position
Name	Position	Held Since
Roberto A. Vivo-Chaneton	Chairman of the Board of Directors and Chief Executive Officer	September 21, 2001
José Antonio Ituarte	Chief Operation Officer Broadband and Internet	November 1, 2007
Amaya Ariztoy	Senior Vice President and General Counsel	September 21, 2001
Mariano Varela	Executive Vice President and General Manager of Playboy TV Latin America	May 1, 2007
Ezequiel Paz	Chief Financial Officer	November 1, 2007
     See Annex E “Information Relating to Directors and Officers of the Participants,” which is incorporated herein by reference, for the present principal occupation or employment and material occupations, positions, offices or employment during the past five years, as well as the name and address of any corporation or other organization in which such occupation or employment is conducted or was carried on for each of the executive officers of Claxson.
Transactions with Affiliates
     DIRECTV Latin America distributes all of Claxson’s channels pursuant to distribution agreements. Members of the Cisneros Group owned approximately 21% of DIRECTV Latin America until January 31, 2007. DIRECTV Latin America currently distributes the following channels on a pan-regional basis: Playboy TV, Spice Live, Venus, Infinito, MuchMusic, Retro, FTV, HTV and the pay-per-view channel, the G-Channel. DIRECTV Latin America also distributes Space and I.Sat in the Southern Cone. Turner Broadcasting System Latin America acquired the basic pay television channels, and assumed the distribution rights for the premium and pay-per-view channels, in October 2007.

     Imagen Satelital S.A., our former subsidiary, and CableVisión S.A., a cable operator in Argentina, entered into an affiliation agreement effective as of January 1, 2004 through December 31, 2006. Funds affiliated with Hicks Muse owned approximately 50% of CableVisión S.A. The affiliation agreement provides for the distribution of the following channels: Space; I.Sat; Retro; Infinito; FTV; MuchMusic and Crónica for the basic tier; Playboy and Venus as premium channels and pay-per-view service. Hicks Muse sold its interest in CableVisión S.A. during 2006. On November 16, 2006, the affiliation agreement with CableVisión S.A. was renewed. Turner Broadcasting System Latin America acquired the basic pay television channels, and assumed the distribution rights for the premium and pay-per-view channels, in October 2007.
     In Venezuela, a number of Claxson’s current and previously owned pay television channels are distributed by Corporación Telemic S.A., which is also known as Intercable. A fund affiliated with Hicks Muse has a significant equity interest in Intercable. Due to the currency devaluation and foreign currency control system imposed in Venezuela, the parties renegotiated the license fees to be paid in local currency. Turner Broadcasting System Latin America acquired the basic pay television channels, and assumed the distribution rights for the premium and pay-per-view channels, in October 2007.
     In Argentina, Claxson distributed the following channels through Teledigital Cable S.A., an affiliate of Hicks Muse: Space; I.Sat; Infinito; MuchMusic; Retrochannel; HTV; FTV; Playboy and Venus. This distribution agreement expired in March 2007. Hicks Muse sold its interest in Teledigital Cable S.A. during 2006. Turner Broadcasting System Latin America acquired the basic pay television channels, and assumed the distribution rights for the premium and pay-per-view channels, in October 2007.
     For the years ended December 31, 2006 and 2007, we realized approximately U.S.$10.7 million and U.S.$11.5 million, respectively, in aggregate revenues from our distribution agreements with DIRECTV Latin America, CableVisión S.A., Intercable and Teledigital Cable S.A. Turner Broadcasting System Latin America acquired the basic pay television channels, and assumed the distribution rights for the premium and pay-per-view channels, in October 2007.
     Imagen Satelital S.A., our former subsidiary which was sold to Turner Broadcasting System Latin America in October 2007, is the exclusive affiliate and advertising sales representative for Latin America and Iberia of Venevision Continental, a pay television channel that is wholly owned by members of the Cisneros Group. Imagen Satelital S.A. receives a commission for affiliate sales that ranges from 20% to 30% based on the amount of the revenues. In addition, Claxson subleased office space in Miami to Venevision Continental until January 31, 2008 for a monthly fee of $2,500. Claxson Playout Inc. provides playout services to Venevision Continental for a monthly fee of $9,100. In November 2007, Venevision Continental contracted additional services from Claxson Playout Inc. for playout and satellite space for a new channel for a monthly fee of $28,000.
     On September 21, 2001, Claxson’s Uruguayan subsidiary that operated the radio business in Uruguay, El Sitio Uruguay S.A., executed a five-year lease and co-management agreement for the operation of three radio stations owned by Sarandi Communications, S.A.: AM 690 (Sarandi), AM 890 (Sport), and FM 91.9 (Music One, today known as Radio Disney). Claxson’s chairman of the Board of Directors and chief executive officer, Roberto A. Vivo-Chaneton owns a 25% equity interest in Sarandi. Claxson also negotiated an option with Sarandi which would grant Claxson the right to acquire the company holding the Sarandi radio concession. The monthly payments due under the lease and co-management agreement amounted to U.S.$36,000 from August 2003. Claxson recognized U.S.$365,000 of expenses under this agreement in 2006. The lease and co-management agreement expired on September 21, 2006 and the option expired on August 31, 2006. In addition, on November 17, 2006 Claxson sold 100% of the equity interest in El Sitio Uruguay S.A. to Inversiones Montevideo S.A., a company owned by the local management in Uruguay.
     Claxson has agreed to pay certain advisory fees to Carlton and Carlyle (Claxson’s Class C shareholders), Hicks Muse (Claxson’s Class H shareholders) and the El Sitio founders (Claxson’s Class F shareholders) for so long as each such shareholder owns at least three percent of Claxson’s outstanding common shares during a three year term from September 21, 2001. Claxson is required to pay to each of Carlton, Carlyle and Hicks Muse U.S.$150,000 per year and the El Sitio founders, as a group, U.S.$50,000 per year. On June 14, 2004, the disinterested directors of the Claxson Board of Directors approved the renewal of the existing advisory agreement for an additional three-year term (from September 2004 through September 2007). Claxson approved this renewal in exchange for a waiver and termination of all unpaid and future director’s fees (U.S.$40,000 annually per director) for those directors designated by Hicks Muse and Cisneros Group, provided that the Cisneros Group and Hicks Muse are still entitled to designate up to one director that is not an employee of either company who will receive director fees for U.S.$40,000 per year. Hicks Muse designated Mr. Gavin as such director. We recognized U.S.$590,000 and U.S.$542,832 of expenses under this agreement in 2006 and 2007, respectively.
     On June 21, 2004, Claxson’s audit committee and the disinterested members of the Board of Directors approved the issuance of convertible debentures in an amount up to U.S.$5.0 million. On July 8, 2004, Claxson executed agreements with Mr. Vivo-Chaneton (Claxson’s Chairman and Chief Executive Officer), Mr. Haiek (Claxson’s former Pay Television Chief Strategy Officer) and Mr. Ituarte (Claxson’s former Chief Financial Officer) for the purchase of U.S.$2.0 million of convertible debentures. These convertible debentures bear interest at an annual rate of 8.25%, may be converted into Claxson’s Class A common shares at a conversion price of U.S.$3.24 per share (based on our average share price for the five trading days preceding the date the debentures were issued), and matured on July 31, 2006. Each of Mr. Vivo-Chaneton, Mr. Haiek and Mr. Ituarte exercised the conversion option.
     On September 16, 2004 the disinterested members of the Board of Directors approved the terms for the issuance of convertible debentures to Carlton and Carlyle, members of the Cisneros Group, and on September 20, 2004 Claxson executed agreements with Carlton and Carlyle for the issuance of U.S.$0.5 million and U.S.$1.0 million, respectively, of convertible debentures. These convertible debentures bear interest at an annual rate of 8.25%, may be converted into Claxson’s Class A common shares at a conversion price of U.S.$2.79 per share (based on Claxson’s average share price for the five trading days preceding the date the debentures were issued), and matured on July 31, 2006. Claxson’s total interest expense for the convertible debentures was U.S.$168,000 in 2006. Carlton and Carlyle exercised the conversion option of their respective debentures.

     As part of the transaction closed on October 2004 relating to Claxson’s investment in Digital Latin America, Claxson entered into certain services agreements with Digital Latin America, including: (i) management services agreement to provide administrative services to Digital Latin America for an annual fee of U.S.$265,000; (ii) program origination services and related postproduction services and signal satellite distribution for monthly fees of U.S.$81,000; and (iii) a monitoring and oversight agreement by which DLA pays Claxson U.S.$290,500. With the exception of the monitoring and oversight agreement, the rest of the agreements include an annual adjustment based on the consumer price index in the United States.
     In addition, Claxson holds 6,000,000 preferred shares of DLA with a par value of U.S.$1.00, and an 8% annual dividend which are redeemable at Claxson’s option from 2009 to 2016 and have a mandatory redemption in 2016.
     Furthermore, as part of the same transaction agreements, Claxson and Hicks Muse entered into a put and call agreement, pursuant to which Claxson has an option to acquire from Hicks Muse and Hicks Muse has the obligation to sell to Claxson up to 1,500,000 common shares of Digital Latin America (which represent 16% of the initial ownership of Digital Latin America) at a price of U.S.$1.5 million plus 8% annual cumulative appreciation, for a period of twelve years from October 2004, payable in cash and/or preferred shares of DLA. If Claxson exercised its call option, Claxson will have the additional option to acquire Hicks Muse’s remaining interest in DLA at the then fair market value.
     In addition, pursuant to the put and call agreement, Hicks Muse has an option to sell to Claxson, and Claxson has the obligation to buy from Hicks Muse up to 1,500,000 common shares of Digital Latin America (which represent 16% of the initial ownership of Digital Latin America) at a price of U.S.$1.5 million plus 8% annual cumulative appreciation, for a period of seven years from October 2009. Claxson has the option to pay for these common shares in cash and/or preferred shares of DLA. Pursuant to the terms of the DLA’s Shareholders Agreement, notwithstanding the exercise of the put and call agreement, Hicks Muse would continue to have the right to appoint two members of the board of directors of DLA until Hicks Muse no longer owns an interest in DLA.
     On January 19, 2005, Claxson entered into an agreement with Latino Cellular, LLC, a member of the Cisneros Group, for the distribution of certain of Claxson’s proprietary content throughout wireless operators in Latin America using different technologies, applications and/or networks, such as wap, sms, and mm’s. Latino Cellular, LLC and Claxson will share on a 50/50 basis the revenues collected from the carriers in connection with the distribution of such content. During 2006 and 2007 we generated U.S.$286,000 and U.S.$311,014, respectively, in revenues from Latino Cellular, LLC.
     On July 20, 2006 Playout, a subsidiary of Claxson, entered into a letter agreement with Venevision International Film Channel, LLC, an affiliate of the Cisneros Group, for the provision by Claxson of playout origination and satellite transmission services for two channel feeds during a two-year term, renewable for an additional two-year period, for a monthly fee of U.S.$58,000 payable by Venevision International Film Channel, LLC. Playout subcontracts certain of these services from Digital Latin America for a monthly fee of U.S.$23,900.

     See also “Special Factors — Interests of Claxson’s Directors and Executive Officers in the Transaction” beginning on page 41.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table presents, as of April 30, 2008, the beneficial ownership of our Class A common shares by:
•	each person or entity which, to our knowledge, owns beneficially more than 5% of the outstanding shares;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.
     Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their Class A common shares, except to the extent applicable law gives spouses shared authority.

		Percentage
	Number of	of Class A	Number of	Number	Number of
	Class A	Common	Class C	of Class F	Class H
	Common	Shares	Common	Common	Common
Beneficial Owner	Shares	(%)(1)	Shares	Shares	Shares
1945 Carlton Investments LLC(2)(12)	4,178,846	19.2	1
1947 Carlyle Investments LLC(3)(12)	4,358,058	20.0	1

Ricardo J. Cisneros(4)(12)	4,358,058	20.0
Gustavo A. Cisneros(5)(12)	4,178,846	19.2
Hicks Muse(6)	7,769,901	35.6			1
Luis H. Moreno III(7)(12) (13)	639,266	2.9		1
Roberto A. Vivo-Chaneton(8)(12)(13)	1,342,019	6.0		6
Carlos Bardasano	5,000	*
Eric C. Neuman	7,532	*
Steven Bandel (9)	65	*
Gabriel Montoya	5,865	*
John A. Gavin	5,000	*
Ricardo Verdaguer	5,000	*
Frank Feather	5,000	*
José Antonio Ríos	5,000	*
Emilio Romano	5,000	*
Luis Villanueva	—	*
Christina Vest	—	*
José Antonio Ituarte (10)	190,772	*
Amaya Ariztoy	800	*
Mariano Varela	2,433	*
Ezequiel Paz	625	*
All directors and executive officers as a group (16 persons)	1,580,111	7.1
Black Horse Capital Advisors, LLC(11)	2,225,273	10.2

*	indicates less than 1%

(1)	Based on 21,808,290 shares of our Class A common shares outstanding as of December 1, 2007 and calculated according to Rule 13(d)-3(d) of the 1934 Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights, or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating number and percentage owned by the holder of the options, warrants, rights or conversion privileges but not deemed outstanding for the purpose of calculating the percentage owned by any other person listed.

(2)	Excludes 4,358,057 Class A common shares owned by Carlyle, of which Carlton disclaims beneficial ownership. Carlton is indirectly owned by a trust established by Gustavo A. Cisneros primarily for the benefit of himself and members of his family. Gustavo A. Cisneros disclaims beneficial ownership of the shares owned by Carlyle. Both Carlton and Carlyle are members of the Cisneros Group of Companies.

(3)	Excludes 4,178,846 Class A common shares owned by Carlton, of which Carlyle disclaims beneficial ownership. Carlyle is indirectly owned by a trust established by Ricardo J. Cisneros primarily for the benefit of himself and members of his family. Ricardo J. Cisneros disclaims beneficial ownership of the shares to be owned by Carlton. Both Carlyle and Carlton are members of the Cisneros Group of Companies.

(4)	Includes 4,358,057 Class A common shares owned by Carlyle. Ricardo J. Cisneros disclaims beneficial ownership of the shares to be owned by Carlton.

(5)	Includes 4,178,846 Class A common shares owned by Carlton. Gustavo A. Cisneros disclaims beneficial ownership of the shares owned by Carlyle.

(6)	Includes:
•	5,589,525 Class A common shares and 1 Class H common share, held of record by Hicks, Muse, Tate & Furst Latin America Fund, L.P.;

•	1,014,813 Class A common shares held of record by Hicks, Muse, Tate & Furst Latin America Private Fund, L.P.;

•	830,259 Class A common shares held of record by Davivo International Ltd;

•	217,360 Class A common shares held of record by HMLA 1-SBS Coinvestors, L.P.;

•	107,945 Class A common shares held of record by HMTF Holdings; and

•	10,000 Class A common shares held of record by Hicks, Muse Co. Partners, L.P.
John R. Muse is the sole shareholder, director and an executive officer of Hicks, Muse, Latin America Fund I Incorporated, which is the ultimate general partner of Hicks, Muse Tate & Furst Latin America Fund, L.P., Hicks, Muse, Tate & Furst Latin America Private Fund, L.P. and HMLA 1-SBS Coinvestors, L.P. Accordingly, Mr. Muse may be deemed to be the beneficial owner of Class A common shares held by Hicks, Muse, Tate & Furst Latin America Fund, L.P., Hicks, Muse, Tate & Furst Latin America Private Fund, L.P.; and
HMLA 1 — SBS Coinvestors, L.P. Mr. Muse, Jack D. Furst and Thomas O. Hicks are members of a three-person committee which exercises voting and dispositive and/or voting power over the shares held by Hicks Muse. No single member of the committee has dispositive and/or voting power over the shares held by Hicks Muse. As a result of the foregoing, each of Messrs. Muse, Furst and Hicks may be deemed to beneficially own all or a portion of the Class A common shares held by Hicks Muse as described above. Each of Messrs. Muse, Furst and Hicks disclaims the existence of a group and disclaims beneficial ownership of Class A common shares not owned of record by him.

(7)	Includes:
•	489,417 Class A common shares held of record by SLI.com Inc.

•	2,285 Class A common shares held of record by Gallia Enterprises Ltd.

•	100,859 Class A common shares held of record by Luis H. Moreno III

•	26,700 Class A common shares held of record by Interamerican Technology, S.A.

•	20,005 Class A common shares held of record by Bulls & Bears Enterprises Inc.

(8)	Includes 6,250 Class A common shares issued to Sarandi Comunicaciones S.A., which is also an affiliate of Mr. Vivo-Chaneton. Mr. Vivo-Chaneton disclaims beneficial ownership of all shares owned by Sarandi Comunicaciones S.A. Includes options to acquire 403,565 shares of Class A common shares granted to Mr. Vivo-Chaneton under the Claxson 2001 Share Incentive Plan which are currently exercisable.

(9)	Includes 62 Class A common shares owned by Mr. Bandel’s spouse. Mr. Bandel disclaims beneficial ownership of Mr. Bandel’s spouse’s shares.

(10)	Includes options to acquire 109,112 shares of Class A common shares granted to Mr. Ituarte under the Claxson 2001 Share Incentive Plan which are currently exercisable.

(11)	Black Horse Capital Advisors, LLC and its affiliates, Black Horse Capital Offshore Ltd., Black Horse Capital LP and Black Horse Capital (QP) LP are the beneficial owners of 2,225,273 Class A common shares according to a Form 4 filed by Black Horse Capital Advisors, LLC on November 1, 2007.

(12)	Certain shareholders entered into an agreement dated as of September 21, 2001, which we refer to as the “Holdco Agreement”. Pursuant to Section 2.1 of the Holdco Agreement, Claxson will not propose and the Board of Directors will not approve or recommend, any amendment of the Amended and Restated Memorandum of Association or Amended and Restated Articles of Association of Claxson which materially adversely affects the rights of the shareholder under the Holdco Agreement, without the prior written consent of the shareholder.

(13)	Each holder of Class F common shares which is a party to the Holdco Agreement, must consult with, and take into account the views of Luis H. Moreno, III in exercising the voting rights of those shares.
OTHER INFORMATION
Incorporation by Reference
     Claxson’s Annual Report on Form 20-F for the year ended December 31, 2006, filed December 17, 2007 with the Commission under the 1934 Act, is hereby incorporated by reference.
     The financial statements and accompanying footnotes contained in such documents are incorporated by reference in this Disclosure Statement. The information incorporated by reference should be considered part of this Disclosure Statement, except for any information superseded by information contained directly in this Disclosure Statement.
Where You Can Find More Information
     The transaction will result in a “going-private” transaction subject to Rule 13e-3 of the 1934 Act. Claxson has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the 1934 Act with respect to the transaction. The Schedule 13E-3 contains additional information about Claxson. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of Claxson during regular business hours by any interested shareholder of Claxson, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Roberto A. Vivo-Chaneton, Claxson’s Chairman and Chief Executive Officer, at the following address: Claxson Interactive Group Inc., Avenida Melian 2780 C1430EYH, Buenos Aires, Argentina.

     Claxson is currently subject to the information requirements of the 1934 Act and files periodic reports and other information with the Commission relating to its business, financial and other matters.
     Copies of such reports and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at 100 F. St., N.E., Washington, D.C. 20549. For further information concerning the Commission’s public reference rooms, you may call the Commission at 1-800-SEC-0330. Some of this information may also be accessed on the Commission’s website at “http://www.sec.gov.” The shares are quoted on the pink sheets under the symbol “XSONF.PK”.

By Order of the Board of Directors,

Roberto A. Vivo-Chaneton
Chairman of the Board of Directors and
Chief Executive Officer
May 7, 2008

ANNEX A
Execution Copy
AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of April 2, 2008 (the “Agreement”), by and between Claxson Interactive Group Inc., a British Virgin Islands business company (the “Company”) and Remainco Inc., a British Virgin Islands business company and a direct wholly-owned subsidiary of the Company (“NEWCO”).
     WHEREAS, the Board of Directors of the Company, based upon the unanimous recommendation of a special committee of independent directors of the Company (the “Special Committee”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), is fair to and in the best interests of the members of the Company and (ii) approved this Agreement and the transactions contemplated hereby; and
     WHEREAS, the Board of Directors of NEWCO has approved this Agreement and the merger (the “Merger”) of NEWCO with and into the Company in accordance with the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands (the “BCA”), upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, NEWCO and the Company hereby agree as follows:
ARTICLE I
THE MERGER
     Section 1.1 The Merger. At the Effective Time (as defined in Section 1.3 hereof), and subject to the terms and conditions of this Agreement and the BCA, NEWCO shall be merged with and into the Company, the separate existence of NEWCO shall thereupon cease, and the Company shall be the surviving company in the Merger (the “Surviving Company”).
     Section 1.2 Surviving Company; Effects of the Merger. At the Effective Time, the Surviving Company shall continue its existence under the laws of the British Virgin Islands. The Merger shall be effective as provided under section 173 of the BCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and NEWCO shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and NEWCO shall become the debts, liabilities and duties of the Surviving Company.
     Section 1.3 Effective Time. As soon as practicable after the satisfaction or due waiver of the conditions set forth in Article V, the parties hereto shall cause the Merger to be consummated by filing articles of merger (including a plan of merger) (the “Articles of Merger”) with the Registrar of Corporate Affairs, in the form set forth on Schedule 1.3, as required by and executed in accordance with the relevant provisions of the laws of the British Virgin Islands (the date and time of the filing of the Articles of Merger with the Registrar of Corporate Affairs (or such later time as is specified in the Articles of Merger) being the “Effective Time”).
     Section 1.4 Memorandum and Articles of Association of the Surviving Company. At the Effective Time and without any further action on the part of the Company or NEWCO, the

Amended and Restated Memorandum of Association and Articles of Association of the Company shall be the memorandum of association and articles of association of the Surviving Company and concurrently with the filing of the Articles of Merger, the Company shall file the Second Amended and Restated Memorandum of Association and Articles of Association in the form substantially attached hereto as Exhibit A (collectively, the “Amended Memorandum and Articles”).
     Section 1.5 Board of Directors and Officers of the Surviving Company. At the Effective Time, the number of persons constituting the whole board of directors of the Surviving Company shall be five (5) and each person other than those listed on Schedule 1.5 hereto serving immediately prior to the Effective Time as a director of the Company shall be, and hereby is (effective immediately prior to the Effective Time) removed from office, and each person listed on Schedule 1.5 hereto shall become at the Effective Time a director of the Surviving Company, each of such directors to hold office, subject to the applicable provisions of the Amended Memorandum and Articles, until the next meeting of the members of the Surviving Company and until his successor shall be duly qualified or until his earlier death, resignation, removal, or disqualification. Each of the officers of the Company immediately prior to the Effective Time shall become upon the Effective Time an officer of the Surviving Company until his respective successor is duly elected or appointed and qualified or until his earlier death, resignation, removal or disqualification.
     Section 1.6 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:
          (a) Each ordinary share of NEWCO of par value U.S.$1.00 per share (each a “NEWCO Share” or, collectively, the “NEWCO Shares”) that is issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor. The member of NEWCO shall cease to have any rights with respect to such shares.
          (b) Each Class A common share of the Company of par value U.S.$0.01 per share, Class C common share of the Company of par value U.S.$1.00 per share, Class F common share of par value U.S.$1.00 per share and Class H common share of par value U.S.$1.00 per share (each, a “Share” or, collectively, the “Shares”) of the Company issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be treated as follows:
          (i) Subject to Section 1.8, each Share held by a person not listed in the table set forth on Schedule 1.6(b)(ii)(each of such Shares, an “Exchanged Share” or, collectively, the “Exchanged Shares”) shall be converted into the right to receive from the Surviving Company after the Merger cash in an amount equal to U.S.$13.75 (the “Cash Consideration”), and each such Exchanged Share shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each holder of any such Exchanged Shares shall cease to have any rights with respect thereto, except the right to receive the Cash Consideration applicable thereto, upon surrender of such Exchanged Shares in accordance with Section 1.9.

          (ii) In respect of the Shares held by each person listed in the table set forth on Schedule 1.6(b)(ii) (each of such persons, a “Remaining Holder” or, collectively, the “Remaining Holders”), each Share held by the Remaining Holders shall remain outstanding as a share of the same class and par value of the Surviving Company (each of such Shares, a “Converted Share” or, collectively, the “Converted Shares”) as set forth on Schedule 1.6(b)(ii).
     The Converted Shares, together with the Cash Consideration and the Option Merger Consideration (as defined in Section 1.7), shall be referred to as the “Merger Consideration”.
     Section 1.7 Treatment of Outstanding Options. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, a committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that, immediately prior to the Effective Time, each Outstanding Option (as defined in Section 2.4) prior to the Effective Time shall, by virtue of the Merger, be treated as follows:
          (a) Each Outstanding Option (as defined herein) then outstanding, whether or not then exercisable, held by a person listed on the table set forth on Schedule 1.6(b)(ii) shall be converted into the right to receive the option (collectively, the “Converted Options”) to purchase one share of the same class of shares of the Surviving Company.
          (b) Each other Outstanding Option (as defined herein) then outstanding, whether or not then exercisable, shall be cancelled, and the holder thereof shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Surviving Company in consideration for such cancellation an amount in cash equal to the product of (a) the number of Shares previously subject to such Outstanding Option and (b) the excess, if any, of U.S.$13.75 over the exercise price per Share previously subject to such Outstanding Option (together with the Converted Options, the “Option Merger Consideration”). If such product is equal to or less than zero, such Outstanding Option shall be cancelled and the holder thereof shall receive no consideration in respect thereof.
     Section 1.8 Dissenting Shares. Notwithstanding any provision contained herein to the contrary, any shareholder of the Company immediately prior to the Effective Time shall be entitled to receive payment of the fair value for his Shares upon properly dissenting from the Merger in accordance with the provisions of section 179 of the BCA, the dissenting member shall cease to have any rights with respect to the Surviving Company except for the right to receive payment of fair value for his Shares in accordance with the provisions of section 179 of the BCA, and each such Share (a “Dissenting Share” and collectively, the “Dissenting Shares”) shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist.
     Section 1.9 Payment for Shares. (a) Prior to the Effective Time, the Company shall (i) designate a bank or trust company to act as agent for the holders of Shares and Outstanding Options in connection with the Merger (the “Exchange Agent”) to receive the Merger Consideration to which holders of such Shares and Outstanding Options may become entitled pursuant to Section 1.6(b) and Section 1.7(b) and (ii) enter into a written agreement with the Exchange Agent requiring the Exchange Agent to perform its obligations under this Agreement.

Immediately prior to the Effective Time, the Company will make available to the Exchange Agent sufficient funds (the “Exchange Fund”) to make all payments pursuant to Section 1.9(b). Out of such funds, the Exchange Agent shall, pursuant to irrevocable instructions, make the payments referred to in Sections 1.6(b) and 1.7(b). Such funds shall not be used for any other purpose. The Exchange Agent may invest some or all of such funds as the Company directs, provided that all such investments shall be in obligations of or guaranteed by the United States of America or in money market or other short-term investment funds having a rating of at least “A” from a nationally recognized statistical rating agency (collectively, “Permitted Investments”). Any net profit resulting from, or interest or income produced by, such investments, shall be payable to the Surviving Company. The Surviving Company shall replace any monies lost through any investment made pursuant to this paragraph (a) of this Section 1.9.
          (b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of an outstanding certificate or certificates which immediately prior to the effective time represented Shares (the “Certificates”), or of Shares represented by book-entry (“Book Entry Shares”), a letter of transmittal (the “Letter of Transmittal”) for return to the Exchange Agent, and instructions for use in effecting the surrender of Certificates and receipt of the Merger Consideration or, in the case of Book-Entry Shares, the receipt of the Merger Consideration for each of such holder’s Shares.
          (c) In effecting the delivery of the Cash Consideration in respect of Exchanged Shares represented by Certificates and Book-Entry Shares entitled to the Cash Consideration pursuant to Section 1.6(b)(i), upon the surrender of each such Certificate and Letter of Transmittal, or just the Letter of Transmittal in the case of Book Entry Shares, the Exchange Agent shall pay the holder of such Certificate or Book-Entry Share the Cash Consideration multiplied by the number of such Exchanged Shares. Upon such payment by the Exchange Agent, such Certificate, if any, shall forthwith be cancelled and retired, and the Share shall cease to exist as an issued Share.
          (d) In effecting the delivery of the Option Merger Consideration, each person entitled to such consideration in the Merger pursuant to Section 1.7(b), the Exchange Agent shall pay such person cash in an amount to which such person is entitled pursuant to Section 1.7(b). Upon such payment by the Exchange Agent, each such Outstanding Option shall be cancelled and shall cease to exist.
          (e) Any portion of the funds made available to the Exchange Agent which remains unclaimed twelve months after the Effective Time shall be paid to the Surviving Company upon demand. Any holders of Certificates or Book-Entry Shares prior to the Effective Time who are not Remaining Holders and any holders of Outstanding Options entitled to Option Merger Consideration in accordance with Section 1.7(b) and who have not theretofore delivered the Letter of Transmittal and, if applicable, Certificates, in accordance with the instructions provided pursuant to Section 1.9(b) hereof shall thereafter look only to the Surviving Company for payment of their claim for the Cash Consideration set forth in Section 1.6(b)(i) hereof or the Option Merger Consideration in Section 1.7(b) hereof, without any interest thereon, but shall have no greater rights against the Surviving Company than may be accorded to general creditors of the Surviving Company under the laws of the British Virgin Islands.

     Section 1.10 No Further Rights or Transfers. At and after the Effective Time of the Merger, each holder of record of Exchanged Shares and Dissenting Shares that were issued and outstanding Shares immediately prior to the Effective Time shall cease to have any rights as a member of the Surviving Company, except for the right to receive the Cash Consideration provided pursuant to Sections 1.6 and 1.9 hereof upon surrendering any Certificate or Certificates, if applicable and/or to perfect his or her right to an appraisal of and receive payment thereupon for his or her Dissenting Shares pursuant to section 179 of the BCA and Section 1.8 hereof if such holder has validly exercised and not withdrawn or lost such appraisal rights. No transfer of Exchanged Shares or Dissenting Shares that were issued and outstanding prior to the Effective Time shall be made on the share register of the Surviving Company. No interest or dividends shall be paid or accrued on the Cash Consideration or Option Merger Consideration. If the Cash Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate or Book-Entry Share formerly representing Exchanged Shares surrendered therefor is registered, it shall be a condition to such right to receive such Cash Consideration that the Exchange Agent receive a completed Letter of Transmittal with respect to such Exchanged Shares and that the person receiving such Cash Consideration pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Cash Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.
     Section 1.11 No Liability. If any Certificates or Letter of Transmittal shall not have been surrendered prior to seven years after the Effective Time, any such shares, cash, dividends, distributions or other considerations in respect of such shares shall, to the extent permitted by applicable law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.
     Section 1.12 Tax Withholding. The Company and NEWCO shall withhold or cause to be withheld all taxes and other amounts, if any, required by law to be withheld from the Merger Consideration or any part thereof.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to NEWCO as of the date hereof, that except as set forth in the disclosure schedule provided by the Company to NEWCO (the “Disclosure Schedule”) (The Disclosure Schedule shall be arranged in Sections corresponding to the numbered Sections contained in Article II and the disclosure in any Section shall qualify (a) the corresponding Sections in Article II, and (b) the other Sections in Article II, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission of acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business.):

     Section 2.1 Organization. Each of the Company and each subsidiary of the Company, of which a majority of the outstanding equity interests are owned, directly or indirectly, by the Company, and which has operations that are material to the operations of the Company and its consolidated subsidiaries, taken as a whole (each, a “Subsidiary”) is a company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation, with all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. The Company and each of the Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Subsidiaries. As used herein, the term “Material Adverse Effect” means, with respect to any person or entity, any change or effect that would be materially adverse to the business, assets (whether tangible or intangible), financial condition or results of operations of the person or entity taken as a whole or the ability of such person or entity to consummate the transaction contemplated hereby.
     Section 2.2 Subsidiaries and Joint Ventures. Section 2.2 of the Disclosure Schedule sets forth all Subsidiaries and Company Joint Ventures. All equity interests of any material Subsidiary or any Company Joint Venture of the Company held by the Company or any other Subsidiary of the Company are validly issued, fully paid and non-assessable (to the extent such concepts are applicable) and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. “Company Joint Venture” means any corporation or other entity (including partnerships, limited liability companies and other business associations and joint ventures) that is not a Subsidiary and in which the Company, directly or indirectly, owns an equity interest.
     Section 2.3 Authorization. The Company has the necessary power and authority to enter into this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company’s Board of Directors, and no other proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the members of the Company). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by NEWCO and the enforceability of this Agreement against each of them, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization, receivership, or other similar laws relating to, or affecting enforcement of, creditors’ rights generally, and general principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).
     Section 2.4 Capitalization of the Company. (a) Prior to the filing of the Amended Memorandum and Articles the Company’s entire authorized share capital consists of 30,000,000 Class A common shares, par value U.S.$0.01 per share, 2 Class C common shares, par value U.S.$1.00 per share, 7 Class F common shares, par value U.S.$1.00 per share, 1 Class H common share, par value U.S.$1.00 per share and 15,000,000 shares of series A convertible preferred shares, par value U.S.$1.00 per share. As of the date hereof, there are 21,808,290 Class A common shares issued and outstanding, 2 Class C common shares issued and outstanding, 7 Class F common shares issued and outstanding, 1 Class H common share issued and outstanding and no series A convertible preferred shares issued and outstanding. As of the date hereof, 512,677 Class A common shares are reserved for issuance in connection with the Company’s stock option plans (of which options to purchase 512,677 shares are outstanding (each an “Outstanding Option” and collectively, the “Outstanding Options”). Except as set forth above or on Schedule 2.4 hereto, there are outstanding (i) no shares or other voting securities of the Company, (ii) no securities of the Company or any of the Subsidiaries convertible into or exchangeable for shares or other voting securities of the Company, (iii) no options, warrants or other rights to acquire from the Company or any of the Subsidiaries (including any rights issued or issuable under a members rights plan or similar arrangement), and no obligations of the Company or any of the Subsidiaries to issue, any shares, voting securities or securities convertible into or exchangeable for shares or voting securities of the Company, (iv) no equity equivalents, interests in the ownership or earnings of the Company or any of the Subsidiaries or other similar rights (the shares, options, warrants, rights, obligations, equity equivalents, and other securities listed in clauses (i) through (iv) referred to collectively as the “Company’s Securities”), and (v) no outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any of the Company’s Securities or to make any investment (by loan, capital contribution or otherwise) in any other entity.
          (b) Except as set forth in Section 2.4(b) of the Disclosure Schedule, all of the outstanding shares of, or other ownership interests in, each of the Subsidiaries, is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). For purposes of this Agreement, “Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. Except as set forth in Section 2.4(b) of the Disclosure Schedule, there are no securities of the Company or any of the Subsidiaries convertible into or exchangeable for, options or other rights to acquire from the Company or any of the Subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any shares or other ownership interests in, or any other securities of, any of the Subsidiaries. Except as set forth in Section 2.4(b) of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of shares or other ownership interests in any Subsidiary.
          (c) All issued and outstanding shares of the Company and each of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Outstanding Options have been duly authorized and validly issued and are in full force and effect.
     Section 2.5 Certain Fees. With the exception of a fee payable to Houlihan Lokey, which has acted as financial advisor to the Special Committee in connection with the Merger, pursuant to a letter agreement which has been delivered to the Company, neither the Company nor any Subsidiary has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finders’ fees or commissions in connection with the transactions contemplated hereby.
     Section 2.6 Consents and Approvals; No Violations. (a) Except for (i) applicable requirements of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), and the British Virgin Islands and state securities and “blue sky” laws, (ii) the filing and recordation of the Articles of Merger as required by the BCA and the Amended Memorandum and Articles and (iii) as set forth in Section 2.6 of the Disclosure Schedule, no filing or registration with, no notice to and no permit from, and no authorization, consent or approval of any public or governmental body or authority or third party is necessary on behalf of, the Company for the consummation by the Company of the transactions contemplated by this Agreement (other than approval of this Agreement by the shareholders of the Company), except where the failure to make such filing, registration or notice or to obtain such permit, authorization, consent or approval would not, in the aggregate, have a Material Adverse Effect.
          (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the memorandum of association or the Articles of association of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii) and (iii) violations, breaches, defaults or such rights which in the aggregate would not have a Material Adverse Effect.
     Section 2.7 No Material Adverse Change. Since December 31, 2007, there have been no events, circumstances, conditions, changes or occurrences that individually, or in the aggregate, have had, or could reasonable be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.
     Section 2.8 Financial Statements. The audited consolidated balance sheet of the Company for each of the three fiscal years ended as of December 31, 2006, and the related audited consolidated statements of income, of changes in shareholders’ equity and of cash flows of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s accountants and the unaudited consolidated balance sheet of the Company as of March 31, 2007, and the related unaudited consolidated statements of income for the three months then ended (i) were prepared in accordance with the books of account and other financial records of the Company and the Subsidiaries, (ii) present fairly, in all material respects, the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with accounting principles generally accepted in the United States of America applied on a basis consistent with the past practices of the Company and the Subsidiaries (other than compliance with Financial Accounting Standards Board Interpretation Number 48) and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation, in all material respects, of the consolidated financial condition of the Company and the Subsidiaries and the results of the operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby, and in the case of the unaudited statements, to normal year-end auditing adjustments, none of which are expected to be material in nature or amount.
     Section 2.9 Opinion of Financial Advisor. The Special Committee has received the opinion of Houlihan Lokey, the Special Committee’s financial advisor, to the effect that the Cash Consideration to be received in the Merger by the holders of record of Exchanged Shares is fair to such shareholders from a financial point of view.
     Section 2.10 Board Recommendation. On the unanimous recommendation of the Special Committee, the Board of Directors of the Company has concluded that the Merger is fair to, and in the best interest of, the Company and the holders of record of the Shares and has approved and adopted this Agreement.
     Section 2.11 Availability of Funds. At the Effective Time, the Company will have all funds necessary to pay the Cash Consideration with respect to all Exchanged Shares.
     Section 2.12 Voting Agreement. Attached as Exhibit B hereto is a true and correct copy of the voting agreement (the “Voting Agreement”) among the Company and the shareholders signatory thereto, whereby such shareholders have agreed to vote to approve this Agreement, the Merger and the Amended Memorandum and Articles or execute a written consent in lieu of a shareholder vote approving this Agreement, the Merger and the Amended Memorandum and Articles. The Voting Agreement is in full force and effect.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF NEWCO
     NEWCO hereby represents and warrants to the Company that:
     Section 3.1 Organization. NEWCO is a business company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, existing and in good standing would not have a Material Adverse Effect on NEWCO.
     Section 3.2 Authorization. (a) NEWCO has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by NEWCO, the performance by NEWCO of its obligations hereunder and the consummation by NEWCO of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of NEWCO and the sole member of NEWCO, and no other proceeding on the part of NEWCO is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NEWCO and, assuming the due authorization, execution and delivery hereof by the

Company, is a legal, valid and binding obligation of NEWCO, enforceable against NEWCO in accordance with its terms.
     Section 3.3 Capitalization of NEWCO. (a) NEWCO’s maximum number of authorized shares is 50,000 shares, par value U.S.$1.00 per share. As of the date hereof, there is one (1) share issued and outstanding. Except as set forth above, there are outstanding (i) no shares or other voting securities of NEWCO, (ii) no securities of NEWCO convertible into or exchangeable for shares or other voting securities of NEWCO, (iii) no options, warrants or other rights to acquire from NEWCO (including any rights issued or issuable under a members rights plan or similar arrangement), and no obligations of NEWCO to issue, any shares, voting securities or securities convertible into or exchangeable for shares or voting securities of NEWCO, (iv) no equity equivalents, interests in the ownership or earnings of NEWCO or other similar rights (the shares, options, warrants, rights, obligations, equity equivalents, and other securities listed in clauses (i) through (iv) referred to collectively as the “NEWCO’s Securities”), and (v) no outstanding obligations of NEWCO to repurchase, redeem or otherwise acquire any of the NEWCO’s Securities or to make any investment (by loan, capital contribution or otherwise) in any other entity.
          (b) All issued and outstanding shares of NEWCO have been duly authorized and validly issued and are fully paid and nonassessable, free of any preemptive rights.
     Section 3.4 No Prior Activities of NEWCO. NEWCO has not incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with its formation and capitalization or with the negotiation of this Agreement and the consummation of the transactions contemplated hereby. NEWCO has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, nor is subject to or bound by any material liability, obligation or undertaking, other than those not contemplated by or in connection with its formation and capitalization or this Agreement and the transactions contemplated hereby.
     Section 3.5 No Violations. Neither the execution and delivery of this Agreement by NEWCO nor the consummation by NEWCO of the transactions contemplated hereby nor compliance by NEWCO with any of the provisions hereof will conflict with or result in any breach of any provision of the memorandum of association and articles of association of NEWCO.
ARTICLE IV
COVENANTS
     Section 4.1 Conduct of Business of the Company. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries will each conduct their respective operations only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary and usual course of business and consistent with past practice, and each of the Company and the Subsidiaries will use its reasonable best efforts in the ordinary course of business consistent with past practice to preserve intact its business organization, assets, prospects and advantageous business relationships, to keep available the services of its officers and employees and to maintain satisfactory relationships with customers, suppliers, contractors, distributors, licensors, licensees and others having business relationships with it. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement, the Company shall not (i) declare or pay any dividends, (ii) make any distributions or payments to any of its security holders, (iii) redeem any of its securities, (iv) make any unscheduled principal payments with respect to any of its indebtedness, or (v) make any contributions to any of its subsidiaries.
     Section 4.2 Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and shall use its reasonable best efforts to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are necessary or reasonably appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, filings to the extent required under the Exchange Act.
     Section 4.3 Schedule 13E-3 Filing. (a) NEWCO and the Company shall, as promptly as practicable and in any event within twenty (20) Business Days of the date of this Agreement, file with the U.S. Securities and Exchange Commission (the “Commission”) a Schedule 13E-3 (the “Schedule 13E-3”) with respect to the Merger and disseminate to members (i) such information as is required by Rule 13e-3 under the Exchange Act and the BCA and (ii) a disclosure statement (“Disclosure Statement”) to be filed with the Schedule 13E-3. The Company shall (i) respond as promptly as reasonably practicable to any comments received from the Commission with respect to such filings and provide copies of such comments to the Special Committee promptly upon receipt and copies of proposed responses to the Special Committee a reasonable time prior to filing to allow meaningful comment, (ii) as promptly as reasonably practicable prepare and file (after the Special Committee has had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any Commission comments or as required by law and (iii) use its reasonable best efforts to have the Commission confirm that it has no further comments on the Schedule 13E-3. For the purposes hereof, the term “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by applicable law to be closed in New York City.
     (b) None of the information supplied by NEWCO, on the one hand, or the Company on the other hand, for inclusion in the Schedule 13E-3 or Disclosure Statement, in any information disseminated to members or in any amendments or supplements thereto, will, at the respective times such Schedule 13E-3, Disclosure Statement or amendments are filed with the Commission or such information is mailed to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 will comply as to form in all material respects with all applicable provisions of the Exchange Act. NEWCO and the Company shall promptly correct any information in the Schedule 13E-3 or Disclosure Statement that shall have become false or misleading and take all steps necessary to cause the Schedule 13E-3 and Disclosure Statement as so corrected to be filed with the Commission, as and to the extent required by applicable law. If at any time after the

Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of each of the parties hereto shall take such action.
     Section 4.4 Indemnification. (a) The Surviving Company shall, from and after the Effective Time, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee, fiduciary or agent of the Company or any of the Subsidiaries or a member of the Special Committee (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including, without limitation, reasonable attorneys’ and other professionals’ fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative, or otherwise) based in whole or in part on or arising in whole or in part out of or pertaining to the fact that such person is or was a director, officer, employee, fiduciary or agent of the Company or any of the Subsidiaries or a member of the Special Committee or is or was serving at the request of the Company or any Subsidiary as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, whether pertaining to any matter existing or occurring prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time, provided that the Indemnified Party acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the Indemnified Party had no reasonable cause to believe that such party’s conduct was unlawful (“Indemnified Liabilities”), including, without limitation, all losses, claims, damages, costs, expenses (including, without limitation, reasonable attorneys’ and other professionals’ fees), liabilities, judgments, or amounts paid in settlement based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or any of the transactions contemplated hereby, in each case to the full extent a company is permitted under the laws of the British Virgin Islands to indemnify its own directors and officers.
     (b) The Surviving Company shall pay expenses (including, without limitation, reasonable attorneys’ and other professionals’ fees) as such expenses are incurred and in advance of the final disposition of any such action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking to repay required by the laws of the British Virgin Islands. Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation (whether arising before, at, or after the Effective Time), (i) the Surviving Company shall have the right to assume the defense thereof and the Surviving Company shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Company elects not to assume such defense or if there are issues that raise conflicts of interest between the Surviving Company and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Company shall be obligated pursuant to this Section 4.4 to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless there are, under applicable standards of professional conduct (as reasonably determined by counsel to the Indemnified Parties), separate and distinct interests or legal positions of any two or more Indemnified Parties, in which event such additional counsel as may be reasonably required by reason of such separate or distinct interests or legal positions may be retained by the Indemnified Parties, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Company shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that the Surviving Company shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 4.3, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Company (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 4.4 except to the extent such failure materially prejudices such party), and shall deliver to the Surviving Company any undertaking to repay required by the laws of the British Virgin Islands.
          (c) In the event that the Surviving Company or any of its successors and assigns consolidates with or merges or converts into any other person, entity, or association and shall not be the continuing or surviving corporation, entity, or association of such consolidation or merger or conversion or transfers and conveys all or substantially all of its property and assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 4.4.
          (d) The provisions of this Section 4.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, and may not be amended, altered or repealed without the written consent of any affected Indemnified Party.
     Section 4.5 Directors’ and Officers’ Insurance. (a) For a period of six years from the Effective Time, the Amended Memorandum and Articles of the Surviving Company shall contain provisions no less favorable with respect to indemnification than are set forth in Sections 107 through 112 of the Memorandum and Articles of the Company.
          (b) The Surviving Company shall maintain in effect for six years from the Effective Time directors’ and officers’ liability insurance policies containing terms and conditions that are not less favorable than those of the current directors’ and officers’ liability insurance policies (other than coverage amount), requiring aggregate annual premiums for such six-year period not in excess of U.S$225,000 and providing for coverage of U.S$10,000,000 with respect to matters occurring prior to the Effective Time; provided, however, that in the event of an expiration, termination or cancellation of such policies, the Surviving Company shall be required to obtain as much coverage as is possible under substantially similar policies for an annual amount in aggregate annual premiums of U.S$40,000.
          (c) In the event the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company shall assume the obligations set forth in this Section 4.5.

ARTICLE V
CONDITIONS TO THE MERGER
     Section 5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time, the following conditions, which, other than Section 5.1(d), may not be waived:
          (a) This Agreement, the Merger and the Articles of Merger shall have been approved and adopted by the requisite vote (which may be effected by written consent in lieu of a meeting) of the directors and the members of the Company required by the Company’s memorandum of association and articles of association and the BCA.
          (b) This Agreement, the Merger and the Articles of Merger shall have been approved and adopted by the requisite vote (which may be effected by written consent in lieu of a meeting) of the directors and the sole member of NEWCO required by the memorandum of association and articles of association of NEWCO and the BCA.
          (c) There shall not be outstanding any order, statute, rule, regulation, executive order, stay, decree, judgment, or injunction which shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which restrains or prohibits the consummation of the Merger.
          (d) Thirty (30) days following the initial filing of the Schedule 13E-3 with the Commission shall have passed and the Commission shall have indicated that it has no further comments to the Schedule 13E-3.
     Section 5.2 Conditions to the Obligation of NEWCO to Effect the Merger. The obligations of NEWCO to effect the Merger shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by NEWCO:
          (a) The Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time.
          (b) The representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case when made and at and as of the Effective Time.
     Section 5.3 Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be further subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Company:

          (a) NEWCO shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time.
          (b) The representations and warranties of NEWCO contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case when made and at and as of the Effective Time.
ARTICLE VI
ADDITIONAL AGREEMENTS
     Section 6.1 Non-Solicitation.
          (a) Subject to Section 6.1(b), from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, none of the Company, the Company’s Subsidiaries nor any of their respective Representatives shall, directly or indirectly, (A) initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (B) approve or recommend, or propose to approve or recommend, a Company Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Subject to Section 6.1(b), the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any Representatives with respect to any Company Acquisition Proposal and shall use its (and will cause its Representatives to use their) reasonable best efforts to require the other parties thereto to promptly return or destroy in accordance with the terms of such agreement any confidential information previously furnished by the Company, the Company’s Subsidiaries or their respective Representatives thereunder.
          (b) Notwithstanding anything to the contrary contained in Section 6.1(a), if at any time following the date hereof the Company has received a written Company Acquisition Proposal from a third party that the Board of Directors of the Company (acting through the Special Committee) (i) believes in good faith to be bona fide and (ii) determines in good faith, after consultation with its independent financial advisor and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then the Company shall (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal, if and only to the extent that in connection with the foregoing clauses (A) and (B), the Board of Directors of the Company (acting through the Special

Committee) concludes in good faith (after consultation with its outside counsel and independent financial advisor) that the failure to take such action would constitute a breach of the directors’ fiduciary duties under applicable Law; provided, that the Company (x) will not, and will not allow Company Representatives to, disclose any non-public information to such Person without entering into a Confidentiality Agreement, and (y) will promptly provide to the Special Committee any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to the Special Committee or its Representatives. From and after the date hereof, the Company shall promptly (within one Business Day) notify the Special Committee in the event it receives a Company Acquisition Proposal from a Person or group of related Persons, including the material terms and conditions thereof and the identity of the party making such proposal or inquiry, to enable the Board of Directors of the Company (acting through the Special Committee) to evaluate such Company Acquisition Proposal, and shall keep the Special Committee reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same.
     (d) The Company agrees that any violations of the restrictions set forth in this Section 6.1 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.1 by the Company.
     (e) As used in this Agreement, the term:
              (i) “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Newco relating to any direct or indirect acquisition or purchase (whether in a single transaction or a series of transactions) of (A) all or substantially all of assets of the Company and its Subsidiaries, taken as a whole, (B) all of the Exchanged Shares or (C) all of the outstanding shares of the Company; any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning all of the Exchanged Shares or all of the outstanding shares of the Company; or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that results in any Person or group of Persons owning all of the Exchanged Shares or all of the outstanding shares of the Company.
          (ii) “Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions concerning the material non-public information of the Company disseminated and provided for the review of the party making a Company Acquisition Proposal with terms and conditions standard for transactions similar to those that would be the subject of a Company Acquisition Proposal.
          (iii) “Law” means any British Virgin Islands law, ordinance, regulation, rule, code, order or other requirement or rule of law.
          (iv) “Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

          (v) “Superior Proposal” means a Company Acquisition Proposal, which was not obtained in violation of this Section 6.1, (A) which offers no less than a four percent (4%) increase in the per share consideration than the Cash Consideration set forth herein, (B) which the Board of Directors of the Company (acting through the Special Committee) in good faith determines, would, if consummated, result in a transaction that is more favorable from a financial point of view to the shareholders of the Company (in their capacities as shareholders) than the transactions contemplated hereby after receiving the advice of its financial advisor (who shall be a nationally recognized investment banking firm), (C) which the Board of Directors of the Company (acting through the Special Committee) in good faith determines is likely to be consummated within a substantially similar timeframe as the transactions contemplated hereby after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other material aspects of such proposal, (D) for which financing, to the extent required, is then unconditional and fully committed and (E) which is not subject to a due diligence condition.
ARTICLE VII
TERMINATION AND ABANDONMENT
     Section 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the members of the Company and NEWCO:
          (a) By mutual written consent of the Boards of Directors of NEWCO and the Company.
          (b) By either NEWCO or the Company:
          (i) if the Effective Time shall not have occurred by July 31, 2008; or
          (ii) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement which order is not subject to appeal.
          (c) By the Company, if at any time after the date of this Agreement and prior to the Effective Time, the Company receives a Company Acquisition Proposal and the Board of Directors (acting through the Special Committee) shall have concluded in good faith that such Company Acquisition Proposal constitutes a Superior Proposal, provided that the Company concurrently enters into a definitive agreement providing for the implementation of such Superior Proposal.
          Section 7.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger by the Company or NEWCO or both pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein no party hereto shall have any liability or further obligation to any other party to this Agreement except that the provisions of this Section 7.2 and Section 8.5 hereof shall remain in full force and effect.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
     Section 8.1 Survival of Representations, Warranties, Covenants and Agreements. The respective representations and warranties of the parties hereto shall not survive the Effective Time.
     Section 8.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of NEWCO and the Company at any time prior to the Effective Time with respect to any of the terms contained herein. Notwithstanding the foregoing, any amendment or modification of, or supplement to, this Agreement that is adverse to the holders of the Exchanged Shares shall require the consent of the Special Committee.
     Section 8.3 Waiver of Compliance; Consents. Any failure of NEWCO, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition (except for as provided in Section 5.1) herein may be waived in writing by the Company or NEWCO, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure; provided, however, that the waiver of any obligation, covenant, agreement or condition herein, or the giving of any consent or the exercise of any material right hereunder, by the Company, NEWCO or their respective Boards of Directors (other than in connection with any condition to the obligations of NEWCO set forth in Section 5.1(c) or 5.2, to which this proviso will not apply) shall require the consent of the Special Committee. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.
     Section 8.4 Validity of Provisions; Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     Section 8.5 Fees and Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the Company or the Surviving Company, as applicable.
     Section 8.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in Sections 4.4 and 4.5, nothing in this Agreement, express or implied, is intended to confer upon any other person or entity other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 8.7 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further reasonable action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each company which is a party to this Agreement shall take all such reasonable necessary action and the officers and directors of the Surviving Company, upon and after the Effective Time, are and shall be fully authorized to do and take and cause to be done and taken any and all such action.
     Section 8.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by messenger, by a nationally recognized overnight delivery company or by registered or certified mail (return receipt requested) or by facsimile transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a) if to NEWCO:
c/o Claxson Interactive Group Inc.
1550 Biscayne Boulevard
Ground Floor
Miami, Florida 33132
Attention: General Counsel
Facsimile: (305) 894-4803
with a copy to:

Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
Attention: Michele Keusch, Esq.
Facsimile: (305) 961-5827
(b) if to Company:
Claxson Interactive Group Inc.
1550 Biscayne Boulevard
Ground Floor
Miami, Florida 33132
Attention: General Counsel
Facsimile: (305) 894-4803

with a copy to:
Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
Attention: Michele Keusch, Esq.
Facsimile: (305) 961-5827
(c) if to the Special Committee:
c/o Claxson Interactive Group Inc.
1550 Biscayne Boulevard
Ground Floor
Miami, Florida 33132
Attention: Mr. Ricardo Verdaguer
Facsimile: (305) 894-4803
with a copy to:
Arnold & Porter LLP
555 12th St., NW
Washington, D.C. 20004
Attention: Neil Goodman
Facsimile: (202) 942-5999
     Section 8.9 Governing Law; Jurisdiction. Regardless of the place of execution of this Agreement, the domicile or residence of any party hereto, the location of the principal executive office of any party hereto, or any other fact or circumstance, this Agreement shall be governed by and construed in accordance with the laws of the British Virgin Islands (without regard to conflicts of laws principles). EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE BRITISH VIRGIN ISLANDS IN ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURTS (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS PARAGRAPH AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SUCH COURTS OR IN THE BRITISH VIRGIN ISLANDS OTHER THAN FOR SUCH PURPOSE.
     Section 8.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     Section 8.11 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 8.12 Entire Agreement. This Agreement, including any exhibits hereto and the documents and instruments referred to herein, and except as contemplated hereby, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect to such subject matter. There are no agreements, restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officers, all as of the day and year first above written.

SIGNED and DELIVERED for and	)
on behalf of the	)
CLAXSON INTERACTIVE GROUP INC.	)	/s/ Amaya Ariztoy

by Amaya Ariztoy	)	Director
a duly authorised director before me	)

Gloria González Name

1550 Biscayne Boulevard
Miami, Florida 33132

Address

/s/ Gloria González Notary Public

SIGNED and DELIVERED for and	)
on behalf of the	)
REMAINCO INC. by Ezequiel Paz a duly authorised director before me	) )	/s/ Ezequiel Paz Director
)

Gloria González Name

1550 Biscayne Boulevard
Miami, Florida 33132

Address

/s/ Gloria González Notary Public

Schedule 1.3
PLAN OF MERGER
This Plan of Merger is made on                     by Claxson Interactive Group, a business company incorporated under the laws of the British Virgin Islands on 16 October 2000, with its registered office situate at Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110 (the “Surviving Company”) in connection with a merger with Remainco Inc., a business company incorporated under the laws of the British Virgin Islands on 28 March 2008, with its registered office situate at Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110 (the “Subsumed Company”) pursuant to the provisions of section 170(2) of the BVI Business Companies Act.
     NOW THEREFORE this Plan of Merger witnesseth as follows:
1.	The constituent companies to this Plan of Merger are the Surviving Company and the Subsumed Company.

2.	The Surviving Company is the surviving company.

3.	The Subsumed Company has 1 issued and outstanding ordinary share of US$1.00 par value which share is entitled to one vote in respect of the merger between the Surviving Company and the Subsumed Company. The Surviving Company has:
(a)	21,808,290 class A common shares issued and outstanding of US$0.01 par value each, each of which shares is entitled to one vote in respect of the merger between the Surviving Company and the Subsumed Company (the “Class A Common Shares”);

(b)	2 class C common shares issued and outstanding of US$1.00 par value each, each of which shares is entitled to one vote in respect of the merger between the Surviving Company and the Subsumed Company (the “Class C Common Shares”);

(c)	7 Class F common shares issued and outstanding of US$1.00 par value each, each of which shares is entitled to one vote in respect of the merger between the Surviving Company and the Subsumed Company (the “Class F Common Shares”); and

(d)	1 Class H common share issued and outstanding of US$1.00 par value, which share is entitled to one vote in respect of the merger between the Surviving Company and the Subsumed Company. (the “Class H Common Share”).
4.	Upon the merger, the separate corporate existence of the Subsumed Company shall cease and the Surviving Company shall become the owner, without further action, of all the rights and property of the constituent companies and the Surviving Company shall become subject to all the liabilities, obligations and penalties of the constituent companies.
5.	The manner and basis of converting the shares of the constituent companies into shares of the Surviving Company or other property shall be as follows:
(a) Each Exchanged Share (as defined below) shall be exchanged for a right granted by and as against the Surviving Company to receive US$13.75 and each Exchanged Share in existence immediately prior to the effective date of the merger shall be cancelled without any repayment of capital in respect thereof; and
(b) All the shares of the Surviving Company other than the Exchanged Shares (being 17,878,276 Class A Common Shares, 2 Class C Common Shares, 7 Class F Common Shares and 1 Class H Common Share which are variously registered in the names of the Remaining Shareholders as evidenced in the register of members of the Surviving Company immediately prior to the merger) issued and in existence immediately prior to the merger shall remain issued and in existence following the effective date of the Merger.
(c) The one issued and outstanding ordinary share in the Subsumed Company in existence immediately prior to the effective date of the merger shall be cancelled without any repayment of capital in respect thereof.
“Exchanged Shares” shall mean 3,930,014 class A common shares of US$0.01 par value each in the Surviving Company, issued and outstanding immediately prior to the effective date of the merger (each, an “Exchanged Share”) and none of which are registered in the names of the following: 1945 Carlton Investments LLC, 1947 Carlyle Investments LLC, Roberto Vivo, Luis H. Moreno III , SLI.com Inc., Gallia Enterprises Ltd., Interamerican Technology, S.A., Bulls & Bears Enterprises Inc. Hicks, Muse, Tate & Furst Latin America Fund, L.P., Hicks, Muse, Tate & Furst Latin America Private Fund, L.P., Davivo International Ltd., HMLA 1-SBS Coinvestors, L.P., HMTF Holdings or Hicks Muse Co. Partners, L.P. (the “Remaining Shareholders”).
6.	The form of the Memorandum of Association and Articles of Association annexed hereto shall be the Memorandum of Association and Articles of Association of the Surviving Company, to be effective as soon as the merger becomes effective pursuant to the provisions of section 173 of the BVI Business Companies Act.

7.	This Plan of Merger shall be submitted to the members of the constituent companies for their approval by a resolution of members.

The merger shall be effective at the time and on the date of filing of the Articles of Merger relevant hereto and this Plan of Merger with the Registrar of Corporate Affairs of the British Virgin Islands
IN WITNESS WHEREOF the Surviving Company and the Subsumed Company have caused this Plan of Merger to be executed on the date first written above.

Claxson Interactive Group Inc.

Per:
Authorised Signatory

Remainco Ic.

Per:
Authorised Signatory

ARTICLES OF MERGER
These Articles of Merger are made by Remainco Inc., (the “Subsumed Company”) in connection with a merger with Claxson Interactive Group Inc., (the “Surviving Company”) pursuant to the provisions of section 171 of the BVI Business Companies Act.
WITNESSETH as follows:
1.	The Surviving Company and the Subsumed Company HEREBY ADOPT the Plan of Merger, a copy of which is annexed hereto.

2.	The Subsumed Company was incorporated under the laws of the British Virgin Islands on March 28, 2008 with number 1472727. The Memorandum of Association and Articles of Association of the Subsumed Company were registered by the Registrar of Corporate Affairs in the British Virgin Islands on March 28, 2008.

3.	The Surviving Company was incorporated under the laws of the British Virgin Islands on 16 October 2000 with number 412275. The amended and restated Memorandum of Association and Articles of Association of the Surviving Company were registered by the Registrar of Corporate Affairs in the British Virgin Islands on 3rd August 2001.

4.	The form of the Memorandum of Association and Articles of Association annexed hereto shall be the Memorandum of Association and Articles of Association of the Surviving Company, to be effective as soon as the merger becomes effective pursuant to the provisions of section 173 of the BVI Business Companies Act.

5.	The Plan of Merger was approved by written resolutions of the directors of the Surviving Company on [to insert date] and was authorised by written resolutions of the members of the Surviving Company on [to insert date].

6.	The Plan of Merger was approved by written resolutions of the directors of the Subsumed Company on [to insert date] and authorised by written resolutions of the members of the Subsumed Company on [to insert date].

7.	This merger is to be effective on the date of filing of these Articles of Merger..

IN WITNESS WHEREOF the Surviving Company and the Subsumed Company have caused these Articles of Merger to be executed on                     .

Claxson Interactive Group Inc.

Per:
Authorised Signatory

Remainco Inc.

Per:
Authorised Signatory

Schedule 1.6(b)(ii)
Converted Shares

Shareholders	Number and Class of Shares
1945 Carlton Investments LLC	4,178,846 Class A shares, 1 Class C share

1947 Carlyle Investments LLC	4,358,058 Class A shares, 1 Class C share

Hicks, Muse, Tate & Furst Latin America Fund, L.P.	5,589,525 Class A shares 1 Class H share

Hicks, Muse, Tate & Furst Latin America Private Fund, L.P.	1,014,813 Class A shares

Davivo International Ltd.	830,259 Class A shares

HMLA 1-SBS Coinvestors, L.P.	217,360 Class A shares

HMTF Holdings	107,945 Class A shares

Hicks, Muse Co. Partners, L.P.	10,000 Class A shares

Roberto Vivo	932,204 Class A shares, 6 Class F shares

SLI.com Inc.	489,417 Class A shares, 1 Class F share

Gallia Enterprises Ltd.	2,285 Class A shares

Luis H. Moreno III	100,859 Class A shares

Interamerican Technology, S.A.	26,700 Class A shares

Bulls & Bears Enterprises Inc.	20,005 Class A shares

ANNEX B
VOTING AGREEMENT
     VOTING AGREEMENT, dated as of April 2, 2008 (this “Agreement") among Claxson Interactive Group Inc., a British Virgin Islands business company (the “Company"), Remainco Inc., a British Virgin Islands business company (“Newco”) and the members of the Company whose names appear on the signature pages of this Agreement (each a “Member” and collectively the “Members”).
     WHEREAS, as of the date hereof, each Member owns of record and Beneficially Owns (as defined in Section 4) and has the sole power to vote, the number of common shares of the Company as set forth opposite such Member’s name on Exhibit A hereto (all such shares and any shares of which ownership of record or the power to vote is hereafter acquired by the Members prior to the termination of this Agreement being referred to herein as the “Shares"); and
     WHEREAS, the Company and Newco, propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement"; capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement), which provides, upon the terms and subject to the conditions thereof, for the merger of Newco with and into the Company (the “Merger").
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
     1. Voting of Shares. (a) Subject to the satisfaction (or waiver in writing) of each of the conditions set forth in Section 2, each Member, by this Agreement, with respect to its Shares, does hereby agree that, at any meeting of the members of the Company to approve and adopt the Merger Agreement and the Merger, however called, such Member shall vote all of such Member’s Shares (i) in favor of the approval and adoption of the Merger Agreement and the Merger, (ii) in favor of the approval of the Second Amended and Restated Memorandum of Association and Articles of Association of the Company as provided in the Merger Agreement and (iii) against any other action, proposal, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or Newco under the Merger Agreement or which would result in any of the conditions to the Company’s or Newco’s obligations under the Merger Agreement not being fulfilled. Each Member further agrees that, in lieu of voting at a meeting, upon two (2) business days notice, that such Member shall execute and deliver to the Company a written consent approving the Merger Agreement, the Merger and the Second Amended and Restated Memorandum of Association and Articles of Association of the Company as provided in the Merger Agreement.
          (b) The obligations of the Members under this Agreement shall terminate upon the earlier to occur of (i) the closing of the transactions contemplated by the Merger Agreement and (ii) the termination of the Merger Agreement in accordance with its terms.

     2. Conditions to Voting Obligations. The obligations of each Member under Section 1 of this Agreement are subject to the fulfillment (or waiver in writing by such Member) of each of the following conditions: (i) no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint preventing the consummation of the transactions contemplated by the Merger Agreement or this Agreement shall be in effect, nor shall any proceeding have been brought or threatened by any governmental authority seeking any of the foregoing; (ii) the Merger Agreement, and the Second and Amended and Restated Memorandum of Association and Articles of Association of the Company, shall be substantially in the form as Exhibits B and C, respectively, attached hereto. Notwithstanding anything contained herein to the contrary, during the period from the date of this Agreement until the Effective Time (as defined in the Merger Agreement), each Member shall have the right to vote in favor of the approval of a Superior Proposal (as defined in the Merger Agreement) and shall be relieved from such Member’s obligations under Section 1.
     3. No Inconsistent Agreement or Action. Each of the Members hereby covenants and agrees that, except as contemplated by this Agreement, and the Merger Agreement, such Member shall not, nor permit any person or entity under such Member’s control to, enter into any voting agreement or grant a proxy or power of attorney with respect to the Shares held of record or Beneficially Owned (as defined in Section 4) by such Member or form any “group” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules promulgated thereunder, in each such case, which is inconsistent with this Agreement.
     4. Transfer of Title. During the term hereof, each of the Members hereby covenants and agrees that, except as contemplated hereby and by the Merger Agreement, such Member shall not (i) tender any Shares, (ii) sell, assign or transfer record or Beneficial Ownership (as defined below) of any of the Shares, or (iii) further pledge, hypothecate or otherwise dispose of any Shares; provided, that a Member may transfer record ownership of any of the Shares so long as such Member maintains Beneficial Ownership of such Shares (including, without limitation, the unfettered right to vote such Shares in the manner set forth in Section 1). Each Member agrees and understands that in order to enforce the transfer restrictions contained in this Agreement, the Company may (a) direct its transfer agent and registrar to enter stop transfer orders and to not register or cause any third party to register the transfer of any certificate representing any of the Members’ Shares, unless the transfer is made in compliance with this Agreement, and (b) require, if necessary to enforce this Agreement, all certificates representing any of the Members’ Shares to be inscribed with an appropriate legend that reflects this Agreement and the covenants contained herein. For purposes of this Agreement, “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing.
     5. Miscellaneous
          (a) Termination. This Agreement shall be effective as of the date of this Agreement and shall terminate upon the earlier to occur of (i) the closing of the transactions contemplated by the Merger Agreement and (ii) the date the Merger Agreement is terminated in accordance with its terms.

          (b) Additional Shares. If, after the date hereof, a Member acquires the right to vote any additional Shares (any such shares shall be referred to herein as “Additional Shares”), including, without limitation, upon exercise of any option, warrant or right to acquire Shares or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by a Member of record or Beneficial Ownership of such Additional Shares.
          (c) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
          (d) Entire Agreement. This Agreement constitutes the entire agreement among the Company, Newco and the Members with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Company, Newco and the Members with respect to the subject matter hereof.
          (e) Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
          (f) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereby shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.
          (g) Governing Law. Regardless of the place of execution of this Agreement, the domicile or residence of any party hereto, the location of the principal executive office of any party hereto, or any other fact or circumstance, this Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without regard to conflicts of laws principles). EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF FLORIDA IN ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURTS (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS PARAGRAPH AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SUCH COURTS OR IN THE STATE OF FLORIDA OTHER THAN FOR SUCH PURPOSE. THE

PARTIES HERETO HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION, SUIT OR PROCEEDING.
          (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Claxson Interactive Group Inc.
By:	/s/ Amaya Ariztoy
Name: Amaya Ariztoy
Title: Officer

Remainco Inc.
By:	/s/ Ezequiel Paz
Name: Ezequiel Paz
Title: Officer - Director

/s/ Roberto A. Vivo-Chaneton
Roberto A. Vivo-Chaneton

1947 Carlyle Investments LLC
By:	/s/ Steven I. Bandel
Name: Steven I. Bandel
Title: President

1945 Carlton Investments LLC
By:	/s/ Steven I. Bandel
Name: Steven I. Bandel
Title: President

Hicks, Muse, Tate & Furst Latin America Fund, L.P.

By:	Hicks Muse GP Partners L.A., L.P., its general partner

	By:	Hicks, Muse Latin America Fund I Incorporated, its general partner

		By:	/s/ David W. Knickel

Name: David W. Knickel Title: Vice President

HMTF Holdings

By:	HMTF Fund V Tech Holdings LLC, its general partner

	By:	/s/ David W. Knickel
	Name:	David W. Knickel
	Title:	Vice President

Hicks, Muse, Tate & Furst Latin America Private Fund, L.P.

By:	Hicks, Muse Latin America & Co., L.P., its general partner

	By:	Hicks Muse GP Partners L.A., L.P., its general partner

		By:	Hicks, Muse Latin America Fund I Incorporated, its general partner

			By:	/s/ David W. Knickel

Name: David W. Knickel
Title: Vice President

HMLA 1-SBS Coinvestors, L.P.

By:	Hicks Muse GP Partners L.A., L.P., its general partner

	By:	Hicks, Muse Latin America Fund I Incorporated, its general partner

		By:	/s/ David W. Knickel

Name: David W. Knickel Title: Vice President

Hicks, Muse & Co. Partners, L.P.
By:	HM Partners, Inc., its general partner

By:	/s/ David W. Knickel
Name: David W. Knickel
Title: Vice President

Davivo International Ltd.
By:	/s/ Eric C. Neuman
Name: Eric C. Neuman
Title: Executive Vice President

/s/ Luis H. Moreno III
Luis H. Moreno III

SLI.com Inc.
By:	/s/ Luis H. Moreno III
Name: Luis H. Moreno III
Title: President

Gallia Enterprises Ltd.
By:	/s/ Luis H. Moreno III
Name: Luis H. Moreno III
Title: President

Interamerican Technology, S.A.
By:	/s/ Luis H. Moreno III
Name: Luis H. Moreno III
Title: President

Bulls & Bears Enterprises Inc.
By:	/s/ Luis H. Moreno III
Name: Luis H. Moreno III
Title: President

ANNEX C
Opinion of Houlihan Lokey Howard and Zukin Capital, Inc.
April 2, 2008
The Special Committee of the Board of Directors
Claxson Interactive Group Inc.
1550 Biscayne Boulevard
Ground Floor
Miami, FL 33132
Dear Members of the Special Committee:
          We understand that Claxson Interactive Group Inc. (the “Company”) and Remainco Inc. (“NEWCO”), a direct wholly-owned subsidiary of the Company, propose to enter into the Merger Agreement (defined below) pursuant to which NEWCO will be merged with and into the Company (the “Merger”), and each outstanding share of common stock, par value U.S. $.01 per share, of Class A common shares (“Class A Common Stock”) and common stock, par values, U.S. $1.00 per share, of Classes C, F, and H common shares of the Company (collectively, and together with Class A Common Stock”, “Company Common Stock”) will be converted into the right to receive $13.75 in cash (the “Consideration”), subject to certain exceptions as provided for in the Merger Agreement. “Excluded Persons” shall be defined as the individuals and entities whose shares of Company Common Stock are remaining outstanding pursuant to the Merger Agreement, including affiliates of the Cisneros Group, HM Capital Partners LLC, Roberto Vivo and the Liberman family, as more fully set forth in Schedule 1.6(b)(ii) of the Merger Agreement.
          You have requested that Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Special Committee (the “Committee”) of the Company as to whether, as of the date hereof, the Consideration to be received by the holders of Class A Common Stock (other than the Excluded Persons) in the Merger is fair to such holders from a financial point of view.
          In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.	reviewed the following agreements and documents:
a.	Draft dated March 31, 2008 of the Agreement and Plan of Merger, dated as of April 2, 2008 (the “Merger Agreement”), by and between the Company and NEWCO;

b.	Deposit Escrow Agreement, dated as of December 22, 2006 (“Chilean Escrow Agreement”), by and among Claxson Chile S.A., GLR Services, Inc. and The Bank of New York;

c.	Escrow Agreement, dated as of October 3, 2007 (together with the Chilean Escrow Agreement, the “Escrow Agreements”), by and among the Company, Claxson USA II, Inc. (“Services US”), El Sitio, Inc., Santori N.V., Morehaven Investments, Inc. and Madary S.A., Turner Broadcasting System, Inc., Turner International, Inc. and The Bank of New York;

d.	Stock Purchase Agreement, dated as of December 14, 2006, by and among the Company, Services US, El Sitio, Inc., Santori N.V., Morehaven Investments, Inc., Madary S.A., Turner

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International, Inc., Turner International Holding Company and Turner International Latin American Networks LLC, and related Disclosure Schedules;

e.	Shareholders Agreement, dated as of July 4, 2007 (“Playboy Brasil Shareholders Agreement”), by and among Globosat Programadora, Ltda., Playboy TV Latin America, LLC (“PTVLA”) and PB Brasil Entretenimento S.A. (“PB Brasil”);

f.	Shareholders Agreement, dated as of October 29, 2004, by and among DLA Holdings, Inc. (“DLA”), HMTF DLA, Inc. (“HMTF DLA”), DLA Partners, Inc. and Lifford International Co. Ltd. (“Lifford”);

g.	Put and Call Agreement, dated as of October 29, 2004, by and among Lifford, and HMTF DLA;

h.	Third Amended and Restated Operating Agreement for Playboy TV — Latin America, LLC, dated November 10, 2006 (“PTVLA Operating Agreement”), between Playboy Entertainment Group, Inc. (“PEGI”) and Lifford;

i.	Amended and Restated Shareholders Agreement, dated June 5, 2002 (“DMX Shareholders Agreement”), between AEI Collingham Holdings Co. Ltd., AEI Collingham Holdings, Inc. (d.b.a. DMX Latin America) (“DMX”), Carlyle Investments LLC, and Carlton Investments LLC;

j.	Draft of the Articles of Merger made by NEWCO in connection with the Merger with the Company;

k.	Draft of the Plan of Merger by the Company in connection with the Merger with NEWCO; and

l.	Draft of the Voting Agreement, dated as of April 2, 2008, among the Company, NEWCO, and the Excluded Persons listed on the signature pages thereof;
2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.	reviewed certain information relating to the current and future operations, financial condition and prospects of the Company made available to us by the Company, including (a) (i) financial budgets prepared by management of the Company relating to each of PTVLA, Lifestyle Holdings, LLC (“Lifestyle”), Claxson Playout, Inc. (“Playout”), Claxson Argentina S.A. (“Services Argentina”), Services US, the Company (on a parent-only basis) (“Holdco”), ESDC S.A. (“ESDC”), and DLA (collectively, the “Claxson Entities”) for the fiscal year ended December 31, 2008; (ii) financial forecasts and projections prepared by management of the Company relating to each of PTVLA, Lifestyle, Playout, Services Argentina, Services US, HoldCo, and DLA for the fiscal years ended December 31, 2009 through December 31, 2012; and (iii) financial forecasts and projections prepared by management of the Company relating to ESDC for the fiscal years ended December 31, 2009 through December 31, 2011; (c) financial forecasts and projections prepared by management of DMX relating to DMX for the fiscal years ended December 31, 2008 through December 31, 2009; and (d) financial forecasts and projections prepared by management of PB Brasil (together with DMX, the “Claxson Investments”), relating to PB Brasil, for the fiscal years ended December 31, 2008 through December 31, 2012. We also reviewed financial forecasts prepared by management of the Company on a consolidated basis;

4.	spoken with certain members of the management of the Company and certain of its representatives and advisers regarding the respective businesses, operations, financial condition and prospects of the Company, the Claxon Entities, and the Claxson Investments, the Merger and

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related matters, including discussions relating to appropriate currency exchange rates and the Company’s on-going investment level in DLA;
5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

6.	reviewed the current and historical market prices and trading volume for the Company’s publicly traded securities, and the historical market prices and certain financial data of the publicly traded securities of certain other companies that we deemed to be relevant;

7.	reviewed a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to us by or on behalf of the Company, the Claxson Entities and Claxson Investments and the absence of material changes thereto; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.
               We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections and budgets reviewed by us (i) with respect to the Claxson Entities have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of each Claxson Entity, and (ii) with respect to the Claxson Investments have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of each Claxson Investment as to the future financial results and condition of such Claxson Investment, and in each case, we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company, the Claxson Entities, and the Claxson Investments since the date of the most recent financial statements provided to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have not considered any aspect or implication of any transaction to which the Company is a party (other than as specifically described herein with respect to the Merger).
               We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the agreements and documents provided to us, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any

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material portion of the assets of the Company, or otherwise have an adverse effect on the Company or any expected benefits of the Merger. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from the drafts of said documents.
          Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation, other than certain valuation analyses prepared for financial reporting purposes under US GAAP FAS 142.
          We did not estimate, and express no opinion regarding, the liquidation value of any entity. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.
          We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, or (b) advise the Committee, the Board of Directors, or any other party with respect to alternatives to the Merger. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.
          This Opinion is furnished for the use and benefit of the Committee (and, at the instruction of the Committee, to the Board of Directors of the Company) in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without our prior written consent; except that this Opinion may be included in its entirety in any filing with the Securities and Exchange Commission required to be made by the Company in respect of the Transaction. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board of Directors, any security holder or any other person as to how to act or vote with respect to any matter relating to the Merger.
          In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities arising out of our engagement.
          Houlihan Lokey and its affiliates have in the past provided and are currently providing investment banking, financial advisory and other financial services to affiliates of HM Capital Partners LLC, for which Houlihan Lokey and such affiliates have received and may receive compensation, including, among other things, having provided valuation and tax and financial reporting advice to such affiliates of HM Capital Partners LLC. Houlihan Lokey and its affiliates may provide investment banking, financial

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          advisory and other financial services to affiliates of the Company or Excluded Persons in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees, including individuals that participated in the preparation of this Opinion, may have committed to invest in private equity or other investment funds managed or advised by the one or more Excluded Persons or one or more of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the one or more Excluded Persons or one or more of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates have in the past acted, are currently acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including without limitation formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, the Company, one or more of the Excluded Persons and/or one or more of its their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.
          Houlihan Lokey has also acted as financial advisor to the Committee in connection with, and has participated in certain of the negotiations leading to, the Merger and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Merger. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Merger.
          We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address: (i) the underlying business decision of the Committee, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Merger or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except as set forth in this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the tax or legal consequences of the Merger to either the Company, its security holders, or any other party, (vi) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including without limitation the allocation of any consideration among or within such classes or groups of security holders), (vii) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (viii) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount or nature of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessment by the Committee, the Company and its advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Merger. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

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          Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Class A Common Stock (other than the Excluded Persons) in the Merger is fair to such holders from a financial point of view.
Very truly yours,
HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL, INC.

ANNEX D
Section 179 of the British Virgin Islands Business Companies Act
Rights of dissenters
179. (1) A member of a company is entitled to payment of the fair value of his shares upon dissenting from
(a)	a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

(b)	a consolidation, if the company is a constituent company;

(c)	any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including
          (i) a disposition pursuant to an order of the Court having jurisdiction in the matter,
          (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition, or
          (iii) a transfer pursuant to the power described in section 28(2);
(d)	a redemption of his shares by the company pursuant to section 176; and

(e)	an arrangement, if permitted by the Court.
     (2) A member who desires to exercise his entitlement under subsection (1) shall give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Act or where the proposed action is authorised by written consent of members without a meeting.
     (3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the action is taken.
     (4) Within 20 days immediately following the date on which the vote of members authorising the action is taken, or the date on which written consent of members without a meeting is obtained, the company shall give written notice of the authorisation or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented in writing to the proposed action.

     (5) A member to whom the company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his decision to elect to dissent, stating
(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares;
and a member who elects to dissent from a merger under section 172 shall give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him in accordance with section 172.
     (6) A member who dissents shall do so in respect of all shares that he holds in the company.
     (7) Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his shares.
     (8) Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his shares.
     (9) If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply:
(a)	the company and the dissenting member shall each designate an appraiser;

(b)	the two designated appraisers together shall designate an appraiser;

(c)	the three appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorising the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

(d)	the company shall pay to the member the amount in money upon the surrender by him of the certificates representing his shares.
     (10) Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for reissue.
     (11) The enforcement by a member of his entitlement under this section excludes the enforcement by the member of a right to which he might otherwise be entitled by virtue of his holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.
     (12) Only subsections (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of section 176 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within 7 days immediately following the direction given to a company pursuant to section 176 to redeem its shares.

[i]	BVI Business Companies (Amendment) Act, 2005

ANNEX E
Information Relating to Directors and Officers of the Participants
Directors and Officers
CLAXSON INTERACTIVE GROUP, INC.

Name and Address of any corporation or other
			Business or Residence	Present Principal	organization in which such occupation or
Name	Title	Citizenship	Address	Occupation or Employment	employment is conducted
Roberto A. Vivo Chaneton	Director, Chairman of the Board of Directors and Chief Executive Officer	Uruguay	Avenida Melian 2780 C1430EYH Buenos Aires Argentina	Chief Executive Officer	Claxson Interactive Group Inc. Avenida Melian 2780 C1430EYH Buenos Aires Argentina

Jose Antonio Ituarte	Chief Operation Officer Broadband and Internet	Chile	Avenida Congreso 3449 C1430EYH Buenos Aires, Argentina	Chief Operation Officer Broadband and Internet	ESCD Avenida Congreso 3449 C1430EYH Buenos Aires, Argentina

Amaya Ariztoy	Senior Vice President and General Counsel	Venezuela	1550 Biscayne Boulevard Miami, Florida 33132	Senior Vice President and General Counsel	Claxson Interactive Group Inc. 1550 Biscayne Boulevard Miami, Florida 33132

Name and Address of any corporation or other
			Business or Residence	Present Principal	organization in which such occupation or
Name	Title	Citizenship	Address	Occupation or Employment	employment is conducted
Mariano Varela	Executive Vice-President and General Manager of Playboy TV Latin America	Argentina	Avenida Melian 2780 C1430EYH Buenos Aires Argentina	Executive Vice-President and General Manager of Playboy TV Latin America	Claxson Interactive Group Inc. Avenida Melian 2780 C1430EYH Buenos Aires Argentina Playboy TV Latin America 2706 Media Center Drive Los Angeles, CA 90065

Ezequiel Paz	Chief Financial Officer	Argentina	1550 Biscayne Boulevard Miami, Florida 33132	Chief Financial Officer	Claxson Interactive Group Inc. 1550 Biscayne Boulevard Miami, Florida 33132

Carlos Bardasano	Director — Vice Chairman of the Board of Directors	Venezuela/USA	1550 Biscayne Boulevard Miami, Florida 33132	Vice President	Venevision — Caracas Colina de los Caobos Edificio Venevision, 3er. Piso Caracas, Venezuela 1060

Eric C. Neuman	Director — Vice Chairman of the Board of Directors	USA	100 Crescent Court Suite 1200 Dallas, Texas 75201	Managing Director and Partner	Hicks Equity Partners LLC 100 Crescent Court Suite 1200 Dallas, Texas 75201

Steven I. Bandel	Director	Venezuela/USA	121 Alhambra Plaza Suite 1400 Coral Gables, Florida 33134	President and Chief Operating Officer	Cisneros Group 121 Alhambra Plaza Suite 1400 Coral Gables, Florida 33134

Name and Address of any corporation or other
			Business or Residence	Present Principal	organization in which such occupation or
Name	Title	Citizenship	Address	Occupation or Employment	employment is conducted
Frank Feather	Director	Canada	20 Greenvalley Circle Newmarket Ontario, L3Y-4W1 Canada	President	Global Mktg. Consultants & Future-Trends.com 20 Greenvalley Circle Newmarket Ontario, L3Y-4W1 Canada

John A. Gavin	Director	USA	606 North Larchmont Blvd. Los Angeles, CA 90064	Founder and Chairman	Gamma Holdings 606 North Larchmont Blvd. Los Angeles, CA 90064

Gabriel Montoya	Director	Venezuela	Highgate Properties 36 East 61st Street New York. NY 10021	President of the Office of the Chairman and Chief Executive Officer	Cisneros Group Highgate Properties 36 East 61st Street New York. NY 10021

Jose Antonio Rios	Director	Venezuela	1250 E. Hallandale Beach Blvd. Hallandale, Fl. 33309 701 Waterford Way Suite 390 Miami, Florida 33126	Chairman and President	Navidad Real Estate Holding, LLC 1250 E. Hallandale Beach Blvd. Hallandale, Fl. 33309 701 Waterford Way Suite 390 Miami, Florida 33126

Emilio Romano	Director	Mexico	Revillagigedo 6 Mexico, D.F. 06050	CEO	Desarrolladora Puerta Alameda S. A. de C.V. Revillagigedo 6 Mexico, D.F. 06050
Ricardo Verdaguer	Director	Argentina	Avenida Melian 2780 C1430EYH Buenos Aires Argentina	Self Employed	Avenida Alvear 1555, 3-A Buenos Aires Argentina

Luis Villanueva	Director	Venezuela/USA	121 Alhambra Plaza Suite 1400 Coral Gables, Florida 33134	President and Chief Executive Officer	Venevision International LLC 121 Alhambra Plaza Suite 1400 Coral Gables, Florida 33134

Christina Vest	Director	USA	100 Crescent Court Suite 1200 Dallas, TX 75201	Principal	Hicks Equity Partners LLC 100 Crescent Court Suite 1200 Dallas, TX 75201

REMAINCO INC.

Name and Address of any corporation or other
			Business or Residence	Present Principal	organization in which such occupation or
Name	Title	Citizenship	Address	Occupation or Employment	employment is conducted
Roberto A. Vivo-Chaneton	Director, and President	Uruguay	Avenida Melian 2780 C1430EYH Buenos Aires Argentina	Chief Executive Officer of Claxson Interactive Group, Inc.	Claxson Interactive Group Inc. Avenida Melian 2780 C1430EYH Buenos Aires Argentina
Amaya Ariztoy	Director	Venezuela	1550 Biscayne Boulevard Miami, Florida 33132	Senior Vice President and General Counsel of Claxson Interactive Group, Inc.	Claxson Interactive Group Inc. 1550 Biscayne Boulevard Miami, Florida 33132
Ezequiel Paz	Director, and Treasurer	Argentina	1550 Biscayne Boulevard Miami, Florida 33132	Chief Financial Officer of Claxson Interactive Group, Inc.	Claxson Interactive Group Inc. 1550 Biscayne Boulevard Miami, Florida 33132
1945 CARLTON INVESTMENTS LLC

Name and Address of any corporation or other
			Business or Residence	Present Principal	organization in which such occupation or
Name	Title	Citizenship	Address	Occupation or Employment	employment is conducted
William T. Keon, III	Director	USA	121 Alhambra Plaza, Suite 1400 Coral Gables, FL 33134	President and C.E.O.	Pueblo International LLC Avenida Campo Rico, Expreso Loiza Carolina, Puerto Rico 00984

Steven I. Bandel	Director	Venezuela/USA	121 Alhambra Plaza, Suite 1400 Coral Gables, FL 33134	President and C.O.O.	Cisneros Group of Companies c/o Finser Corporation 121 Alhambra Plaza Suite 1400 Coral Gables, FL 33134

Gabriel Montoya	Director	Venezuela	Highgate Properties 36 East 61st Street New York. NY 10021	Vice President	Office of the Chairman and C.E.O. Cisneros Group of Companies Highgate Properties 36 East 61st Street New York. NY 10021
1947 CARLYLE INVESTMENTS LLC

				Present Principal	Name and Address of any corporation or other
			Business or Residence	Occupation or	organization in which such occupation or
Name	Title	Citizenship	Address	Employment	employment is conducted
William T. Keon, III	Director	USA	121 Alhambra Plaza, Suite 1400 Coral Gables, FL 33134	President and C.E.O.	Pueblo International LLC Avenida Campo Rico, Expreso Loiza Carolina, Puerto Rico 00984

Steven I. Bandel	Director	Venezuela/USA	121 Alhambra Plaza, Suite 1400 Coral Gables, FL 33134	President and C.O.O.	Cisneros Group of Companies c/o Finser Corporation 121 Alhambra Plaza Suite 1400 Coral Gables, FL 33134

DAVIVO INTERNATIONAL LTD.

Name and Address of any corporation or other
			Business or Residence	Present Principal	organization in which such occupation or
Name	Title	Citizenship	Address	Occupation or Employment	employment is conducted
Thomas O. Hicks	Director and Chairman	USA	200 Crescent Court Suite 1600 Dallas, Texas 75201-6950	Executive Officer	Hicks Holdings, Inc., 100 Crescent Court Suite 1200, Dallas, Texas 75201-6950

Eric C. Neuman	Director and Executive Vice President	USA	200 Crescent Court Suite 1600 Dallas, Texas 75201-6950	Executive Officer	HM Capital Partners, 200 Crescent Court Suite 1600, Dallas, Texas 75201-6950 HMTF Operating LP, 200 Crescent Court Suite 1600, Dallas, Texas 75201-6950

Marcos Clutterbuck	Director and Vice President	USA	200 Crescent Court Suite 1600 Dallas, Texas 75201-6950	Executive Officer	Hicks Holdings, Inc., 100 Crescent Court Suite 1200, Dallas, Texas 75201-6950

David W. Knickel	Vice President, Chief Financial Officer and Secretary	USA	200 Crescent Court Suite 1600 Dallas, Texas 75201-6950	Executive Officer	HM Capital Partners I LP, 200 Crescent Court Suite 1600, Dallas, Texas 75201-6950

William G. Neisel	Treasurer, Compliance Officer and Assistant Secretary	USA	200 Crescent Court Suite 1600 Dallas, Texas 75201-6950	Executive Officer	HM Capital Partners I LP, 200 Crescent Court Suite1600, Dallas, Texas 75201-6950

Linda R. Thompson	Fund Controller	USA	200 Crescent Court Suite 1600 Dallas, Texas 75201-6950	Executive Officer	HM Capital Partners I LP, 200 Crescent Court Suite 1600, Dallas, Texas 75201-6950

HICKS, MUSE LATIN AMERICA FUND I INCORPORATED

Name and Address of any corporation or other
			Business or Residence	Present Principal	organization in which such occupation or
Name	Title	Citizenship	Address	Occupation or Employment	employment is conducted
John R. Muse	Director, and Chief Executive Officer	USA	200 Crescent Court Suite 1600 Dallas, Texas 75201-6950	Executive Officer	HM Capital Partners I LP, 200 Crescent Court Suite 1600, Dallas, Texas 75201-6950

Jack D. Furst	Vice President	USA	200 Crescent Court Suite 1600 Dallas, Texas 75201-6950	Executive Officer	HM Capital Partners I LP, 200 Crescent Court Suite 1600, Dallas, Texas 75201-6950

David W. Knickel	Vice President and Chief Financial Officer	USA	200 Crescent Court Suite 1600 Dallas, Texas 75201-6950	Executive Officer	HM Capital Partners I LP, 200 Crescent Court Suite 1600, Dallas, Texas 75201-6950

HMTF Fund V Tech Holdings LLC

Name and Address of any corporation or other
			Business or Residence	Present Principal	organization in which such occupation or
Name	Title	Citizenship	Address	Occupation or Employment	employment is conducted
John R. Muse	Director,	USA	200 Crescent Court	Executive Officer	HM Capital Partners I LP, 200 Crescent Court
	Chairman		Suite 1600		Suite 1600, Dallas, Texas 75201-6950
Dallas, Texas
75201-6950

Jack D. Furst	Vice President	USA	200 Crescent Court	Executive Officer	HM Capital Partners I LP, 200 Crescent Court
			Suite 1600		Suite 1600, Dallas, Texas 75201-6950
Dallas, Texas
75201-6950

David W. Knickel	Vice President,	USA	200 Crescent Court	Executive Officer	HM Capital Partners I LP, 200 Crescent Court
	Chief Financial		Suite 1600		Suite 1600, Dallas, Texas 75201-6950
	Officer		Dallas, Texas
75201-6950

Peter S. Brodsky	Executive Vice	USA	200 Crescent Court	Executive Officer	HM Capital Partners I LP, 200 Crescent Court
	President		Suite 1600		Suite 1600, Dallas, Texas 75201-6950
Dallas, Texas
75201-6950

HM5/GP LLC

Name and Address of any corporation or other
			Business or Residence	Present Principal	organization in which such occupation or
Name	Title	Citizenship	Address	Occupation or Employment	employment is conducted
John R. Muse	Manager, Chairman	USA	200 Crescent Court	Executive Officer	HM Capital Partners I LP, 200 Crescent Court
			Suite 1600		Suite 1600, Dallas, Texas 75201-6950
Dallas, Texas
75201-6950

David W. Knickel	Vice President, CFO	USA	200 Crescent Court	Executive Officer	HM Capital Partners I LP, 200 Crescent Court
			Suite 1600		Suite 1600, Dallas, Texas 75201-6950
Dallas, Texas
75201-6950

Peter S. Brodsky	Executive Vice	USA	200 Crescent Court	Executive Officer	HM Capital Partners I LP, 200 Crescent Court
	President		Suite 1600		Suite 1600, Dallas, Texas 75201-6950
Dallas, Texas
75201-6950

Joe Colonnetta	Executive Vice	USA	200 Crescent Court	Executive Officer	HM Capital Partners I LP, 200 Crescent Court
	President		Suite 1600		Suite 1600, Dallas, Texas 75201-6950
Dallas, Texas
75201-6950

Andrew S. Rosen	Executive Vice	USA	200 Crescent Court	Executive Officer	HM Capital Partners I LP, 200 Crescent Court
	President		Suite 1600		Suite 1600, Dallas, Texas 75201-6950
Dallas, Texas
75201-6950

Jason Downie	Executive Vice	USA	200 Crescent Court	Executive Officer	HM Capital Partners I LP, 200 Crescent Court
	President		Suite 1600		Suite 1600, Dallas, Texas 75201-6950
Dallas, Texas
75201-6950

Edward Herring	Executive Vice	USA	200 Crescent Court	Executive Officer	HM Capital Partners I LP, 200 Crescent Court
	President		Suite 1600		Suite 1600, Dallas, Texas 75201-6950
Dallas, Texas
75201-6950

HM Partners Inc.

Name and Address of any corporation or other
			Business or Residence	Present Principal	organization in which such occupation or
Name	Title	Citizenship	Address	Occupation or Employment	employment is conducted
John R. Muse	Director, Chairman	USA	200 Crescent Court	Executive Officer	HM Capital Partners I LP, 200 Crescent Court
			Suite 1600		Suite 1600, Dallas, Texas 75201-6950
Dallas, Texas
75201-6950

Jack D. Furst	Vice President	USA	200 Crescent Court	Executive Officer	HM Capital Partners I LP, 200 Crescent Court
			Suite 1600		Suite 1600, Dallas, Texas 75201-6950
Dallas, Texas
75201-6950

David W. Knickel	Vice President	USA	200 Crescent Court	Executive Officer	HM Capital Partners I LP, 200 Crescent Court
			Suite 1600		Suite 1600, Dallas, Texas 75201-6950
Dallas, Texas
75201-6950
SLI.com INC.

Name and Address of any corporation or other
Name	Title	Citizenship	Business or Residence Address	Present Principal Occupation or Employment	organization in which such occupation or employment is conducted
Luis H. Moreno III	Director,	Panama	Calle 50	President	SLI.com Inc.
	President		Plaza Credicorp Bank
12th floor
Panama City, Panama

Moises Tatis	Director,	Panama	Calle 50	Controller/Financial Officer	SLI.com Inc.
	Secretary		Plaza Credicorp Bank
12th floor
Panama City, Panama

Yovanka Chang	Director,	Panama	Calle 50	Vice President	SLI.com Inc.
	Treasurer		Plaza Credicorp Bank
12th floor
Panama City, Panama

GALLIA ENTERPRISES LTD.

Name and Address of any corporation or other
			Business or Residence	Present Principal	organization in which such occupation or
Name	Title	Citizenship	Address	Occupation or Employment	employment is conducted
Luis H. Moreno III	Director,	Panama	Calle 50	President	SLI.com Inc.
	President		Plaza Credicorp Bank
12th floor
Panama City, Panama

Moises Tatis	Director,	Panama	Calle 50	Controller/Financial Officer	SLI.com Inc.
	Secretary		Plaza Credicorp Bank
12th floor
Panama City, Panama

Yovanka Chang	Director,	Panama	Calle 50	Vice President	SLI.com Inc.
	Treasurer		Plaza Credicorp Bank
12th floor
Panama City, Panama
INTERAMERICAN TECHNOLOGY, S.A.

Name and Address of any corporation or other
			Business or Residence	Present Principal	organization in which such occupation or
Name	Title	Citizenship	Address	Occupation or Employment	employment is conducted
Luis H. Moreno III	Director,	Panama	Calle 50	President	SLI.com Inc.
	President		Plaza Credicorp Bank
12th floor
Panama City, Panama

Yovanka Chang	Director,	Panama	Calle 50	Vice President	SLI.com Inc.
	Treasurer		Plaza Credicorp Bank
12th floor
Panama City, Panama

Ligia de Chang	Director,	Panama	Calle 50	Vice President	SLI.com Inc.
	Secretary		Plaza Credicorp Bank
12th floor
Panama City, Panama

BULLS AND BEARS ENTERPRISES, INC.

Name and Address of any corporation or other
			Business or Residence	Present Principal	organization in which such occupation or
Name	Title	Citizenship	Address	Occupation or Employment	employment is conducted
Luis H. Moreno III	Director,	Panama	Calle 50	President	SLI.com Inc.
	President		Plaza Credicorp Bank
12th floor
Panama City, Panama

Moises Tatis	Director,	Panama	Calle 50	Controller/Financial Officer	SLI.com Inc.
	Treasurer		Plaza Credicorp Bank
12th floor
Panama City, Panama

Ligia de Chang	Director,	Panama	Calle 50	Vice President	SLI.com Inc.
	Secretary		Plaza Credicorp Bank
12th floor
Panama City, Panama

ANNEX F
Second Amended and Restated Memorandum of Association and Articles of Association
[to be provided]

F-1